                                                                  EXHIBIT (A)(1)

                          KELLEY OIL & GAS CORPORATION
                        OFFER TO PURCHASE FOR CASH UP TO
                      $26,856,000 PRINCIPAL AMOUNT OF ITS
              8 1/2% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2000
                               CUSIP 487-736-AA8

                                      AND

                      $34,147,000 PRINCIPAL AMOUNT OF ITS
                 7 7/8% CONVERTIBLE SUBORDINATED NOTES DUE 1999
                               CUSIP 487-736-AB6

             AT $590 FOR EACH $1,000 PRINCIPAL AMOUNT OF DEBENTURES OR NOTES TENDERED, PLUS ACCRUED AND UNPAID INTEREST THEREON

THIS OFFER WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON SATURDAY, MAY 15, 1999 UNLESS EXTENDED (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE"). HOLDERS OF SECURITIES (AS DEFINED BELOW) MUST VALIDLY TENDER THEIR SECURITIES ON OR PRIOR TO THE EXPIRATION DATE IN ORDER TO RECEIVE THE PURCHASE PRICE (AS DEFINED BELOW). TENDERED SECURITIES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE. THE OFFER IS CONDITIONED UPON A MINIMUM OF $55.0 MILLION PRINCIPAL AMOUNT OF SECURITIES BEING TENDERED AND NOT WITHDRAWN AND ALSO IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "THE OFFER -- CERTAIN CONDITIONS OF THE OFFER".

     KELLEY OIL & GAS CORPORATION, a Delaware corporation (the "Company"), hereby invites the holders (collectively, "Holders" and each a "Holder") of its 8 1/2% Convertible Subordinated Debentures due April 1, 2000 (the "8 1/2% Debentures") and its 7 7/8% Convertible Subordinated Notes due December 15, 1999 (the "7 7/8% Notes" and with the 8 1/2% Debentures, the "Securities") to tender up to all of the outstanding principal amount of Securities to the Company at a price equal to $590 per $1,000 principal amount of Securities tendered, plus accrued and unpaid interest through the date of payment (the "Purchase Price"), upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal. References herein to the "Letter of Transmittal" refer to the accompanying Letter of Transmittal relating to the 8 1/2% Debentures or to the accompanying Letter of Transmittal relating to the 7 7/8% Notes, as applicable. This Offer to Purchase and the Letter of Transmittal together constitute the "Offer".

     The Company will pay the Purchase Price for all Securities validly tendered and not withdrawn upon the terms and subject to the conditions of the Offer.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER AND BELIEVES THE OFFER IS FAIR TO HOLDERS OF SECURITIES FROM A FINANCIAL POINT OF VIEW. HOWEVER, THIS BELIEF DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER REGARDING THE OFFER, AND EACH HOLDER MUST MAKE THE DECISION WHETHER TO TENDER SECURITIES AND, IF SO, THE PRINCIPAL AMOUNT OF SECURITIES TO TENDER. THIS OFFER IS BEING MADE TO ALL HOLDERS.

      THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                                          (cover page continues)

                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                           JEFFERIES & COMPANY, INC.

              The Date of this Offer to Purchase is April 19, 1999

     Under no circumstances will any interest be payable because of any delay in the transmission of funds to Holders of Securities. Subject to applicable securities laws and the terms set forth in the Offer, the Company reserves the right (i) to waive any and all conditions to the Offer, (ii) to extend or to terminate the Offer or (iii) otherwise to amend the Offer in any respect.

     Notwithstanding any other provision of the Offer, the Company's obligation to accept for payment, and to pay for, Securities validly tendered pursuant to the Offer is conditioned upon numerous conditions, including the Company receiving a minimum $55.0 million principal amount of Securities validly tendered and not withdrawn and receipt by the Company of the net proceeds from the Phillips Transaction (as defined herein) and the Senior Secured Offering (as defined herein). The Company may waive any of the conditions of the Offer, in whole or in part, at any time and from time to time. See "The Offer -- Certain Conditions of the Offer".

     SEE "RISK FACTORS" BEGINNING ON PAGE 9, "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" BEGINNING ON PAGE 24, AND "ANNEX D -- RISK FACTORS" FOR DISCUSSIONS OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING THE OFFER.

     If the Offer is withdrawn or otherwise not completed, the Purchase Price will not be paid or become payable to Holders who have validly tendered their Securities in connection with the Offer.

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related documents may be directed to the Information Agent. Beneficial owners may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.
                          77 Water Street, 20th Floor
                            New York, New York 10005

                        BANKS AND BROKERS CALL COLLECT:
                                 (212) 269-5550

                                       or

                           ALL OTHERS CALL TOLL-FREE:
                                 (800) 488-8095

                      THE DEALER MANAGER FOR THE OFFER IS:

                           JEFFERIES & COMPANY, INC.
                         909 Fannin Street, Suite 3100
                              Houston, Texas 77010
                                 (713) 658-1100
                          Attention: Todd A. Dittmann

                               TABLE OF CONTENTS

IMPORTANT INFORMATION REGARDING THE OFFER...................     2
ADDITIONAL INFORMATION......................................     2
CAUTION AS TO FORWARD-LOOKING STATEMENTS....................     3
SUMMARY OF THE OFFER........................................     4
INTRODUCTION................................................     5
  General...................................................     5
  Fairness of the Offer to Holders..........................     6
  The Company...............................................     6
  Current Industry Conditions and Liquidity Concerns........     7
  Reasons for the Offer.....................................     8
RISK FACTORS................................................     9
THE OFFER...................................................    12
  Amount of Securities......................................    12
  Procedures for Tendering Securities.......................    12
  Withdrawal Rights.........................................    15
  Purchase of Securities and Payment of Purchase Price......    15
  Certain Conditions of the Offer...........................    16
SOURCE AND AMOUNT OF FUNDS..................................    17
CERTAIN INFORMATION CONCERNING THE COMPANY..................    18
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION......    20
INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND
  ARRANGEMENTS CONCERNING SECURITIES........................    24
EFFECTS OF THE OFFER ON THE MARKET FOR SECURITIES;
  REGISTRATION UNDER THE EXCHANGE ACT.......................    24
CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.................    24
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.......    24
EXTENSION OF THE OFFER; TERMINATION; AMENDMENT..............    25
FEES AND EXPENSES...........................................    26
MISCELLANEOUS...............................................    27
GLOSSARY....................................................    28
ANNEXES
  ANNEX A -- Business and Properties........................   A-1
  ANNEX B -- Selected Consolidated Financial Data...........   B-1
  ANNEX C -- Management's Discussion and Analysis of
             Financial Condition and Results of
             Operations.....................................   C-1
  ANNEX D -- Risk Factors...................................   D-1
  ANNEX E -- Description of the Senior Secured Notes........   E-1
  ANNEX F -- Financial Statements...........................   F-1

                   IMPORTANT INFORMATION REGARDING THE OFFER

     Any Holder wishing to tender all or any part of his, her or its Securities should either: (a) complete and sign a Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and either mail or deliver it with any required signature guarantee or an Agent's Message (as defined below) and any other required documents to Norwest Bank Minnesota, National Association (the "Depositary"), and either mail or deliver the certificates for such tendered Securities to the Depositary (with all such other documents) or tender such Securities pursuant to the procedure for book-entry delivery set forth under "The Offer -- Procedures for Tendering Securities"; or (b) request a broker, dealer, commercial bank, trust company, or other nominee to effect the transaction for such Holder. Holders having Securities registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if they desire to tender their Securities.

     Any Holder who desires to tender Securities and whose certificates for such Securities cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary, in any case, by the expiration of the Offer must tender such Securities pursuant to the guaranteed delivery procedure set forth under "The Offer -- Procedures for Tendering Securities".

     The Depository Trust Company ("DTC") has authorized DTC participants that hold Securities on behalf of beneficial owners of Securities through DTC to tender their Securities as if they were Holders. To effect a tender, DTC participants should either (i) complete and sign the Letter of Transmittal or a facsimile thereof, have the signature thereon guaranteed if required by Instruction 1 of the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such facsimile pursuant to the procedure set forth under "The Offer -- Procedures for Tendering Securities" or (ii) transmit their acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and follow the procedure for book-entry transfer set forth under "The Offer -- Procedures for Tendering Securities". A beneficial owner of Securities that are held of record by a custodian bank, depositary, broker, trust company or other nominee must instruct such Holder to tender the Securities on the beneficial owner's behalf. A Letter of Instructions is included in the materials provided along with this Offer to Purchase, which may be used by a beneficial owner in this process to give such instructions. See "The Offer -- Procedures for Tendering Securities".

     Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent and will be furnished at the Company's expense. Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Holders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of such material also may be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                    CAUTION AS TO FORWARD-LOOKING STATEMENTS

     Statements contained in this Offer to Purchase, including the Annexes hereto, and related materials and other materials filed or to be filed by the Company with the Securities and Exchange Commission (as well as information included in oral or other written statements made or to be made by the Company or its representatives) that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, relating to matters such as the fairness of the Offer to Holders of Securities, the Company's ability to repay its debt obligations as they mature, including obligations under the Securities, anticipated operating and financial performance, business prospects, developments and results of the Company. Actual performance, prospects, developments and results may differ materially from any or all anticipated performance, prospects, developments and results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the Company, including rates of inflation, natural gas prices, uncertainty of reserve estimates, rates and timing of future production of oil and natural gas, exploratory and development activities, acquisition risks and activities, changes in the level and timing of future costs and expenses related to drilling and operating activities and those risks described under "Risk Factors" beginning on page 9 of this Offer to Purchase and in Annex D.

     Words such as "anticipated", "expect", "estimate", "project" and similar expressions are intended to identify forward-looking statements. Forward-looking statements include the risks described under "Risk Factors" and in Annex D.

                              SUMMARY OF THE OFFER

     This general summary is solely for the convenience of the Holders of the Securities and is qualified in its entirety by reference to the full text and more specific details in this Offer to Purchase and the related Letter of Transmittal.

Principal Amount of
Securities to be
  Purchased................  Up to $26,856,000 principal amount of 8 1/2%
                             Debentures and $34,147,000 principal amount of 7 7/8% Notes.

Purchase Price.............  Upon the terms and subject to the conditions of the
                             Offer, $590 per $1,000 principal amount of Securities validly tendered and not withdrawn, plus accrued and unpaid interest thereon.

Minimum Amount of
Securities To be Tendered
  and Other Conditions to
  the Offer................  Completion of the Offer is subject to the Company receiving a minimum of $55.0 million principal amount of Securities being tendered and not withdrawn and receipt by the Company of the net proceeds from the Phillips Transaction and the Senior Secured Offering. The Offer also is subject to certain other conditions. See "The
                             Offer -- Certain Conditions of the Offer".

How to Tender Securities...  See "The Offer -- Procedures for Tendering
                             Securities". Call the Information Agent or consult your broker for assistance.

Transfer Tax...............  None, if payment is made to the registered holder.

Expiration Date............  Saturday, May 15, 1999, at 12:01 a.m., New York
                             City time, unless the Offer is extended by the Company.

Payment Date...............  As soon as practicable after the expiration of the
                             Offer.

Position of the Company and
its Board of Directors.....  The Board of Directors of the Company has approved the Offer and believes it is fair to Holders of Securities from a financial point of view as described herein. Neither the Company nor its Board of Directors makes any recommendation to any Holder as to whether to tender or refrain from tendering Securities. The Offer is being made to all Holders of Securities. See "Introduction -- Fairness of the Offer to Holders".

Withdrawal Rights..........  Tendered Securities may be withdrawn at any time prior to the expiration of the Offer (12:01 a.m., New York City time, on Saturday, May 15, 1999, or such later date to which the Offer is extended by the Company). See "The Offer -- Withdrawal Rights".

For Further Developments...  Call the Information Agent or consult your broker.

     THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER HOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SECURITIES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                  INTRODUCTION

GENERAL

     The Company hereby invites the Holders of its 8 1/2% Debentures and its 7 7/8% Notes to tender up to all of the outstanding principal amount of Securities to the Company at a price equal to $590 per $1,000 principal amount of Securities tendered, plus accrued and unpaid interest through the date of payment, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     The Offer is part of a series of measures that the Company is pursuing to alleviate the severe credit and liquidity problems it is currently experiencing. The Company is making the Offer at this time and at the Purchase Price because:

     - The Company is in default under its existing credit facility, and the Offer is an important component of the Company's plan to address this default.

     - The Company's independent auditors have issued a "going concern" opinion on the Company's 1998 financial statements indicating the Company's liquidity issues and difficulties in meeting certain loan agreement covenants raise substantial doubt about the Company's ability to continue as a going concern.

     - Receipt by the Company of the net proceeds from the Phillips Transaction and the Senior Secured Offering are subject to numerous conditions. The Company's ability to satisfy these conditions is dependent upon completion of the Offer.

     - If the Offer is not completed, the Company may not be able to meet its financial obligations with respect to its outstanding indebtedness. In such event, the Company will be required to restructure its debt obligations, including the Securities at amounts that may be below the Purchase Price, or seek protection under the federal bankruptcy laws. There is currently $262.6 million in principal amount of indebtedness that is senior to the Securities. Holders of such indebtedness will have priority over the Holders of the Securities in a bankruptcy proceeding.

     - The indentures governing the Company's indebtedness that are senior to the Securities restrict the amount that the Company may apply to the retirement or repurchase of the Securities.

     The Offer also allows a participating Holder the opportunity to receive a significant cash payment that a Holder may not otherwise receive, given the Company's current financial condition, illiquidity of the Securities and depressed industry conditions as well as the significant amount of indebtedness that is senior in right of payment to the Securities. To the extent a Holder elects to not tender Securities pursuant to the Offer and the Offer is completed, the reduced amount of outstanding Securities may result in further reduced trading activity, which could adversely affect the market for the Securities. Such non-tendering Holder also would remain subject to the risk that the Company's financial condition and depressed industry conditions would make it unable to fulfill its repayment obligations with respect to the Securities at maturity. See "-- The Company", "-- Current Industry Conditions and Liquidity Concerns" and "-- Reasons for the Offer" below for additional discussion of these issues and other issues that should be considered by Holders when determining whether to tender pursuant to the Offer.

     THE OFFER IS CONDITIONED UPON A MINIMUM OF $55.0 MILLION PRINCIPAL AMOUNT OF SECURITIES BEING TENDERED AND NOT WITHDRAWN AND ALSO IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "THE OFFER -- CERTAIN CONDITIONS OF THE OFFER".

     SEE "RISK FACTORS" BEGINNING ON PAGE 9, "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" BEGINNING ON PAGE 24 AND "ANNEX D -- RISK FACTORS" FOR DISCUSSIONS OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING THE OFFER.

FAIRNESS OF THE OFFER TO HOLDERS

     The Board of Directors believes that, in light of the Company's current circumstances and current industry conditions, the terms of the Offer are fair from a financial point of view to the Holders. In support of the Board's belief that the terms of the Offer are fair from a financial point of view to the Holders, the Board relied, without independent verification, on the accuracy and completeness of all the financial and other information available to them. The Board's belief is necessarily based upon the market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof, and any change in such conditions may impact this belief. The Board expresses no opinion as to the price at which either the 8 1/2% Debentures or the 7 7/8% Notes will trade at any time. The Board's belief speaks only as of the date hereof and does not constitute a recommendation to any Holder of Securities as to whether such Holder should accept the terms of the Offer.

     In support of this belief, the Board of Directors took into account a variety of considerations, the most significant of which are outlined below.

     - Going Concern. The Company's independent auditors issued their opinion on the Company's 1998 financial statements indicating the Company's liquidity issues and difficulties in meeting certain loan agreement covenants raise substantial doubt about the Company's ability to continue as a going concern.

     - Liquidation. The Board believes that if the Offer and the Phillips Transaction are not consummated, and the funds from the Senior Secured Offering are not released to the Company, the Company could be forced to liquidate its assets, which could result in the Holders receiving less than the Purchase Price for the Securities.

     - Current and Historical Market Prices. The Company believes that the
       8 1/2% Debentures and the 7 7/8% Notes have traded, to the extent a market has been available, at a significant discount from their principal amounts. The Offer allows a participating Holder the opportunity to receive a significant cash payment that a Holder may not otherwise receive, particularly given the lack of a liquid trading market for the Securities.

     - Debt Ratings. The debt rating for the Securities was recently downgraded to "Ca" by Moody's Investor Services, Inc. ("Moody's"), which, according to Moody's published rating definitions, implies such securities are "speculative in a high degree" and "often in default".

     - Book Value. At December 31, 1998, the Company had a stockholders' deficit of $66.9 million.

     The Board did not receive any report, opinion or appraisal from an outside party relating to the Purchase Price or the fairness of the Purchase Price to Holders of the Securities. The Offer was approved by the Board of Directors of the Company at a meeting held April 18, 1999.

THE COMPANY

     The Company is engaged in the development, exploration, acquisition and production of oil and natural gas properties, primarily in Louisiana and the shallow waters of the Gulf of Mexico. The Company's activities have historically been concentrated on lower-risk development drilling in north Louisiana and higher impact exploratory drilling in south Louisiana. As of January 1, 1999, 74% of the Company's estimated proved reserves were located in north Louisiana.

     The Company had proved reserves of 315 Bcfe at January 1, 1999 and produced
37.8 Bcfe in 1998. At December 31, 1998, the Company had approximately $320 million of long-term debt ($262.6 million of which is senior by its terms to the Securities), and proved reserves with a PV-10 Value of $234 million at January 1, 1999. Approximately 90% of the Company's reserves are natural gas and 64% are proved developed. As of January 1, 1999, the Company held an interest in 174,556 gross (81,054 net) developed acres and 294,807 gross (90,703 net) undeveloped acres and an interest in 584 gross (224.5 net) producing wells. For 1998, the Company's capital spending totaled $57 million, approximately 55% of which was spent on development activities and acquisitions.

     For additional information concerning the Company, see "Annex A -- Business and Properties", "Annex B -- Selected Consolidated Financial Data", "Annex
C -- Management's Discussion and Analysis of Financial Condition and Results of Operations", "Annex D -- Risk Factors", and "Annex F -- Financial Statements".

CURRENT INDUSTRY CONDITIONS AND LIQUIDITY CONCERNS

     During 1998 and 1999, the oil and natural gas industry has experienced a worldwide excess of supply over demand for oil and natural gas resulting in sharply reduced prices. As a result, the Company experienced drastically reduced profitability and cash flows which, in turn, created significant liquidity problems. As discussed in Note 4 to the financial statements included in Annex F to this Offer to Purchase, although the Company was in compliance with the debt covenants of its existing bank credit facility (the "Credit Facility") at December 31, 1998, the Company was not in compliance as of March 31, 1999, which could result in all borrowings under the Credit Facility being declared immediately due and payable, the Credit Facility being terminated and the payment of the Company's other debt obligations being accelerated. A total of $111.5 million in borrowings and $1.5 million in letters of credit were outstanding under the Credit Facility at December 31, 1998. The indebtedness under the Credit Facility is secured by substantially all of the oil and natural gas assets of the Company. In addition, repayment of the $34.1 million outstanding principal amount of the 7 7/8% Notes is scheduled to be made in December 1999 and repayment of the $26.9 million principal amount of the 8 1/2% Debentures is scheduled to be made in April 2000. These uncertainties raise substantial doubt about the Company's ability to continue its operations as a going concern and make the scheduled repayments of the Securities at their maturities. To address these liquidity issues, the Company is attempting to take the measures discussed in the following paragraphs.

     In April 1999 the Company entered into an exploration and development agreement with Phillips Petroleum Company ("Phillips") relating to certain of the Company's interests in the Bryceland, West Bryceland and Sailes fields in north Louisiana (the "Phillips Transaction"). As a result of this transaction, the Company will (1) receive an $83 million cash payment (subject to post-closing adjustments), (2) retain a 42 Bcf, 8-year volumetric overriding royalty interest and a 1% override on the excess production, as defined, applicable to the transferred property interests and (3) retain 25% of its working interest in the Cotton Valley formation. In addition, the Company will be relieved of significant future operating, exploration and development costs. Proceeds from the Phillips Transaction will be used to fund a portion of the Purchase Price to be paid upon the completion of the Offer. The closing of the Phillips Transaction is subject to the parties obtaining required consents and meeting substantial closing requirements. See "Annex D -- Risk Factors -- Uncertainties Regarding the Phillips Transaction".

     The Company also has closed into escrow an offering (the "Senior Secured Offering") of $135,000,000 principal amount of its 14% Senior Secured Notes due 2003, maturing at 105% of their stated maturity amount (the "Senior Secured Notes"). The gross proceeds from the sale of the Senior Secured Notes initially have been placed into an escrow account (the "Escrow") along with unauthenticated and unissued Senior Secured Notes. If the Phillips Transaction is consummated and other conditions are met on or before May 17, 1999, the Notes will be issued to the investors in the Senior Secured Offering and the net proceeds of the Senior Secured Offering (together with proceeds earned by investment of the Escrow) will be released to the Company. If such conditions are not met on or before May 17, 1999, the Senior Secured Notes will not be issued and the amounts in the Escrow (including proceeds earned by investment of the Escrow) will be refunded together with an amount to be paid by the Company to the Escrow equal to the amount of interest that would have accrued on the Senior Secured Notes had the Senior Secured Notes been issued at the time of funding of the Escrow, less the proceeds earned by investment of the Escrow. The principal terms and conditions of the Senior Secured Notes are summarized in "Annex E -- Description of the Senior Secured Notes".

     The net proceeds to the Company from the Senior Secured Offering are expected to be approximately $126.8 million. The majority of the net proceeds will be used to repay outstanding indebtedness under the Credit Facility. The repayment of outstanding indebtedness under the Credit Facility will terminate the Company's ability to make further borrowings under the Credit Facility, and the Company is not likely to be able to borrow additional amounts in the future under another credit facility. The Company intends to use the remainder of the net proceeds of the Senior Secured Offering for additional working capital and for general corporate purposes.

REASONS FOR THE OFFER

     The Company is making the Offer at this time and for the Purchase Price because:

     - The Company is in default under its Credit Facility due to its failure to comply with covenants relating to maintenance of interest coverage ratios. In addition, the "going concern" qualification in the Company's independent auditors' opinion on the Company's 1998 financial statements is a default under the Credit Facility. Both events allow the lenders under the Credit Facility to accelerate the Company's repayment obligations of $111.5 million. The Company is currently negotiating to obtain waivers for these defaults through May 17, 1999, at which time the Company intends to repay the outstanding borrowings under the Credit Facility with the proceeds received from the Senior Secured Offering.

     - The Company's independent auditors have issued a "going concern" opinion on the Company's 1998 financial statements indicating the Company's liquidity issues and difficulties in meeting certain loan agreement covenants raises substantial doubt about the Company's ability to continue as a going concern. The issuance of an audit opinion on the Company's March 31, 1999 financial statements without a going concern qualification is a condition precedent to the receipt by the Company of the net proceeds from the Senior Secured Offering currently held in escrow. The Company believes completion of the Offer is necessary for the issuance of such unqualified opinion.

     - Successful completion of the Phillips Transaction and release of the net proceeds from the Senior Secured Offering are subject to numerous conditions. The Company's ability to satisfy these conditions is dependent upon successful completion of the Offer.

       (i) Completion of the Phillips Transaction is contingent upon the Company refinancing its debt obligations under the Credit Facility.

       (ii) The Company's ability to refinance its Credit Facility obligations is contingent upon release to the Company of the net proceeds from the Senior Secured Offering that are being held in escrow.

       (iii) Release of the proceeds to the Company from the Senior Secured Offering is subject to successful completion of the Phillips Transaction and the Company's receipt an audit opinion on its March 31, 1999 financial statements without a going concern qualification as described above.

     - If the Offer is not completed, the Company may not be able to meet its financial obligations with respect to its debt obligations, including its obligations to repay outstanding principal of the Securities at their maturities. In such event, the Company will be required to restructure its debt obligations, including the Securities at levels that may be below the Purchase Price, or to seek protection under the federal bankruptcy laws. There is currently $262.6 million in principal amount of indebtedness that is senior to the Securities. Holders of such indebtedness will have priority over the Holders of the Securities in a bankruptcy proceeding.

     - The indentures governing the Company's indebtedness that are senior to the Securities restrict the amount that the Company may apply to the retirement or repurchase of the Securities.

                                  RISK FACTORS

     Holders should consider carefully the following factors, as well as the other information contained in this Offer to Purchase, including the Annexes hereto, in evaluating the Offer. In particular, Holders should carefully consider the additional risk factors relating to an investment in the Company that are discussed in "Annex D -- Risk Factors".

SUBSTANTIAL LEVERAGE; INABILITY TO SERVICE DEBT; LACK OF LIQUIDITY AND SUBSTANTIAL CAPITAL REQUIREMENTS

     As of December 31, 1998, the Company had $327.9 million principal amount of debt outstanding, stockholders' deficit of approximately $66.9 million and cash on hand of approximately $8.4 million. The Company anticipates that it will fund its debt service payments with the net cash proceeds of the Senior Secured Offering remaining after retirement of the Credit Facility (assuming full participation in a required offer by the Company to redeem up to $35 million in stated principal amount of Senior Secured Notes at 104% of their stated maturity) and cash flow from operations and proceeds from the Phillips Transaction remaining after purchasing tendered Securities pursuant to the Offer. However, there can be no assurance that the Company will have sufficient funds to make all of its future debt service payments. If the Company does not receive the net proceeds from the Phillips Transaction and the Senior Secured Offering, the Company may be required to refinance or restructure all or a portion of its indebtedness, to sell assets and to reduce or delay planned capital expenditures or seek protection under the federal bankruptcy laws.

     The indenture governing the Senior Secured Notes (the "Indenture") places substantial limitations on the ability of the Company to pay in full its subordinated debt obligations coming due within the next twelve months, including the 7 7/8% Notes and 8 1/2% Debentures. The Company can provide no assurance that it will be able to repay or redeem such subordinated debt obligations prior to maturity or raise capital from sources permitted under the Indenture to repay or refinance such subordinated debt obligations. The failure of the Company to repurchase, repay or otherwise refinance its subordinated debt obligations at or before maturity will result in a default under the indentures governing those subordinated debt obligations, which in turn would result in defaults under indentures governing the Company's other subordinated debt obligations and under the Indenture. This could result in all of the Company's long-term debt being declared immediately due and payable. In that circumstance, the Company would have no choice but to seek protection under federal bankruptcy laws. This could substantially hinder, delay or prevent the holders of the Securities from being repaid in full or at all. There is currently $262.6 million in indebtedness that is senior by its terms to the Securities. Holders of such senior indebtedness would have priority over Holders in a bankruptcy proceeding.

     In the currently depressed oil and natural gas commodity price environment, the Company has limited cash flow for capital expenditures. The ability of the Company to service its debt levels and finance capital expenditures depends significantly on various factors including an improved oil and natural gas commodity price environment. Following receipt of the proceeds from the Senior Secured Offering and application of the net proceeds, the Company is not likely to have access to a revolving credit facility to supplement its cash needs. Following receipt of the proceeds from the Senior Secured Offering and the Phillips Transaction and completion of the Offer, the Company will continue to have significant debt outstanding and will continue to be subject to various commodity and economic factors beyond its control, which may have an impact on its ability to exploit its exploration prospects.

     The Company is dependent upon its ability to obtain financing for acquiring, exploring and developing oil and natural gas properties beyond its internally generated cash flow. Historically, the Company has financed these activities primarily through the issuance of debt and equity securities, through various credit facilities and with internally generated funds. The Company currently has plans for substantial capital expenditures to continue its development and exploration activities. The Company's ability to expend the capital necessary to undertake or complete future activities may be limited. No assurance can be given that the Company will have adequate funds available to it to carry out its strategy. See "Annex C -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

RESTRICTIVE DEBT COVENANTS

     The Company is subject to a number of significant covenants that, among other things, restrict the ability of the Company to pay amounts due under the Securities, dispose of assets, incur additional indebtedness, repay other indebtedness, incur liens, enter into certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and that otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect the Company's ability to finance its future operations or capital needs or engage in other business activities that may be in the best interest of the Company, including honoring its obligations to repay the outstanding principal of the Securities at their maturities.

     In this regard, even if the Offer is completed and the proceeds from the Senior Secured Offering and Phillips Transaction are received by the Company, there can still be no assurance that the Company will be able to repay in full the outstanding principal amounts of Securities held by non-tendering Holders. The Indenture currently prohibits the Company from using proceeds in excess of $36 million from the Senior Secured Offering, future operating cash flow or asset sales to repurchase subordinated debt such as the Securities. Therefore, any attempt by the Company to repay the aggregate principal amounts of the Securities remaining outstanding at maturity could result in a default under the Senior Secured Notes, which could result in acceleration of the Company's repayment obligations thereunder.

LACK OF ACCESS TO EQUITY CAPITAL

     The market price for the Company's common stock has been substantially depressed for an extended period of time, which has prevented the Company from seeking additional capital through sales of equity. Given the current prices for oil and natural gas, the substantial leverage of the Company and other relevant market factors, it is unlikely that the Company will be able to raise equity capital in the foreseeable future.

LIMITED TRADING MARKET

     The trading volume of the Securities historically has been very limited. To the extent that Securities are tendered and accepted for payment pursuant to the Offer, the trading market for Securities that remain outstanding could be even more limited than historical levels. The extent of the market for the Securities and the availability of market quotations will depend upon the number of Holders of the Securities remaining at such time, the interest in maintaining a market in the Securities on the part of securities firms and other factors. As a result, there can be no assurance that any trading market for the Securities will exist after consummation of the Offer.

     A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for Securities that are not tendered and purchased in the Offer may be affected adversely to the extent that the principal amount of Securities purchased pursuant to the Offer reduces the float. A reduced float also may make the trading price of Securities that are not purchased in the Offer more volatile.

RISKS ASSOCIATED WITH MAINTAINING AN INVESTMENT IN THE COMPANY

     Holders should consider the risks associated in maintaining an investment in the Company when determining whether to tender Securities pursuant to the Offer. Such risks, in addition to the factors enumerated above, include those associated with (i) depletion of reserves and necessity of successful exploration and development; (ii) uncertainties in estimating reserves and future net cash flow; (iii) volatility of oil, natural gas and natural gas liquid prices; (iv) operating hazards and uninsured risks; (v) government laws and regulations; (vi) hedging transactions entered into by the Company; (vii) competition; (viii) dependence on key personnel; and (ix) control by a principal stockholder. Each of these risk factors is described in more detail in "Annex
D -- Risk Factors".

FRAUDULENT CONVEYANCE AND RELATED CONSIDERATIONS

     Although the standards will vary depending on the law of the jurisdiction applied, in general, if a court were to find that, at the time the holders of Securities received payments of the Purchase Price either (i) the Company paid such amounts, or incurred the related indebtedness or made other related distributions, with the intent of hindering, delaying or defrauding creditors, or (ii) the Company (a) received less than fair consideration or a reasonably equivalent value for paying such amounts, or for incurring the related indebtedness or making other related distributions and (b) either (x) was insolvent or rendered insolvent by reason of the distribution, payment or loan of such amounts, the incurrence of such indebtedness or such related distributions or payments, (y) was engaged in a business for which its remaining assets constituted unreasonably small capital, or (z) was acting with the intent or belief that it would incur debts beyond its ability to repay such debts as they matured (as the foregoing terms are defined in or interpreted under applicable federal and state fraudulent conveyance statutes), then such court may find that such payments involved the incurring of obligations or the transfers of interests in property deemed to be a fraudulent conveyance under applicable law. To the extent such payments were deemed to be a fraudulent conveyance, there is a risk that such payments would be avoided and that consenting and tendering holders of Securities would be ordered by a court to turn over to the Company, or to a fund for the benefit of the creditors of the Company or to judgment creditors of the Company, as the case may be, some or all of the portion of the consideration paid to Holders for their Securities.

     The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction that is being applied. Generally, however, a corporation would be considered insolvent if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. There can be no assurance as to what standard a court would use to determine whether the Company was "solvent" in connection with such payments or as to whether, whatever standard was used, the Company would be found to have been solvent in such connection.

     Separate and apart from any fraudulent conveyance challenge, any payments made to holders in consideration for their tendering of their Securities also may be subject to challenge as a preference if such payments (a) are made within 90 days prior to a bankruptcy filing by the Company, (b) are made when the Company is insolvent and (c) permit the holders to receive more than they otherwise might receive in a liquidation under applicable bankruptcy laws. If such payments were deemed to be a preference, the full amount of such payments could be recovered by the Company as debtor in possession or the trustee in bankruptcy, and Holders would be restored to their previous position as holders of Securities.

     The Company believes that the payments made for the Securities tendered pursuant to the Offer are being made for proper purposes and in good faith.

CONDITIONS TO CONSUMMATION OF THE OFFER AND RELATED RISKS

     The consummation of the Offer is subject to the satisfaction or waiver of numerous conditions, including the receipt of the net proceeds from the Phillips Transaction and the Senior Secured Offering. See "The Offer -- Certain Conditions of the Offer". There can be no assurance that such conditions will occur or that, in the event the Offer is not consummated, the market value and liquidity of the Securities will not be materially adversely affected.

THE PURCHASE PRICE IS AT A DISCOUNT TO THE PRINCIPAL AMOUNT OF THE SECURITIES

     Although the Offer allows participating Holders an opportunity to receive a significant cash payment for the Securities, the Purchase Price to be paid in cash for validly tendered Securities pursuant to the Offer is $590 for each $1,000 principal amount of Securities tendered, which represents a discount to the principal amount of the Securities. A Holder who holds the Securities until maturity would be entitled to receive payment of the full principal amount, assuming the Company has the financial means to make such payment. Certain risks associated with the Company's ability to repay the entire principal amount of the Securities at their maturity, including the substantial amount of debt that is senior in right of payment to the Securities, are discussed above.

                                   THE OFFER

AMOUNT OF SECURITIES

     Upon the terms and subject to the conditions of the Offer, the Company will purchase up to $26.9 million principal amount of 8 1/2% Debentures and $34.1 million principal amount of 7 7/8% Notes, constituting all of the issued and outstanding principal amount of Securities, or such lesser number of Securities subject to the minimum thresholds discussed below, as are validly tendered (and not withdrawn, as described under "-- Withdrawal Rights") prior to the Expiration Date (as defined below) at a price equal to $590 per each $1,000 principal amount of Securities validly tendered and not withdrawn, plus accrued and unpaid interest to the date of purchase. The term "Expiration Date" means 12:01 a.m. New York City time, on Saturday, May 15, 1999, unless and until the Company shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See "Extension of the Offer; Termination; Amendment" for a description of the Company's right to extend, delay, terminate, or amend the Offer.

     THE OFFER IS CONDITIONED UPON A MINIMUM OF $55.0 MILLION PRINCIPAL AMOUNT OF SECURITIES BEING TENDERED AND NOT WITHDRAWN AND ALSO IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "-- CERTAIN CONDITIONS OF THE OFFER".

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Securities and will be furnished to brokers, banks, and similar persons whose names, or the names of whose nominees, appear on the Company's debenture holder and noteholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Securities.

PROCEDURES FOR TENDERING SECURITIES

     Proper Tender of Securities. For Securities to be validly tendered pursuant to the Offer: (a) the certificates for such Securities (or confirmation of receipt of such Securities pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) including any required signature guarantees or an Agent's Message (as defined below), and any other documents required by the Letter of Transmittal, must be received prior to 12:01 a.m., New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or (b) the tendering Holder must comply with the guaranteed delivery procedure set forth below.

     Signature Guarantees and Method of Delivery. Except as otherwise provided below, all signatures on the Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of a recognized signature guarantee or medallion program within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (an "Eligible Institution"), unless: (i) this Letter of Transmittal is signed by the registered holders(s) of the Securities (which term, for purposes of this document, shall include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of Securities) tendered herewith and such holder(s) have not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on this Letter of Transmittal; or (ii) such Securities are tendered for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate for Securities is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Securities not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate or stock power guaranteed by an Eligible Institution.

     In all cases, payment for Securities tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Securities (or a timely confirmation of a book-entry transfer of such Securities into the Depositary's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), and any other documents required by the Letter of Transmittal.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SECURITIES, THE LETTER OF TRANSMITTAL, AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     Book-Entry Delivery. The Depositary will establish an account with respect to the Securities for purposes of the Offer at the Book-Entry Transfer Facility (i.e., DTC) within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Securities by causing such Facility to transfer Securities into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Securities may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either: (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date; or (ii) the guaranteed delivery procedure described below must be followed. The confirmation of a book-entry transfer of Securities into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as "confirmation of a book-entry transfer".

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a confirmation of a book-entry transfer which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Securities that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

     Guaranteed Delivery. Holders whose Securities certificates are not immediately available, who cannot deliver their Securities and all other required documents to the Depositary, or who cannot complete the procedure for delivery by book-entry transfer prior to the Expiration Date, must tender their Securities pursuant to the guaranteed delivery procedure set forth in this paragraph. Pursuant to such procedure: (i) such tender must be made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (with any required signature guarantees) must be received by the Depositary prior to the Expiration Date; and (iii) the certificates for all physically delivered Securities in proper form for transfer by delivery, or a confirmation of a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility of all Securities delivered electronically, in each case together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by this Letter of Transmittal, must be received by the Depositary within three New York Stock Exchange trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

     United States Federal Income Tax Backup Withholding. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a Holder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the Holder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct. Therefore, each tendering Holder must complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such Holder otherwise establishes to the satisfaction of the Depositary that it is not subject to backup withholding. Certain Holders (including, among others, all corporations and certain foreign Holders) are not subject to these backup withholding requirements. To prevent possible erroneous backup withholding, an exempt holder must enter its correct taxpayer identification number in Part I of Substitute Form W-9, certify that such Holder is not subject to backup withholding in Part 2 of such form, and sign and date the form. See the Guidelines for Certification of Taxpayer Identification Number of Substitute Form W-9 enclosed with Letter of Transmittal for additional instructions. Such statements may be obtained from the Depositary. See Instruction 9 of the Letter of Transmittal. Holders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding

     TO PREVENT UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO HOLDERS FOR SECURITIES PURCHASED PURSUANT TO THE OFFER, EACH HOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE HOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

     For a discussion of certain United States federal income tax consequences to tendering Holders, see "Certain United States Federal Income Tax Consequences".

     Determination of Validity; Rejection of Securities; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Securities to be accepted and the validity, form, eligibility (including time of receipt), and acceptance of any tender of Securities will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Securities that it determines in its reasonable judgment are not in appropriate form or the acceptance for payment of or payments for which maybe unlawful. The Company also reserves the absolute right in its sole discretion to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Securities or any particular Holder. No tender of Securities will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Holder or waived by the Company. None of the Company, the Depositary, the Information Agent, or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice.

     Tendering Holder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. A tender of Securities pursuant to any of the procedures described above will constitute the tendering Holder's acceptance of the terms and conditions of the Offer, as well as the tendering Holder's representation and warranty to the Company that: (a) such Holder has a net long position in the Securities being tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act; and (b) the tender of such Securities complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Securities for such person's own account unless, at the time of tendering the person so tendering: (i) has a net long position equal to or greater than the amount of: (x) Securities tendered or; (y) other securities convertible into or exchangeable or exercisable for the Securities tendered and will acquire such Securities for tender by conversion, exchange, or exercise and; (ii) will deliver or cause to be delivered such Securities in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Securities tendered pursuant to the Offer will constitute a binding agreement between the tendering Holder and the Company upon the terms and conditions of the Offer.

     CERTIFICATES FOR SECURITIES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

WITHDRAWAL RIGHTS

     Except as otherwise provided herein, tenders of Securities pursuant to the Offer are irrevocable. Securities tendered pursuant to the Offer may be withdrawn in accordance with the following procedures at any time prior to the Expiration Date. Following the Expiration Date, Securities tendered pursuant to the Offer and not accepted by the Company for payment may be withdrawn at any time after 12:00 midnight, New York City time, on June 7, 1999.

     For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic, or facsimile transmission form and must be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering Holder, the name of the registered Holder (if different from that of the person who tendered such Securities), the number of Securities tendered, and the number of Securities to be withdrawn. If the certificates for Securities to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering Holder must also submit the serial numbers shown on the particular certificates for Securities to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Securities tendered by an Eligible Institution). If Securities have been tendered pursuant to the procedure for book-entry transfer set forth in -- Procedures for Tendering Securities, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Securities and otherwise comply with the procedures of such facility. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its reasonable discretion, which determination shall be final and binding. None of the Company, the Depositary, the Information Agent, or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall any of them incur liability for failure to give any such notice.

     Withdrawals may not be rescinded, and any Securities withdrawn will thereafter be deemed not tendered for purposes of the Offer, unless such withdrawn Securities are validly retendered prior to the Expiration Date by again following one of the procedures described under "-- Procedures for Tendering for Securities".

     If the Company extends the Offer, is delayed in its purchase of Securities, or is unable to purchase Securities pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Securities on behalf of the Company, and such Securities may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described herein.

PURCHASE OF SECURITIES AND PAYMENT OF PURCHASE PRICE

     For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Securities that are validly tendered and not only when, as, and if it gives oral or written notice to the Depositary its acceptance of such Securities for payment pursuant to the Offer. Notwithstanding anything in this Offer to Purchase or in the Letter of Transmittal to the contrary, the Company's obligation to pay the Purchase Price, however, is contingent upon the Company's receipt of the net proceeds from the Phillips Transaction and the Senior Secured Offering.

     Upon the terms and subject to the conditions of the Offer, the Company will purchase the Securities and pay the Purchase Price for all of the Securities accepted for payment pursuant to the Offer as soon as practicable after the Expiration Date. In all cases, payment for Securities tendered and not withdrawn and accepted for payment pursuant to the Offer will be made, but only after timely receipt by the Depositary of certificates for Securities (or of a timely confirmation of a book-entry transfer of such Securities into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other required documents.

     The Company will pay for Securities purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payment from the Company and transmitting payment to the tendering Holders.

     The Company will pay or cause to be paid all transfer taxes, if any, payable on the transfer to it of Securities purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Securities are to be registered in the name of, any person other than the registered Holder(s), or if tendered certificates are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of all transfer taxes, if any (whether imposed on the registered Holder(s) or such other person or otherwise) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

     THE COMPANY MAY BE REQUIRED TO WITHHOLD AND REMIT TO THE IRS 31% OF THE GROSS PROCEEDS PAID TO ANY TENDERING HOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN, AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES".

CERTAIN CONDITIONS OF THE OFFER

     The Company's obligation to accept for payment a tendered security is contingent upon, among other things, it receiving a minimum of $55.0 million in principal amount of Securities being validly tendered and not withdrawn. The Company's obligation to accept tenders of Securities and pay the Purchase Price is also contingent upon it receiving the net proceeds from the Phillips Transaction and the Senior Secured Offering.

     In addition, notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase, or pay for any Securities tendered, and may terminate or amend the Offer, or may postpone the acceptance for payment of, or the purchase of and the payment for Securities tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after April 19, 1999, and on or prior to the Expiration Date any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's sole discretion (regardless of the circumstances giving rise thereto, including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

          (a) there shall have been threatened, instituted, or pending, any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency, or tribunal that directly or indirectly: (i) challenges the making of the Offer, the acquisition of some or all of the Securities pursuant to the Offer, or otherwise relates in any manner to the Offer; or (ii) in the Company's reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations, or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

          (b) there shall have been any action threatened, pending, or taken, or approval withheld, or any statute, rule, regulation, judgment, order, or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency, or tribunal that, in the Company's reasonable judgment, would or might directly or indirectly: (i) make the acceptance for payment of, or payment for, some or all of the Securities illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer; (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Securities; (iii) materially impair the contemplated benefits of the Offer to the Company; or (iv) materially and adversely affect the business, condition (financial or other), income, operations, or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

          (c) a tender or exchange offer with respect to some or all of the Securities (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced, or made by another person or shall have been publicly disclosed, or any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire the Company or any of its Notes, or the Company shall have learned that any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Securities, or any new group shall have been formed that beneficially owns more than 5% of the outstanding Securities; or

          (d) any change or changes shall have occurred, be pending, or threatened or be proposed, which have affected or could affect the business, scope, condition (financial or otherwise), assets, income, level of indebtedness, operations, prospects, stock ownership or capital structure of the Company or its subsidiaries which, in the Company's reasonable judgment, is or may be material to the Company or its subsidiaries.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time in its reasonable discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

                           SOURCE AND AMOUNT OF FUNDS

     The Company will finance the payment of the Purchase Price for Securities tendered in the Offer from a portion of the proceeds received from the Phillips Transaction and from cash on hand. None of the net proceeds from the Senior Secured Offering will be utilized to purchase Securities.
\

                   CERTAIN INFORMATION CONCERNING THE COMPANY

     The following tables present summary historical consolidated financial data and the unaudited pro forma consolidated financial data for the Company to give effect to the Offer, the consummation of the Phillips Transaction and receipt of the net proceeds from the Senior Secured Offering and the application of the proceeds therefrom (assuming full participation in the Company's required offer to purchase $35 million of Senior Secured Notes at 104% of their stated principal amount). The historical financial information for the years ended December 31, 1996, 1997 and 1998 is derived from the financial statements included in Annex F. The unaudited pro forma data are derived from the Unaudited Pro Forma Consolidated Financial Information included elsewhere in this Offer to Purchase. The unaudited pro forma income statement data and other financial data give effect to the Offer, the consummation of the Phillips Transaction, the receipt of the net proceeds from the Senior Secured Offering and the application of the proceeds therefrom (assuming full participation in the Company's required offer to purchase $35 million of Senior Secured Notes at 104% of their stated principal amount) as if they occurred on January 1, 1998. The unaudited pro forma balance sheet data as of December 31, 1998 give effect to the Offer, the consummation of the Phillips Transaction, the receipt by the Company of the net proceeds from the Senior Secured Offering and the application of the proceeds therefrom (assuming full participation in the Company's required offer to purchase $35 million of Senior Secured Notes at 104% of their stated principal amount) as if they occurred on December 31, 1998. The pro forma financial information presented below is unaudited and is not necessarily indicative of financial results that would have occurred had the Offer, the consummation of the Phillips Transaction and the receipt by the Company of the net proceeds from the Senior Secured Offering and the application of the proceeds therefrom (assuming full participation in the Company's required offer to purchase $35 million of Senior Secured Notes at 104% of their stated principal amount) occurred on January 1, 1998 (for income statement data) or December 31, 1998 (for balance sheet data) and should not be viewed as indicative of operations in future periods. This information should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Information", included elsewhere herein, "Annex C -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Annex F -- Financial Statements".

                                                              YEAR ENDED DECEMBER 31,
                                                     ------------------------------------------
                                                                                      PRO FORMA
                                                       1996       1997       1998       1998
                                                     --------   --------   --------   ---------
                                                               (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Oil and gas revenues...............................  $ 60,854   $ 75,864   $ 79,150   $ 55,338
Interest and other income..........................     1,429        274        505      1,139
Gain on sale of oil and gas properties.............        --         --         --     28,315
                                                     --------   --------   --------   --------
     Total revenues................................    62,283     76,138     79,655     84,792
                                                     --------   --------   --------   --------
Production expenses................................    10,709     10,955     19,878     17,022
Exploration expenses...............................     5,438      5,433     12,034     12,034
General and administrative expenses................     8,953      6,875      7,077      7,077
Interest and other debt expenses...................    24,401     25,071     33,333     39,902
Restructuring expenses.............................     4,276         --         --         --
Depreciation, depletion and amortization...........    20,440     25,853     38,602     33,032
Impairment of oil and gas properties(1)............        --         --     25,738     25,738
                                                     --------   --------   --------   --------
Income (loss) before income taxes and extraordinary
  item.............................................  $(11,934)  $  1,951   $(57,007)  $(50,013)
                                                     ========   ========   ========   ========
OTHER DATA:
Ratio of Earnings to Fixed Charges(2)..............       N/A        1.1x       N/A        N/A

                                                              AS OF DECEMBER 31, 1998
                                                              ------------------------
                                                              HISTORICAL    PRO FORMA
                                                              -----------   ----------
                                                                   (IN THOUSANDS)
BALANCE SHEET AND RELATED DATA:
Cash and cash equivalents...................................   $  8,435      $ 36,794
Total assets................................................    286,197       264,518
PV-10 Value(3)..............................................    234,284           N/A
Long-term debt, including current maturities................    319,751       259,323
Long-term debt senior to the Securities, including current
  maturities................................................    262,597       251,097
Stockholders' deficit.......................................    (66,939)      (28,190)

---------------

(1) Reflects non-cash impairment charges against the carrying value of proved and unproved oil and natural gas properties under SFAS 121. See "Annex
    C -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 to the Financial Statements contained in "Annex
    F -- Financial Statements".

(2) For purposes of computing the ratio of earnings to fixed charges, earnings consist of pre-tax income from continuing operations, excluding interest income of $0.9 million, $0.2 million and $0.2 million for the years ended December 31, 1996, 1997 and 1998, respectively, plus fixed charges. Fixed charges consist of interest expense and other debt expenses. For the years ended December 31, 1996 and 1998, earnings were insufficient to cover fixed charges by $12.8 million and $57.2 million, respectively, and $50.2 million for the year ended December 31, 1998, Pro Forma.

(3) PV-10 Value is not necessarily indicative of actual future cash flows. See "Annex D -- Risk Factors -- Uncertainties in Estimating Reserves and Future Net Cash Flows" and "Glossary".

SUMMARY RESERVE AND OPERATING DATA

     The following table sets forth certain summary reserve and operating data for each of the three years in the period ended December 31, 1998. The Company's estimated net proved reserves for each of the three years in the period ended December 31, 1998 are based on a reserve report prepared by H.J. Gruy & Associates, Inc. ("Gruy"), independent petroleum engineers. Detailed additional information concerning the Company's oil and natural gas production activities is contained in the Supplementary Information in Note 12 to the Financial Statements included in "Annex F -- Financial Statements".

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1996       1997       1998
                                                              --------   --------   --------
ESTIMATED PROVED RESERVES (PERIOD-END):
Oil and other liquid hydrocarbons (Mbbls)...................     1,466      2,953      5,294
Natural gas (Mmcf)..........................................   297,634    354,867    283,559
Natural gas equivalent (Mmcfe)..............................   306,430    372,585    315,323
% proved developed..........................................        59%        73%        64%
PV-10 Value(1) (in thousands)...............................  $518,184   $378,811   $234,284
PRODUCTION DATA:
Oil and other liquid hydrocarbons (Mbbls)...................       232        226        375
Natural gas (Mmcf)..........................................    23,466     30,202     35,557
Natural gas equivalent (Mmcfe)..............................    24,858     31,558     37,807
AVERAGE SALES PRICE PER UNIT:
Oil and other liquid hydrocarbons (per Bbl).................  $  22.11   $  19.34   $  13.09
Natural gas (per Mcf)(2)....................................      2.30       2.27       2.09
Natural gas equivalent (per Mcfe)(2)........................      2.37       2.31       2.10
AVERAGE PRODUCTION EXPENSES (PER MCFE)......................  $   0.43   $   0.35   $   0.53
GENERAL AND ADMINISTRATIVE EXPENSES (PER MCFE)..............  $   0.36   $   0.22   $   0.19
INTEREST EXPENSE (PER MCFE).................................  $   0.98   $   0.79   $   0.88

---------------

(1) PV-10 Value is not necessarily indicative of actual future cash flows. See "Annex D -- Risk Factors -- Uncertainties in Estimating Reserves and Future Net Cash Flows" and "Glossary".

(2) Includes the effects of the Company's hedging activities.

                              UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated statement of operations for the year ended December 31, 1998 gives effect to the Offer, consummation of the Phillips Transaction and receipt by the Company of the net proceeds from the Senior Secured Offering and the application of the proceeds therefrom (assuming full participation in the Company's required offer to purchase $35 million of Senior Secured Notes at 104% of their stated principal amount) as if each had occurred on January 1, 1998. The following unaudited pro forma consolidated balance sheet as of December 31, 1998 gives effect to the Offer, consummation of the Phillips Transaction and receipt by the Company of the net proceeds from the Senior Secured Offering and the application of the proceeds therefrom (assuming full participation in the Company's required offer to purchase $35 million of Senior Secured Notes at 104% of their stated principal amount) as if each had occurred on December 31, 1998. The unaudited pro forma consolidated balance sheet as of December 31, 1998 and statement of operations for the year ended December 31, 1998 are based upon the Financial Statements included in "Annex
F -- Financial Statements".

     The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The pro forma financial information does not purport to represent what the Company's results of operations would actually have been had the Offering in fact occurred on the assumed dates, particularly in light of the nature of the Phillips Transaction regarding volumes that are contracted to be delivered. See footnote 3 to the Pro Forma Statement of Operations. In addition, the unaudited pro forma consolidated financial statements are not necessarily indicative of the results of future operations of the Company and should be read in conjunction with "Annex
C -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Annex F -- Financial Statements".

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES
                              UNAUDITED PRO FORMA
                           CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1998

                                     ASSETS

                                                                               ADJUSTMENTS
                                                                  --------------------------------------
                                                                   SENIOR
                                                                   SECURED       PHILLIPS
                                                   HISTORICAL     OFFERING      TRANSACTION      OFFER       PRO FORMA
                                                   ----------     ---------     -----------     --------     ---------
                                                                             (IN THOUSANDS)
Cash and cash equivalents........................  $   8,435      $  15,250(1)   $ 46,600(4)    $(33,491)(8) $  36,794
Accounts receivable..............................     18,071                                                    18,071
Accounts receivable -- drilling programs.........        624                                                       624
Prepaid expenses and other current assets........      1,121                                                     1,121
                                                   ---------      ---------      --------       --------     ---------
  Total current assets...........................     28,251         15,250        46,600        (33,491)       56,610
                                                   ---------      ---------      --------       --------     ---------
Unproved properties..............................     38,293                                                    38,293
Properties subject to amortization...............    496,686                      (54,685)(5)                  442,001
Pipelines and other transportation assets, at
  cost...........................................      1,582                                                     1,582
Furniture, fixtures and equipment................      3,554                                                     3,554
                                                   ---------      ---------      --------       --------     ---------
  Total property and equipment...................    540,115                      (54,685)(5)                  485,430
                                                   ---------      ---------      --------       --------     ---------
Less: Accumulated depreciation, depletion and
  amortization...................................   (283,660)                                                 (283,660)
                                                   ---------      ---------      --------       --------     ---------
  Total property and equipment, net..............    256,455                      (54,685)(5)                  201,770
                                                   ---------      ---------      --------       --------     ---------
Other non-current assets, net....................      1,491          6,786(2)     (2,139)(6)                    6,138
                                                   ---------      ---------      --------       --------     ---------
        Total assets.............................  $ 286,197      $  22,036      $(10,224)      $(33,491)    $ 264,518
                                                   =========      =========      ========       ========     =========

                                        LIABILITIES AND STOCKHOLDERS' DEFICIT

Accounts payable and accrued expenses............  $  33,113                                                 $  33,113
Accounts payable -- drilling programs............        272                                                       272
Current portion of long-term debt................     32,251                                    $(27,491)(8)     4,760
                                                   ---------      ---------      --------       --------     ---------
  Total current liabilities......................     65,636                                     (27,491)       38,145
                                                   ---------      ---------      --------       --------     ---------
Credit Facility..................................    111,500      $(111,500)(3)
14% Senior Secured Notes.........................                   135,000(3)   $(35,000)(4)                  100,000
10 3/8% Senior Subordinated Notes................    150,662                                                   150,662
8 1/2% Convertible Subordinated Debentures.......     25,338                                     (21,437)(8)     3,901
                                                   ---------      ---------      --------       --------     ---------
  Total long-term debt...........................    287,500         23,500       (35,000)       (21,437)      254,563
                                                   ---------      ---------      --------       --------     ---------
        Total liabilities........................    353,136         23,500       (35,000)       (48,928)      292,708
                                                   ---------      ---------      --------       --------     ---------
Preferred stock..................................      2,600                                                     2,600
Common stock.....................................      1,260                                                     1,260
Additional paid-in capital.......................    300,653                                                   300,653
Retained earnings................................   (371,452)        (1,464)(2)    24,776(7)      15,437(9)   (332,703)
                                                   ---------      ---------      --------       --------     ---------
        Total stockholders' deficit..............    (66,939)        (1,464)       24,776         15,437       (28,190)
                                                   ---------      ---------      --------       --------     ---------
        Total liabilities and stockholders'
          deficit................................  $ 286,197      $  22,036      $(10,224)      $(33,491)    $ 264,518
                                                   =========      =========      ========       ========     =========

---------------

(1) To record the cash proceeds from the Senior Secured Offering in excess of the repayment of the Credit Facility.

(2) To record the debt issuance costs associated with the Senior Secured Offering and the writeoff of the remaining capitalized issuance costs associated with the Credit Facility.

(3) To record the aggregate stated principal amount of the Senior Secured Notes issued in the Senior Secured Offering and the application of a portion of the net proceeds from the Senior Secured Offering to repay all outstanding borrowings under the Credit Facility.

(4) To record cash proceeds from the conveyance of oil and gas properties pursuant to the Phillips Transaction in excess of the repurchase of $35 million of Senior Secured Notes at 104% of the principal amount.

(5) To record the adjustment to oil and gas properties pursuant to the Phillips Transaction. The Company has not completed its analysis of specific costs of oil and gas properties and related accumulated depreciation, depletion and amortization being sold and, accordingly, the reduction of Properties subject to amortization is presented net of estimated accumulated depreciation, depletion and amortization.

(6) To record the writeoff of debt issuance costs associated with the repurchase of Senior Secured Notes after consummation of the Phillips Transaction.

(7) The pro forma adjustment to retained earnings resulting from the Phillips Transaction includes the following:

    Gain on the conveyance of the oil and gas properties
     pursuant to the Phillips Transaction...................  $28,315
    Writeoff of a proportionate amount of debt issuance
     costs associated with the repurchase of the Senior
     Secured Notes..........................................   (2,139)
    Extraordinary loss on the repurchase of the Senior
     Secured Notes..........................................   (1,400)
                                                              -------
    Net gain................................................  $24,776
                                                              =======

(8) To record the repurchase, net of deferred debt expenses, of the minimum number, estimated to be $55 million, of tendered subordinated debt pursuant to the Offer to Purchase.

(9) The pro forma adjustment to retained earnings resulting from the Offer includes the following:

    Extraordinary gain resulting from the extinguishment of
     subordinated debt......................................  $19,045
    Writeoff of a proportionate amount of debt issuance
     costs associated with the subordinated debt............   (2,510)
    Commissions.............................................   (1,098)
                                                              -------
    Net gain................................................  $15,437
                                                              =======

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

                              UNAUDITED PRO FORMA
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                               ADJUSTMENTS
                                                                   ------------------------------------
                                                                    SENIOR
                                                                   SECURED       PHILLIPS
                                                    HISTORICAL     OFFERING     TRANSACTION      OFFER      PRO FORMA
                                                    ----------     --------     -----------     -------     ---------
                                                                             (IN THOUSANDS)
Oil and gas revenues..............................   $ 79,150                    $(23,812)(3)               $ 55,338
Interest and other income.........................        505      $    370(1)        264(4)                   1,139
Gain on sale of oil and gas properties............                                 28,315(5)                  28,315
                                                     --------      --------      --------       -------     --------
  Total revenues..................................     79,655           370         4,767                     84,792
                                                     --------      --------      --------       -------     --------
Production expenses...............................     19,878                      (2,856)(6)                 17,022
Exploration expenses..............................     12,034                                                 12,034
General and administrative expenses...............      7,077                                                  7,077
Interest and other debt expenses..................     33,333        16,529(2)     (5,484)(7)   $(4,476)(9)   39,902
Depreciation, depletion and amortization..........     38,602                      (5,570)(8)                 33,032
Impairment of oil and gas properties..............     25,738                                                 25,738
                                                     --------      --------      --------       -------     --------
  Total expenses..................................    136,662        16,529       (13,910)       (4,476)     134,805
                                                     --------      --------      --------       -------     --------
Loss before income taxes..........................    (57,007)      (16,159)       18,677         4,476      (50,013)
Income taxes......................................
                                                     --------      --------      --------       -------     --------
Net loss(10)......................................    (57,007)      (16,159)       18,677         4,476      (50,013)
Preferred stock dividends.........................     (4,550)                                                (4,550)
                                                     --------      --------      --------       -------     --------
Net loss applicable to common stock...............   $(61,557)     $(16,159)     $ 18,677       $ 4,476     $(54,563)
                                                     ========      ========      ========       =======     ========

---------------

(1) To record interest income on the net cash proceeds from the Senior Secured Offering in excess of the repayment of the Credit Facility.

(2)  The pro forma adjustment to interest expense includes the following:

Senior Secured Notes........................................  $21,172
Amortization of Senior Secured Offering costs...............    2,063
Credit Facility.............................................   (8,170)
Writeoff of remaining debt issuance costs associated with
 Credit Facility............................................    1,464
                                                              -------
                                                              $16,529
                                                              =======

(3) Pursuant to the Phillips Transaction, the Company will receive an $83 million cash payment, retain a 42 Bcfe volumetric overriding royalty interest (VORI) and retain 25% of its interest in the Cotton Valley formation. This agreement will also allow the Company to forego an estimated $40 million in capital expenditures and an estimated $40 million in operating costs over the next ten years. The VORI is projected to peak at an average net production level of 26.5 million cubic feet of gas per day during 2001, building up from a level of 9.5 million cubic feet per day in 1999, as follows:

                                                      1999   2000   2001   2002   2003   2004   2005   2006   2007
                                                      ----   ----   ----   ----   ----   ----   ----   ----   ----
     Bcf...........................................   2.29   4.22   9.60   7.78   6.35   3.66   4.63   3.64   0.37

     In the aggregate, the Company expects the contracted volumes to approximate the actual volumes it would have received from its proved producing reserves over the contract period had the Phillips Transaction not been consummated.

     To record the reduction in 1998 gas revenues resulting from the Company receiving only 2.29 Bcf from the retained overriding royalty interest between May 1, 1999 (the effective date of the Phillips Transaction) and December 31, 1999. Pro forma rules require that the specific terms of the transaction be reflected. However, management believes that if the Phillips Transaction had actually occurred on January 1, 1998, the transaction would have resulted in the Company retaining significantly more volumes than are to be received in 1999 and, consequently, than are reflected in the 1998 pro forma financial statements, because of both the significant 1998 production from these properties and the significant capital investment required to achieve such production.

(4) To record interest income on the net cash proceeds from the Phillips Transaction in excess of the repurchase of $35 million of Senior Secured Notes at 104% of the principal amount.

(5) To record the gain on conveyance of oil and gas properties pursuant to the Phillips Transaction. The Company has not completed its analysis of the specific costs of the oil and gas properties and related accumulated depreciation, depletion and amortization being sold, and accordingly, the gain is subject to further adjustment.

(6) To record the reduction in lease operating expenses pursuant to the Phillips Transaction.

(7) To record the reduction in interest expense related to the buy-back of Senior Secured Notes triggered by the Phillips Transaction.

(8) To record the reduction in depreciation, depletion and amortization pursuant to the Phillips Transaction.

(9)  The pro forma adjustment to interest expense includes the following:

7 7/8% Convertible Subordinated Notes.......................  $(2,421)
8 1/2% Convertible Subordinated Debentures..................   (2,055)
                                                              -------
                                                              $(4,476)
                                                              =======

(10) Net loss from continuing operations excludes the extraordinary loss of $3,539, including the writeoff of $2,139 of debt issuance costs, from the repurchase of $35 million of Senior Secured Notes at 104% of principal amount; and the extraordinary gain of $15,437 from the repurchase of a minimum number, estimated to be $55 million, of the outstanding amount of the 7 7/8% Convertible Subordinated Notes and 8 1/2% Convertible Subordinated Debentures, including the writeoff of $2,510 of debt issuance costs.

                      INTERESTS OF DIRECTORS AND OFFICERS;
              TRANSACTIONS AND ARRANGEMENTS CONCERNING SECURITIES

     The Company is not aware of any of its directors, officers, or affiliates that will be tendering Securities pursuant to the Offer. Neither the Company, nor any subsidiary of the Company nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions in the Securities during the 40 business days prior to the date hereof.

               EFFECTS OF THE OFFER ON THE MARKET FOR SECURITIES;
                      REGISTRATION UNDER THE EXCHANGE ACT

     The Company's purchase of Securities pursuant to the Offer will reduce the number of Securities that might otherwise be traded publicly and may reduce the number of noteholders.

     The 8 1/2% Debentures are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its holders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company believes that its purchase of 8 1/2% Debentures pursuant to the Offer may will result in the 8 1/2% Debentures becoming eligible for deregistration under the Exchange Act.

                  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Securities as contemplated herein or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Securities by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for payment of or payment for Securities tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Securities are subject to certain conditions. See "The Offer -- Certain Conditions of the Offer".

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of certain federal income tax consequences of the sale of Securities to the Company pursuant to the Offer. The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), temporary and final Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change. The following does not address the federal income tax consequences to all categories of Holders of Securities that may be subject to special rules (e.g., foreign holders, insurance companies, financial institutions, dealers in securities or currencies, tax-exempt organizations and persons holding Securities as part of a hedging or conversion transaction or a straddle), nor does it address the federal income tax consequences to persons who do not hold the Securities as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). Any person who is considering tendering Securities should consult his tax advisor regarding federal, state, local and foreign income and other tax consequences of tendering the Securities.

  Sale of Securities Pursuant to the Offer

     The receipt of cash for the Securities pursuant to the Offer will be a taxable transaction. In general, subject to the market discount rules and other issues discussed below, a Holder of Securities will recognize capital gain or loss at the time such Holder's Securities are purchased by the Company in an amount equal to the difference between the Purchase Price received (except to the extent attributable to accrued interest on the Securities) and the Holders's tax basis in the Securities purchased. Such gain or loss will be a long-term capital gain or loss if the Holder has held the Securities for a period in excess of one year, except to the extent of accrued interest on the Securities, which generally will be taxed as ordinary income. Holders should consult their tax advisors with respect to rules under the Code which may limit any tax deduction for capital losses.

     A Holder who purchased his Securities at "market discount" (i.e., at a price below their face amount) may be subject to certain recharacterization rules with respect to the gain, if any, recognized on a sale of the Securities pursuant to the Offer. In general, under the market discount rules, any gain recognized on the sale of Securities pursuant to the Offer will be treated as interest income (rather than capital gain) to the extent of the accrued market discount (unless the Holder had previously elected to include such market discount in income as it accrued).

  Backup Withholding

     In order to avoid backup withholding, a Holder of Securities (other than an exempt Holder) whose tendered Securities are accepted for payment must provide the Depositary (as payor) with his correct taxpayer identification number, which, in the case of a Holder who is an individual, is his social security number, or otherwise establish a basis for exemption from backup withholding. The Depositary will be required to file information returns with the Internal Revenue Service reporting the gross proceeds of the Offer to nonexempt Holders. Exempt Holders (including, among others, all corporations and certain foreign individuals and entities) are not subject to these backup withholding and reporting requirements. To prevent backup withholding, each nonexempt Holder must provide his correct taxpayer identification number by completing the applicable form provided in the Letter of Transmittal, certifying that the taxpayer identification number provided is correct (or that such Holder is awaiting a taxpayer identification number) and that (i) the Holder has not been notified by the Internal Revenue Service that he is subject to backup withholding as a result of failure to report all interest or dividends or (ii) the Internal Revenue Service has notified the Holder that he is no longer subject to backup withholding.

     If the Depositary is not provided with the correct taxpayer identification number and certificate of no loss of exemption from backup withholding or other adequate basis for exception, the Holder may be subject to a $50 penalty imposed by the Internal Revenue Service, and gross proceeds of the Offer paid to the Holder may be subject to a 31% backup withholding tax. Any amount withheld under these rules will be creditable against the Holder's federal income tax liability, and if withholding results in an overpayment of taxes, a refund may be applied for.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH HOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, AND FOREIGN TAX LAWS.

                 EXTENSION OF THE OFFER; TERMINATION; AMENDMENT

     The Company expressly reserves the right, in its reasonable discretion, at any time and from time to time, and regardless of whether or not any of the events set forth under "The Offer -- Certain Conditions of the Offer" shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Securities by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its reasonable discretion, to terminate the Offer and not accept for payment or pay for any Securities not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Securities upon the occurrence of any of the conditions specified under "The Offer -- Certain Conditions of the Offer" hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Securities which it has accepted for payment is limited by

Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Securities tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its reasonable discretion, and regardless of whether any of the events set forth in
Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Securities or by decreasing or increasing the number of Notes being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to noteholders in a manner reasonably designed to inform noteholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(c)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If: (i) the Company increases or decreases the price to be paid for Securities or the number of Securities being sought in the Offer; and (ii) the Offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent, or given in the manner specified herein, the Offer will then be extended until the expiration of such ten business days.

                               FEES AND EXPENSES

     The Depositary for the Offer is Norwest Bank Minnesota, National Association. The Information Agent for the Offer is D.F. King & Company, Inc. The Company also has retained Jefferies & Company, Inc. to act as Dealer Manager in connection with the Offer and to advise it with respect to the Offer, including the appropriate terms from the Company's perspective. Jefferies & Company, Inc. will receive a usual and customary fee in consideration for its services as Dealer Manager. The Company will indemnify the Dealer Manager against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Jefferies & Company, Inc. expects in the future to provide investment banking services to the Company and acted as Initial Purchaser (and was compensated as such) in connection with the Senior Secured Offering.

     All deliveries, correspondence and questions sent or presented to the Depositary, the Information Agent or Dealer Manager relating to the Offer should be directed to one of the addresses or telephone numbers set forth in this Offer to Purchase.

     The Information Agent and the Dealer Manager may contact holders of Securities by any available means, including mail, telephone, facsimile and personal interviews, regarding the Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Securities.

     Requests for information or additional copies hereof or the Letter of Transmittal should be directed to the Information Agent or the Dealer Manager.

     The Company will pay the Depositary and the Information Agent reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses. The Company will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

     Brokers, dealers, commercial banks and trust companies will be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding material to their customers.

     All fees and expenses of the Company attributable to the Offer will be paid by the Company.

     The Company will not pay fees or commissions to any broker, dealer, or other person for soliciting tenders of Securities pursuant to the Offer. The Company will, however, upon request through the Information Agent, reimburse brokers, dealers, and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the Offer and related materials to the beneficial owners of Securities held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, or trust company has been authorized to act as the agent of the Company for purposes of the Offer.

     The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Securities except as otherwise provided in Instruction 7 in the Letter of Transmittal.

                                 MISCELLANEOUS

     The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Securities residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by one or more registered brokers or dealers license under the laws of such jurisdiction.

     Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 which contains additional information with respect to the Offer. Such Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning the Company.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                            KELLEY OIL & GAS CORPORATION

April 19, 1999

                                    GLOSSARY

     3-D seismic. (Three-Dimensional Seismic) Seismic reflections from the subsurface used to map strata in three dimensions.

     Bbl. One stock tank barrel, or 42 U.S. Gallons liquid volume, used herein in reference to oil or other liquid hydrocarbons.

     Bcf. One billion cubic feet of natural gas.

     Bcfe. One billion cubic feet of natural gas equivalent (see Mcfe for equivalency).

     Condensate. A hydrocarbon mixture that becomes liquid and separates from natural gas when the natural gas is produced.

     Development costs. The costs incurred in preparing proved reserves for production, i.e., costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering, and storing oil and natural gas, but not including exploration costs.

     Development well. A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

     EBITDAX. Income before extraordinary items, interest expense and other debt expenses, income taxes, exploration costs, restructuring expense, depletion, depreciation, amortization, and impairment of oil and natural gas properties expenses.

     Estimated future net cash flows. The estimated net cash flows expected to be derived upon production and sale from proved oil and natural gas reserves at a date indicated. Estimated future net cash flows are computed after giving effect to estimated future development and production costs at a date indicated and assuming the continuation of existing economic conditions. The calculation does not take into account the effect of various cash outlays, including general and administrative costs and interest expense, and does not give effect to estimated future income taxes.

     Exploration costs. Costs incurred in exploring property. Exploration involves identifying areas that may warrant examination and examining specific areas, including drilling exploratory wells.

     Gross acres. The total number of acres in which a working interest is owned.

     Gross wells. The total number of wells in which a working interest is owned.

     Lease operating expenses. The expenses of lifting oil and natural gas from a producing formation to the surface, and the transportation and marketing thereof, constituting part of the current operating expenses of a working interest, and also including labor, superintendence, supplies, repairs, maintenance, allocated overhead costs, ad valorem taxes and other expenses incidental to production, but not including severance taxes or capital costs.

     MBbls. One thousand barrels of oil or other liquid hydrocarbons.

     Mcf. One thousand cubic feet of natural gas.

     Mcfe. One thousand cubic feet of natural gas equivalent (converting one barrel of oil to six Mcf of natural gas based on commonly accepted rough equivalency of energy content).

     MMBtu. One million British Thermal Units, a standard measure of energy content.

     Mmcf. One million cubic feet of natural gas.

     Mmcfe. One million cubic feet of natural gas equivalent (see Mcfe for equivalency).

     Net acres. The sum of acres determined by adding the products of gross acres in which there is an interest multiplied by the fractional working interests of Kelley therein.

     Net wells. The sum of the fractional working interests owned by Kelley in gross wells.

     NYMEX. New York Mercantile Exchange.

     PV-10 Value or present value of estimated future net cash flows. An estimate of the present value of the estimated future net cash flows is calculated by discounting estimated future net cash flows before income taxes at an annual rate of 10%, in accordance with Commission practice, to determine their "present value". The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties. Estimates of future net cash revenues are made using oil and natural gas prices and costs at the date indicated and held constant for the life of the reserves.

     Producing well or productive well. A well that is producing oil or natural gas or that is capable of producing commercial quantities without further capital expenditure.

     Production expenses. Lease operating expenses plus severance taxes.

     Proved developed reserves. Proved developed reserves are those quantities of oil, natural gas and natural gas liquids that, upon analysis of geological and engineering data, can be expected with reasonable certainty to be recoverable in the future from known oil and natural gas reservoirs under existing economic and operating conditions. This classification includes those:
(a) which are expected to be recovered from currently open and producing zones under continuation of existing equipment and operating methods (proved developed producing reserves); and (b) which consist of (i) reserves from wells that have been completed and tested but are not yet producing due to lack of market or minor completion problems that reasonably can be expected to be corrected, and
(ii) reserves currently behind pipe in existing wells which reasonably can be expected to be productive due to both the well log characteristics and analogous production in the immediate vicinity of the well (proved developed nonproducing reserves).

     Proved reserves. Proved reserves are those estimated quantities of oil, natural gas and other hydrocarbon liquids which, by analysis of geological and engineering data, can be estimated with reasonable certainty to be commercially recoverable in future years from known reservoirs and under current economic conditions, operating methods and government regulations.

     Proved undeveloped reserves. Proved undeveloped reserves are reserves that are expected to be recovered from (a) new wells on undrilled acreage, (b) deepening existing wells to a different reservoir or (c) where a relatively large expenditure is required to (i) recomplete an existing well or (ii) install production or transportation facilities for primary or improved recovery projects.

     Reserves to production ratio. Calculated by dividing the total proved reserves as of a specific date by production for the twelve-month period immediately preceding such date. This term is sometimes referred to as "average reserve life" (in years) or "estimated reserve life" (in years) by industry participants or followers.

     Working interest. The interest in an oil and natural gas property (normally a leasehold interest) that gives the owner the right to drill, produce and conduct oil and natural gas operations on the property and to a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

                                                                         ANNEX A

                            BUSINESS AND PROPERTIES

     See "Glossary" in the Offer to Purchase for the definitions at certain common oil and gas terms utilized in this Annex A.

THE COMPANY

     The Company is engaged in the development, exploration, acquisition and production of oil and natural gas properties, primarily in Louisiana and the shallow waters of the Gulf of Mexico. The Company's activities have historically been concentrated on lower-risk development drilling in north Louisiana and higher impact exploratory drilling in south Louisiana. As of January 1, 1999, 74% of the Company's estimated proved reserves were located in north Louisiana.

     The Company had proved reserves of 315 Bcfe at January 1, 1999 and produced
37.8 Bcfe in 1998. At January 1, 1999, the Company had a PV-10 Value of $234 million. Approximately 90% of the Company's reserves are natural gas and 64% are proved developed. As of January 1, 1999, the Company held an interest in 174,556 gross (81,054 net) developed acres and 294,807 gross (90,703 net) undeveloped acres and an interest in 584 gross (224.5 net) producing wells. For 1998, the Company's capital spending totaled $57 million, approximately 55% of which was spent on development activities and acquisitions.

     The Company continues to experience development and exploration success, achieving in 1998 a 98% success rate on development activities and an overall success rate of 87% on the drilling of 62 total wells. The Company expects to spend $10-$12 million on lower-risk drilling in 1999, substantially all of which is discretionary.

     The Company has entered into an exploration and development agreement with Phillips Petroleum Company ("Phillips") relating to certain of its interests in the Bryceland, West Bryceland and Sailes fields in north Louisiana (the "Phillips Transaction"). Pursuant to the agreement, the Company will: (1) receive an $83 million cash payment (subject to certain post-closing adjustments), (2) retain a 42 Bcf, 8-year volumetric overriding royalty interest and a 1% override on the excess production above such royalty interest and (3) retain 25% of its working interest in the Cotton Valley formation. In addition, Phillips will at its risk and expense, operate, develop, exploit and explore the properties thereby relieving the Company of significant operating, exploration and development costs in the future. If the Company consummates the Phillips Transaction, substantially more funds will be available for the Company's drilling activities. The consummation of such transaction is subject to substantial closing conditions, and the release of the proceeds from the Company's Senior Secured Offering (as defined in the Offer to Purchase) is conditioned on the closing of the Phillips Transaction. There is no assurance that the Company will complete the Phillips Transaction as currently contemplated or at all. See "Annex D -- Risk Factors -- Uncertainties Regarding the Phillips Transaction".

COMPETITIVE STRENGTHS

     The Company believes that it has the following competitive strengths.

     Balanced Portfolio of Drilling Opportunities. The Company holds a balanced portfolio of lower-risk development properties and higher-impact exploratory prospects. The Company's development properties provide it with cash flow to help support its operations and capital expenditure budget, and its exploratory prospects offer the potential for larger reserves and greater production.

     Operational Efficiencies. Substantially all of the Company's proved reserves and a majority of its operating activities are concentrated in Louisiana and in the shallow waters of the Gulf of Mexico. The Company believes that this geographic focus has enabled its operating personnel to develop expertise by concentrating on areas with similar operating and technical characteristics. Moreover, the concentration of properties operated by the Company enables it to achieve cost and operational efficiencies.

     Long-Lived Proved Reserves. The Company's proved reserves in north Louisiana (which currently constitute 74% of the Company's estimated proved reserves) are long-lived and support cash flow through their low lease operating expenses and development costs. The Company's reserves to production ratio in north Louisiana was approximately 9.4:1 as of January 1, 1999. The Company believes the relatively long lives and low costs of its north Louisiana wells provide a solid base from which to pursue its acquisition and exploration strategy. The Company's overall reserves to production ratio was approximately 8.3:1 as of January 1, 1999.

     High Operating Margins. The Company's oil and natural gas reserves are located close to pipeline transportation and key market locations and, therefore, generally command more favorable wellhead prices. In addition, production from the Company's south Louisiana properties generally is sold at a premium to NYMEX prices due to a higher BTU content. The Company's production and general and administrative expenses for 1998 were $0.53 and $0.19 per Mcfe, respectively, resulting in a cash operating margin of $1.38 per Mcfe.

     Effective Use of Technology. The Company applies advanced technology to lower the risks and costs of exploration and development activities. The Company constantly re-evaluates and refines its 3-D seismic databases to improve drilling results. These databases cover over 1,300 square miles, including all presently identified exploration prospects. The Company has invested in computer-aided exploration and development hardware and software and has an experienced technical staff, including seven engineers, five geologists and three geophysicists.

     Experienced and Proven Management Team. The Company's senior management team, assembled since February 1996, has extensive experience in the oil and natural gas industry. In addition, the Company has adopted employee incentive programs designed to align the interests of management and investors.

BUSINESS STRATEGY

     The Company's strategy is to increase reserves, production and cash flow in a cost-effective manner, primarily through a program of balanced development and exploration activities in its current areas of operation.

     Improve Liquidity. Receipt by the Company of the net proceeds from of the Senior Secured Offering and the Phillips Transaction will provide the Company with additional liquidity. The Company has historically funded its operations primarily through cash flow from operations and borrowings. As a result of the Senior Secured Offering, the Company's ability to incur additional indebtedness will be substantially limited and thus, in the current environment of depressed oil and natural gas prices, the Company will rely on cash on hand, cash flow from operations and asset sales to fund oil and natural gas development and exploitation activities and acquisitions.

     Complete Strategic Transactions. The Company plans to complete sales of certain oil and natural gas assets and similar transactions to provide additional liquidity for redeployment in development and exploration projects, which the Company expects will increase cash flow, proved reserves and production. Consistent with this strategy, the Company has entered into an exploration and development agreement regarding the Phillips Transaction.

     Focus Capital Expenditures. Following the receipt by the Company of the net proceeds from Senior Secured Offering and Phillips Transaction and to the extent capital is available, the Company intends to focus its capital expenditures on the development of its existing south Louisiana properties, on the continued development of its north Louisiana properties (other than those properties that may be a part of the Phillips Transaction) and on exploratory drilling. By focusing on development projects in its core areas of operation, the Company expects to increase its current levels of production with reduced levels of capital expenditures.

COMPANY HISTORY

     The Consolidation. The Company was formed in 1994 to consolidate the equity ownership (the "Consolidation") of Kelley Oil & Gas Partners, Ltd. ("Kelley Partners") and Kelley Oil. Before the Consolidation in 1995, Kelley Partners and developmental drilling partnership subsidiaries of Kelley Oil

("DDPs") jointly conducted drilling activities. Historically, Kelley Oil (the managing general partner of Kelley Partners) participated proportionately in these operations, with Kelley Partners retaining one-third of its working interest in each prospect and assigning drilling rights for the balance of its interest to a DDP. In addition to serving as managing general partner of each DDP, Kelley Oil purchased for its own investment account all units in DDPs that were not subscribed preemptively by other investors in Kelley Partners. In the Consolidation, the Company acquired Kelley Oil's interests in the remaining DDPs sponsored during 1994 and 1992 aggregating 92.2% and 84.3%, respectively. The Consolidation was completed on February 7, 1995 upon approval by investors in Kelley Partners and Kelley Oil.

     In the Consolidation, the outstanding capital stock of Kelley Oil and units in Kelley Partners ("Units") held by investors other than Kelley Oil and its subsidiaries ("Public Unitholders") were converted into a total of 43.7 million shares of Common Stock of Kelley, 2.4 million shares of Kelley's $2.625 convertible exchangeable preferred stock ("Preferred Stock") and 2.2 million shares of cumulative convertible preferred stock ("ESOP Preferred Stock") held by Kelley's Employee Stock Ownership Plan (the "ESOP"). As a result of the Consolidation, Kelley Oil became a wholly-owned subsidiary of Kelley, and Kelley Partners became a 99.99%-owned subsidiary partnership. The Consolidation was treated as a purchase of the Public Unitholders' interests in Kelley Partners by Kelley for financial accounting purposes. In 1996, Kelley Partners was merged into Kelley and each of the then outstanding shares of ESOP Preferred Stock was redeemed for one share of Kelley's Common Stock.

     Contour Transaction. In January 1996, the Company entered into financing and related agreements with Contour Production Company L.L.C. ("Contour"), pursuant to which Contour purchased 48.0 million newly issued shares of Common Stock for $48.0 million on February 15, 1996, and an option (the "Contour Option") to purchase an additional 27.0 million shares of Common Stock for $27.0 million, which Contour exercised on December 1, 1997. In February 1996, in connection with the first stage of Contour's investment in the Company, John F. Bookout was appointed Chairman, President and Chief Executive Officer of the Company, and certain other experienced oil industry executives were appointed to senior management positions within the Company (all such transactions are referred to collectively as the "Contour Transaction").

     In connection with the Contour Transaction, the Company also (a) amended its Certificate of Incorporation to increase its authorized Common Stock from 100 million shares to 200 million shares, (b) entered into employment agreements with John F. Bookout and other new executives elected by the Company's Board of Directors, (c) reduced the size of its Board to seven members and reconstituted the Board with three continuing directors and four designees of Contour and (d) replaced its existing lines of credit.

     Acquisition of Oil and Gas Properties. Effective as of December 1, 1997, the Company purchased substantially all of the assets of SCANA Petroleum Resources, Inc. ("SPR") for approximately $110 million (the "SPR Acquisition"). The assets acquired include interests in proved oil and natural gas reserves primarily located in Louisiana, the shallow waters of the Gulf of Mexico and east Texas, as well as exploratory leasehold acreage in those areas ("SPR Properties"). The Company financed this acquisition with $27 million of proceeds received upon the exercise of the Contour Option and borrowings under the Credit Facility. In July 1998, the Company sold, for $17.4 million, its interests in the Waskom field (located in east Texas) acquired from SPR.

OPERATIONS AND PROPERTIES

     Operation Activities. The Company's production is derived primarily from four contiguous fields in the Vacherie Salt Dome region of north Louisiana, south Louisiana and the shallow waters of the Gulf of Mexico.

     Development Activities. During 1998, the Company continued development drilling activities within its existing properties in the Vacherie Salt Dome region of north Louisiana, where at December 31, 1998, approximately 71% of its proved reserves were located on 46,460 gross (21,514 net) acres. In north Louisiana, the Company drilled or participated in drilling 44 gross (21.1 net) development wells, of which 43 gross

(20.7 net) were completed as producing wells. At year-end 1998, 156 locations included in the Gruy reserve report were defined as proved undeveloped locations totaling 114.6 Bcfe of reserves.

     Exploration Activities. The Company focuses its exploration activities primarily on its existing leaseholdings in Terrebonne and LaFourche Parishes, Louisiana, which the Company believes have, with higher risk, the potential for larger reserve and production increases as compared to development activity in north Louisiana. Additional exploration activities include the Company's existing blocks located in the shallow waters of the Gulf of Mexico and properties located in the Permian Basin in west Texas. The Company has approximately 273,460 gross undeveloped acres of exploratory properties principally in these regions on which it has identified over 30 prospective exploratory well sites. However, the number, type and timing of these proposed wells is subject to continued revision as a result of many factors, including test and drilling results on these properties and others, the price of oil and natural gas, availability of capital funds and drilling rigs, weather and general economic factors. See "Caution as to Forward-Looking Statements" in the Offer to Purchase and "Annex D -- Risk Factors".

     The Company is utilizing sophisticated technologies to identify exploration prospects and advanced geophysical techniques to continue to develop and refine interpretations of its 3-D seismic database, which covers (a) 600 square miles, a major portion of its existing leaseholdings in Terrebonne and LaFourche Parishes, in south Louisiana, (b) 50 square miles offshore Texas and (c) 600 square miles of its Permian Basin exploratory prospects.

     In 1998, the Company drilled 15 gross (5.8 net) exploratory wells, of which 8 gross (2.5 net) were completed as producing wells. Included in these amounts are 3 gross (0.8 net) exploratory wells that were drilled and completed as producing wells on acreage acquired in the SPR Acquisition.

     Description of Properties. The Company's properties are located in Louisiana, and in the Gulf of Mexico, Texas, New Mexico and Arkansas. As of January 1, 1999, the Company owned interests in a total of 584 gross (224.5 net) producing wells, of which 298 wells were operated by the Company, accounting for 74% of its current production. As of that date, the Company had leaseholdings covering 174,556 gross (81,054 net) developed acres and 294,807 gross (90,703 net) undeveloped acres. Approximately 90% of its proved oil and natural gas reserves as of January 1, 1999 was natural gas on an energy content basis. The reserves to production ratio for these properties (based on 1998 production) was estimated to be 8.3 as of January 1, 1999.

     Significant Properties. The Company's natural gas properties in north Louisiana are located primarily in the Sailes, Sibley, West Bryceland and Ada fields of Webster and Bienville Parishes, while its properties in south Louisiana are concentrated in the Orange Grove/Humphreys, Lirette, Lake Pagie, Ouiski Bayou and Bayou Sauveur fields (Bourg prospect) in Terrebonne Parish. Production is primarily from the Hosston (north Louisiana) and Miocene (south Louisiana) formations. Other Company properties are located primarily in the shallow waters of the Gulf of Mexico, south Louisiana and Texas. Substantially all of the Company's oil and natural gas properties are pledged to secure borrowings under the Credit Facility. The following table sets forth certain information as of the dates indicated regarding the Company's interests by major geographic region. See "-- Estimated Proved Reserves -- Uncertainties in Estimating Reserves and Future Net Cash Flows".

                                             PROVED RESERVES AT JANUARY 1, 1999
                                       -----------------------------------------------            PRODUCTION
                                                                        PRESENT VALUE               FOR THE
                                                                         OF ESTIMATED    YEAR ENDED DECEMBER 31, 1998
                                                                          FUTURE NET     -----------------------------
                                                              GAS            CASH                              GAS
                                         OIL       GAS     EQUIVALENT    FLOWS(1)(2)       OIL      GAS     EQUIVALENT
                                       (MBBLS)   (MMCF)     (MMCFE)     (IN THOUSANDS)   (MBBLS)   (MMCF)    (MMCFE)
                                       -------   -------   ----------   --------------   -------   ------   ----------
North Louisiana......................     604    229,565    233,189        $169,938         93     24,293     24,851
South Louisiana......................   3,735     26,555     48,965          40,369        113     4,798       5,476
Offshore.............................     475     23,976     26,826          18,955         52     5,584       5,896
Other................................     480      3,463      6,343           5,022        117       882       1,584
                                        -----    -------    -------        --------        ---     ------     ------
         Totals......................   5,294    283,559    315,323        $234,284        375     35,557     37,807
                                        =====    =======    =======        ========        ===     ======     ======

---------------

(1) The estimates were prepared in accordance with Commission regulations using market or contract prices at the end of each reported period. Prices and operating and development costs are held constant over the estimated life of the reserves. A discount factor of 10% was used to reflect the timing of future net cash flow. See "-- Estimated Proved Reserves -- Uncertainties in Estimating Reserves and Future Net Cash Flows" and Note 12 to the Financial Statements.

(2) Before the effects of income taxes. See "Glossary" in the Offer to Purchase.

     The Company has entered into an exploration and development agreement relating to certain of its proved behind pipe and undeveloped interests in the Bryceland, West Bryceland and Sailes fields in north Louisiana. Pursuant to the agreement, the Company will: (1) receive an $83 million cash payment (subject to certain post-closing adjustments), (2) retain a 42 Bcf, 8-year volumetric overriding royalty interest and a 1% override on the excess production above such royalty interest and (3) retain 25% of its working interest in the Cotton Valley formation. In addition, Phillips will at its risk and expense, operate, develop, exploit and explore the properties thereby relieving the Company of significant operating, exploration and development costs in the future. If the Company consummates the Phillips Transaction, substantially more funds will be available for the Company's drilling activities. The consummation of such transaction would be subject to substantial closing conditions. There is no assurance that the Company will complete the Phillips Transaction as currently contemplated or at all. See "Annex D-- Risk Factors -- Uncertainties Regarding the Phillips Transaction".

     Additional information regarding these regions is set forth below. Unless otherwise noted, acreage and well information is provided as of December 31, 1998 and reserve information is provided as of January 1, 1999.

     North Louisiana. The Company's reserves in this region are 64% proved developed, and its wells are typically drilled to a maximum depth of approximately 10,500 feet. The Company's reserves to production ratio in north Louisiana is approximately 9.4:1. Its lifting costs in this region are generally low (approximately $0.17 per Mcfe in 1998) as a result of relatively low formation pressures and minimal liquid hydrocarbon and salt water production. In the past three years, completed wells in north Louisiana had an average development cost of $0.69 per Mcfe and added gross average reserves per well of
2.4 Bcfe. At December 31, 1998, the Company was operating an aggregate of 222 gross (122.0 net) wells in this region and was drilling or completing 1 gross (0.34 net) well in the region, which was completed in the first quarter of 1999. The Company's weighted average working interest in these properties based on estimated proved reserves is approximately 51%.

     South Louisiana. The Company's operations in this region primarily are focused on five fields in the Houma Embayment and Terrebonne Trough areas. These areas contain high-quality reservoir rock, contributing to high production rates. Wells are typically drilled to a depth of approximately 11,000 to 19,000 feet. Production from the Company's south Louisiana properties generally receives premium wellhead prices because of the proximity of the properties to transportation and market locations, and because of their rich condensate content. The Company believes these factors partially offset the higher operating costs associated with higher formation pressures, salt water disposal and inland water well locations associated with the region. At December 31, 1998, the Company was operating an aggregate of 23 gross (13.4 net) wells and was drilling 1 gross (0.50 net) well in this region, which was completed in the first quarter of 1999. The Company's weighted average working interest in these properties based on estimated proved reserves is approximately 56%. In 1998, the Harry S. Bourg #1 deep exploratory test was drilled to total depth. The well has been designated as a new completion in the Bayou Sauveur field. Development of the field will begin in the second quarter of 1999 with the drilling of the first appraisal well, which will test most of the sands encountered in the discovery well but at a structurally higher position.

     Offshore. The Company's operations in this region are primarily focused in the shallow waters of the Gulf of Mexico, offshore Texas, Louisiana and Alabama. At December 31, 1998, the Company operated an aggregate of 34 gross (30.6 net) wells in this region and had an interest in 67 gross (37.7 net) wells with a weighted average working interest based on estimated proved reserves of approximately 74%.

JOINT VENTURE PARTNERSHIPS

     The Company participates in joint ventures with industry partners to accelerate the exploration and evaluation of its properties and to mitigate the risks associated with exploratory drilling projects.

     In December 1996, the Company entered into a joint venture with Williams Production, Gulf Coast Company ("Williams"), a unit of The Williams Companies, Inc., relating to the Company's south Louisiana properties. Pursuant to the terms and conditions of this joint venture, effective December 1, 1996, Williams purchased a 50% interest in the Company's 27,000 net acreage position in the Houma Embayment, including 50% of the Company's interest in 23 wells and related facilities in the Orange Grove/Humphreys and Ouiski Bayou fields, for a total purchase price of $20.5 million, a portion of which was committed under the joint venture to drill up to eight exploration wells in those areas. Together with Williams, the Company drilled 3 gross (1.5 net) wells in south Louisiana in 1998, of which 2 gross (1.0 net) were completed and are producing and 1 gross (0.5 net) resulted in a dry hole. Pursuant to the joint venture, the Company and Williams are expected to continue exploratory drilling on their south Louisiana properties. However, the Company's participation in drilling these wells is in its discretion.

     The Company is involved in other joint ventures with third-party interest holders, including Fina Oil and Chemical Company, a subsidiary of FINA, Inc. ("Fina"), and Cobra Oil and Gas Corporation ("Cobra"). The Fina joint venture represents a joint exploration and development agreement covering an area of mutual interest (the "AMI") of approximately 400,000 acres in south Louisiana. The agreement provides for the parties to obtain 3-D seismic coverage over all mutually agreeable prospective lands within the AMI. To date, the Company and Fina have acquired 3-D seismic data covering approximately 450 square miles within the AMI. The Cobra program involves exploitation of approximately 68,000 acres in Texas, New Mexico, Arkansas, Louisiana and Alabama and includes 3-D seismic data covering approximately 975 square miles.

ESTIMATED PROVED RESERVES

     The following table sets forth the estimated quantities of proved and proved developed reserves of oil (including condensate and natural gas liquids) and natural gas owned by the Company for each of the three years in the period ended December 31, 1998, which were prepared by Gruy.

                                                              YEAR ENDED DECEMBER 31,
                                             ---------------------------------------------------------
                                                   1996                1997                1998
                                             -----------------   -----------------   -----------------
                                               OIL       GAS       OIL       GAS       OIL       GAS
                                             (MBBLS)   (MMCF)    (MBBLS)   (MMCF)    (MBBLS)   (MMCF)
                                             -------   -------   -------   -------   -------   -------
PROVED RESERVES:
  Beginning balance........................   1,387    196,273    1,466    297,634    2,953    354,867
  Revisions of previous estimates..........     (89)   (30,519)     106     21,831      (79)   (31,674)
  Purchases of reserves in place...........      57     30,844    1,351     51,712       --         --
  Extensions and discoveries...............     477    128,692      256     13,892    3,082      9,512
  Sale of reserves in place................    (134)    (4,190)      --         --     (287)   (13,589)
     Production............................    (232)   (23,466)    (226)   (30,202)    (375)   (35,557)
                                              -----    -------    -----    -------    -----    -------
     Ending balance........................   1,466    297,634    2,953    354,867    5,294    283,559
                                              =====    =======    =====    =======    =====    =======
PROVED DEVELOPED RESERVES:
  Producing................................     608    113,831    1,856    180,307    1,062    129,787
  Non-producing............................     369     59,634      576     77,493      919     59,037
                                              -----    -------    -----    -------    -----    -------
          Total proved developed...........     977    173,465    2,432    257,800    1,981    188,824
                                              =====    =======    =====    =======    =====    =======

     The estimates of proved reserves set forth in the table above were prepared in accordance with Commission regulations using market or contract prices at the end of each reported period. Prices and operating and development costs are held constant over the estimated life of the reserves.

     Estimated proved developed reserves are reserves that can be expected to be recovered from existing wells with existing equipment and operating methods. Proved undeveloped reserves are proved reserves that are expected to be recovered from new wells drilled to known reservoirs on undrilled acreage for which the existence and recoverability of reserves can be estimated with reasonable certainty, or from existing wells where a relatively major expenditure is required for recompletion.

     Uncertainties in Estimating Reserves and Future Net Cash Flows. There are numerous uncertainties in estimating quantities of proved reserves believed to have been discovered and in projecting future rates of production and the timing of development expenditures, including many factors beyond the control of the Company. The reserve data set forth in the Offer to Purchase are only estimates. Reserve estimates are inherently imprecise and may be expected to change as additional information becomes available. Furthermore, estimates of oil and natural gas reserves, of necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured exactly, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Accordingly, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. There also can be no assurance that the reserves set forth in this Offer to Purchase will ultimately be produced or that the proved undeveloped reserves set forth in this Offer to Purchase will be developed within the periods anticipated. It is likely that variances from the estimates will be material. In addition, the estimates of future net cash flows from proved reserves of the Company and the present value thereof are based upon certain assumptions about future production levels, prices and costs that may not be correct when judged against actual subsequent experience. The Company emphasizes with respect to the estimates prepared by independent petroleum engineers that the estimated future net cash flows should not be construed as representative of the fair market value of the proved reserves owned by the Company since estimated future net cash flows are based upon projected cash flows which do not provide for changes in oil and natural gas prices from those in effect on the date indicated or for escalation of expenses and capital costs subsequent to such date. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based. Actual results will differ, and are likely to differ materially, from the results estimated. Accordingly, Holders are cautioned not to place undue reliance on the reserve data included in this Offer to Purchase.

     The Company has not filed any estimates of reserves with any federal authority or agency during the past year other than estimates contained in filings with the Commission.

PRODUCTION, PRICE AND COST HISTORY

     The following table sets forth certain production data, average sales prices, average production expenses and general and administrative expenses attributable to the Company's properties for 1996, 1997 and 1998. Detailed additional information concerning the Company's oil and natural gas production activities is contained in the Supplementary Information in Note 12 to the Financial Statements included in "Annex F--Financial Statements".

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           1996      1997      1998
                                                          -------   -------   -------
PRODUCTION DATA:
  Oil and other liquid hydrocarbons (Mbbls).............      232       226       375
  Natural gas (Mmcf)....................................   23,466    30,202    35,557
  Natural gas equivalent (Mmcfe)........................   24,858    31,558    37,807
AVERAGE SALES PRICE PER UNIT:
  Oil and other liquid hydrocarbons (per Bbl)...........  $ 22.11   $ 19.34   $ 13.09
  Natural gas (per Mcf)(1)..............................     2.30      2.27      2.09
  Natural gas equivalent (per Mcfe)(1)..................     2.37      2.31      2.10
AVERAGE PRODUCTION EXPENSES (PER MCFE)..................  $  0.43   $  0.35   $  0.53
GENERAL AND ADMINISTRATIVE EXPENSES (PER MCFE)..........  $  0.36   $  0.22   $  0.19

---------------

(1) Includes the effects of the Company's hedging activities.

PRODUCTIVE WELLS AND ACREAGE

     As of December 31, 1998, the Company had leaseholdings comprising 174,556 gross (81,054 net) developed acres and 294,807 gross (90,703 net) undeveloped acres, all located within the continental United States. The oil and natural gas leases in which the Company has an interest are for varying primary terms and many, particularly in south Louisiana, require the payment of delay rentals in lieu of drilling operations. In north Louisiana, most of the Company's leasehold interests are held by production; that is, so long as oil or natural gas is produced from the properties covered thereby, the leases continue indefinitely. The leases may be surrendered at any time by notice to the lessors, by the cessation of production or by failure to make timely payment of delay rentals, if applicable.

     The following table sets forth the Company's ownership interests in its leaseholds as of December 31, 1998.

                                                  DEVELOPED(1)             UNDEVELOPED(2)
                                             -----------------------   -----------------------
                                             GROSS ACRES   NET ACRES   GROSS ACRES   NET ACRES
                                             -----------   ---------   -----------   ---------
Louisiana..................................     78,683      33,085       234,427      70,112
Texas......................................     24,055       4,366        19,429       3,162
Offshore...................................     58,840      38,772         2,830       1,054
Other states...............................     12,978       4,831        38,121      16,375
                                               -------      ------       -------      ------
          Total............................    174,556      81,054       294,807      90,703
                                               =======      ======       =======      ======

---------------

(1) Acres spaced or assignable to productive wells.

(2) Acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas, regardless of whether that acreage contains proved reserves.

     As of December 31, 1998, the Company had working interests in 514 gross (213.0 net) productive natural gas wells and 70 gross (11.5 net) productive oil wells (including producing wells and wells capable of production).

EXPLORATION AND DEVELOPMENT

     The following table sets forth the number of gross and net productive and dry exploratory and development wells drilled by the Company.

                                                               YEAR ENDED DECEMBER 31,
                                                    ---------------------------------------------
                                                        1996            1997            1998
                                                    -------------   -------------   -------------
                                                    GROSS    NET    GROSS    NET    GROSS    NET
                                                    -----   -----   -----   -----   -----   -----
NORTH LOUISIANA:
  Exploratory wells:
     Oil..........................................   --        --    --        --    --        --
     Natural gas..................................   --        --    --        --     2      0.72
     Dry..........................................   --        --    --        --    --        --
                                                     --     -----    --     -----    --     -----
          Total...................................   --        --    --        --     2      0.72
                                                     ==     =====    ==     =====    ==     =====
  Development wells:
     Oil..........................................    1      0.03    --        --    --        --
     Natural gas..................................   65     31.63    82     34.96    43     20.68
     Dry..........................................    3      1.74    --        --     1      0.46
                                                     --     -----    --     -----    --     -----
          Total...................................   69     33.40    82     34.96    44     21.14
                                                     ==     =====    ==     =====    ==     =====
  Total north Louisiana:
     Producing....................................   66     31.66    82     34.96    45     21.40
     Dry..........................................    3      1.74    --        --     1      0.46
                                                     --     -----    --     -----    --     -----
          Total...................................   69     33.40    82     34.96    46     21.86
                                                     ==     =====    ==     =====    ==     =====
SOUTH LOUISIANA AND OTHER:
  Exploratory wells:
     Oil..........................................   --        --    --        --    --        --
     Natural gas..................................   --        --     9      3.50     6      1.81
     Dry..........................................   --        --     1      0.50     7      3.22
                                                     --     -----    --     -----    --     -----
          Total...................................   --        --    10      4.00    13      5.03
                                                     ==     =====    ==     =====    ==     =====
  Development wells:
     Oil..........................................   --        --    --        --     3      0.04
     Natural gas..................................   --        --    --        --    --        --
     Dry..........................................   --        --    --        --    --        --
                                                     --     -----    --     -----    --     -----
          Total...................................   --        --    --        --     3      0.04
                                                     ==     =====    ==     =====    ==     =====
  Total south Louisiana and other:
     Producing....................................   --        --     9      3.50     9      1.85
     Dry..........................................   --        --     1      0.50     7      3.22
                                                     --     -----    --     -----    --     -----
          Total...................................   --        --    10      4.00    16      5.07
                                                     ==     =====    ==     =====    ==     =====

     As of December 31, 1998, the Company had 1 gross (0.34 net) development well in progress in north Louisiana and 1 gross (0.50 net) exploratory well in progress in south Louisiana. Subsequent to year-end 1998, the south Louisiana exploratory well (Bourg discovery) was completed as a well.

MARKETING OF OIL AND NATURAL GAS

     The Company does not refine or process any of the oil and natural gas it produces. Substantially all of the Company's natural gas is sold under term contracts, contracts providing for periodic price adjustments or in the spot market. Its revenue streams are therefore sensitive to changes in current market prices. The Company's sales of oil, condensate and natural gas liquids generally are made at prices related to posted field prices.

     In addition to marketing the Company's natural gas production, the Company secures gas transportation arrangements, provides nomination and gas control services, supervises gas aggregation operations and performs revenue receipt and disbursement services as well as regulatory filing, recordkeeping, inspection, testing, monitoring and marketing functions.

     The Company believes that its activities are not currently constrained by a lack of adequate transportation systems or system capacity and does not foresee any material disruption in available transportation for its production. However, there can be no assurance that the Company will not encounter these constraints in the future. In that event, the Company would be forced to seek alternate sources of transportation and may face increased costs.

HEDGING OF NATURAL GAS

     The Company periodically uses forward sales contracts, natural gas price swap agreements, natural gas basis swap agreements and options to reduce exposure to downward price fluctuations on its natural gas production. The Company does not engage in speculative transactions. During 1998, the Company used price and basis swap agreements to hedge its exposure to possible declines in natural gas prices. Additional information concerning hedging activities of the Company during 1998 is set forth in "Annex C--Management's Discussion and Analysis of Financial Condition and Results of Operations" and in Note 10 to the Financial Statements included in "Annex F-- Financial Statements".

COMPETITION

     The Company operates in a highly competitive environment with respect to acquiring reserves, marketing oil and natural gas and securing trained personnel. Many of the Company's larger competitors possess and employ financial and personnel resources substantially greater than those available to it. Such companies may be able to pay more for productive oil and natural gas properties and to define, evaluate, bid for and purchase a greater number of properties than the Company's financial or personnel resources permit. The Company's ability to acquire additional reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, there is substantial competition for capital available for investment in the oil and natural gas industry. There can be no assurance that the Company will be able to compete successfully in the future in acquiring reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel, and raising additional capital.

TITLE TO PROPERTIES

     The Company's properties are mortgaged to secure the Credit Facility and, following the Offering, will be mortgaged to secure the Notes. In addition, the Company's properties are subject to royalty interests, liens incident to operating agreements, liens for current taxes and other customary burdens, including other mineral encumbrances and restrictions. The Company does not believe that any mortgage, lien or other burden materially interferes with the use of such properties in the operation of its business.

     The Company believes that it has satisfactory title to or rights in all of its producing properties. As is customary in the oil and natural gas industry, minimal investigation of title is made at the time of acquisition of undeveloped properties. Title investigation is made, and title opinions of local counsel are generally obtained, before commencement of drilling operations or at least in connection with the preparation of division orders when production is obtained and the revenues therefrom are allocated.

EMPLOYEES

     As of December 31, 1998, the Company had 68 employees. The Company's staff includes employees experienced in acquisitions, geology, geophysics, petroleum engineering, land acquisition and management, finance and accounting. None of the Company's employees is represented by a union. The Company has not experienced an interruption in its operations due to any labor dispute and believes that its working relationships with its employees are satisfactory.

REGULATION

     The Company's operations are subject to extensive and continually changing regulation, as legislation affecting the oil and natural gas industry is under constant review for amendment and expansion. Many departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the oil and natural gas industry and its individual participants. The failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and natural gas industry increases the Company's cost of doing business and, consequently, affects its profitability. However, the Company does not believe that it is affected in a significantly different manner by these regulations than are its competitors in the oil and natural gas industry. Because of the numerous and complex federal and state statutes and regulations that may affect the Company, directly or indirectly, the following discussion of certain statutes and regulations should not be relied upon as an exhaustive review of all matters affecting the Company's operations.

  Transportation and Production

     Transportation and Sale of Oil and Natural Gas. Sales of oil, natural gas and condensate ("Products") can be made by the Company at market prices not subject at this time to price controls. The price that the Company receives from the sale of Products is affected by the ability to transport and cost of transporting Products to market. Under applicable laws, the Federal Energy Regulatory Commission ("FERC") regulates the construction of natural gas pipeline facilities and the rates for transportation of Products in interstate commerce.

     The Company's sales of natural gas are affected by the availability, terms and cost of pipeline transportation. The price and terms for access to pipeline transportation remain subject to extensive federal and state regulation. Several major regulatory changes have been implemented by Congress and the FERC from 1985 to the present that affect the economics of natural gas production, transportation and sales. In addition, the FERC is continually proposing and implementing new rules and regulations affecting these segments of the natural gas industry, most notably natural gas transmission companies, that remain subject to the FERC's jurisdiction. The FERC's more recent proposals may affect the availability of interruptible transportation service on interstate pipelines. These initiatives may also affect the intrastate transportation of gas under certain circumstances. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry and these initiatives generally reflect more light-handed regulation of the natural gas industry. The ultimate impact of the complex rules and regulations issued by the FERC since 1985 cannot be predicted. In addition, some aspects of these regulatory developments have not become final but are still pending judicial and FERC final decisions. The Company cannot predict what further action the FERC will take on these matters. However, the Company does not believe that it will be affected by any action taken materially differently than other natural gas producers, gatherers and marketers with which it competes.

     The Outercontinental Shelf Lands Act (the "OCSLA") requires that all pipelines operating on or across the Outer Continental Shelf (the "OCS") provide open-access, non-discriminatory service. Although the FERC has opted not to impose regulations under Order No. 509, in which the FERC implemented the OCSLA, on gatherers and other non-jurisdictional entities, the FERC has retained the authority to exercise jurisdiction over those entities if necessary to permit non-discriminatory access to service on the OCS.

     Effective as of January 1, 1995, the FERC implemented regulations establishing an indexing system for transportation rates for oil that could increase the cost of transporting oil to the purchaser. The Company does not believe that these regulations affect it any differently than other oil producers and marketers with which it competes.

     Regulation of Drilling and Production. Drilling and production operations of the Company are subject to regulation under a wide range of state and federal statutes, rules, orders and regulations. State and federal statutes and regulations govern, among other matters, the amounts and types of substances and materials that may be released into the environment, the discharge and disposition of waste materials, the reclamation and abandonment of wells and facility sites and remediation of contaminated sites, and require permits for drilling operations, drilling bonds and reports concerning operations. The federal leases are administered by the Bureau of Land Management ("BLM") and the Minerals Management Service ("MMS"), which are administered, along with the Bureau of Indian Affairs, by the federal Department of the Interior. These leases contain relatively standard terms and require compliance with detailed MMS and BLM regulations and orders, which are subject to change. In addition to permits required by other federal agencies (such as the Coast Guard, the Army Corps of Engineers and the Environmental Protection Agency), lessees must obtain a permit from the MMS or BLM prior to commencement of offshore or onshore drilling. The MMS has promulgated regulations requiring offshore production facilities located on the OCS to meet stringent engineering and construction specifications. The MMS also has regulations restricting the flaring or venting of natural gas, and has proposed to amend such regulations to prohibit the flaring of liquid hydrocarbons and oil without prior authorization. Similarly, the MMS has promulgated other regulations governing plugging and abandonment of wells located offshore and the removal of all production facilities. To cover the various obligations of lessees on the OCS, the MMS generally requires that lessees have a substantial net worth or post bonds or other acceptable assurances that such obligations will be met. Under certain circumstances, the MMS may require any Company operations on federal leases to be suspended or terminated. Any such suspension or termination could materially and adversely affect the Company's financial condition, cash flows and operations. States in which the Company owns and operates properties have varying laws and regulations governing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells and the regulation of the spacing, plugging and abandonment of wells. Many states also restrict production to the market demand for oil and natural gas and several states have indicated interest in revising applicable regulations. The effect of these regulations is to limit the amount of oil and natural gas the Company can produce from its wells and to limit the number of wells or the locations at which the Company can drill. Moreover, each state generally imposes an ad valorem, production or severance tax with respect to the production and sale of oil, natural gas and gas liquids within its jurisdiction.

  Environmental Regulations

     General. The various federal environmental laws, including the National Environmental Policy Act; the Clean Air Act ("CAA"); the Oil Pollution Act of 1990("OPA"); the Federal Water Pollution Control Act("FWPCA"); the Resource Conservation and Recovery Act ("RCRA"); the Toxic Substances Control Act; and the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), and the various state and local environmental laws, and the regulations adopted pursuant to such laws, governing the discharge of materials into the environment or the disposal of waste materials, or otherwise relating to the protection of the environment apply to the Company's operations. In particular, the Company's drilling, development and production operations, its activities in connection with storage and transportation of oil and other liquid hydrocarbons and its use of facilities for treating, processing or otherwise handling hydrocarbons and wastes therefrom are subject to stringent environmental regulation, and violations are subject to reporting requirements, civil penalties and criminal sanctions. As with the industry generally, compliance with existing regulations increases the Company's overall cost of business. The increased costs are not reasonably ascertainable. Such areas affected include unit production expenses primarily related to the control and limitation of air emissions and the disposal of produced water, capital costs to drill exploration and development wells resulting from expenses primarily related to the management and disposal of drilling fluids and other oil and natural gas exploration wastes and capital costs to construct, maintain and upgrade equipment and facilities and remediate, plug and abandon inactive well sites and pits.

     Environmental regulations historically have been subject to frequent change by regulatory authorities, and the Company is unable to predict the ongoing cost of compliance with these laws and regulations or the future impact of such regulations on its operations. However, the Company does not believe that changes to these regulations will materially adversely affect the Company's competitive position because its competitors will be similarly affected. A discharge of hydrocarbons or hazardous substances into the environment could subject the Company to substantial expense, including both the cost to comply with applicable regulations pertaining to the remediation of releases of hazardous substances into the environment and claims by neighboring landowners and other third parties for personal injury and property damage. The Company maintains insurance, which may provide some protection against certain types of environmental liabilities, but the coverage of such insurance and the amount of protection afforded thereby cannot be predicted with respect to any particular possible environmental liability and may not be adequate to protect the Company from substantial expense.

     The OPA and regulations thereunder impose a variety of regulations on "responsible parties" related to the prevention of oil spills and liability for damages resulting from such spills in United States waters. A "responsible party" includes the owner or operator of an onshore facility, vessel or pipeline, or the lessee or permittee of the area in which an offshore facility is located. The OPA assigns liability to each responsible party for oil removal costs and a variety of public and private damages. The OPA also requires certain categories of responsible parties to maintain evidence of financial responsibility to cover liabilities related to a crude oil spill. The FWPCA imposes restrictions and strict controls regarding the discharge of produced waters and other oil and natural gas wastes into navigable waters. State laws for the control of water pollution also provide varying civil, criminal and administrative penalties and impose liabilities in the case of a discharge of petroleum or its derivatives, or other hazardous substances, into state waters. In addition, the U.S. Environmental Protection Agency ("EPA") has promulgated regulations that require many oil and natural gas production operations to obtain permits to discharge storm water runoff.

     The CAA requires or will require most industrial operations in the United States to incur capital expenditures in order to meet air emission control standards developed by the EPA and state environmental agencies. Although no assurances can be given, the Company believes CAA requirements will not have a material adverse effect on its financial condition or results of operations. RCRA is the principal federal statute governing the treatment, storage and disposal of hazardous wastes. RCRA imposes stringent operating requirements (and liability for failure to meet such requirements) on a person who is either a "generator" or "transporter" of hazardous waste or an "owner" or "operator" of a hazardous waste treatment, storage or disposal facility. At present, RCRA includes a statutory exemption that allows oil and natural gas exploration and production wastes to be classified as non-hazardous waste. As a result, the Company is not subject to a substantial portion of RCRA's requirements because the Company's operations generate minimal quantities of hazardous wastes.

     CERCLA, also known as "Superfund", imposes liability, without regard to fault or the legality of the original act, on certain classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include the "owner" or "operator" of the site where hazardous substances have been released and companies that disposed or arranged for the disposal of the hazardous substances found at the site. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In the course of its ordinary operations, the Company may generate waste that may fall within CERCLA's definition of a "hazardous substance". As a result, the Company may be jointly and severally liable under CERCLA or under analogous state laws for all or part of the costs required to clean up sites at which such wastes have been disposed. The Company currently owns or leases, and has in the past owned or leased, numerous properties that for many years have been used for the exploration and production of oil and natural gas. Although the Company has utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by the Company or on or under other locations where such wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose actions with respect to the treatment and disposal or release of hydrocarbons or other wastes were not under the Company's control. These properties and wastes disposed thereon may be subject to the corrective action or remediation requirements imposed by CERCLA, RCRA and analogous state laws. Under such laws, the Company could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated groundwater) or to perform remedial plugging operations to prevent future contamination. The Company could also be subject to other damage claims by governmental authorities or third parties related to such contamination.

                                   MANAGEMENT

     Set forth below are the names, ages and positions of the current executive officers and directors of Kelley as of April 1, 1999. All directors are elected for a term of one year and serve until their successors are duly elected and qualified. All executive officers hold office until their successors are duly appointed and qualified or their earlier resignation or removal.

John F. Bookout..........................   President, Chief Executive Officer and
                                              Chairman of the Board
Dallas D. Laumbach.......................   Senior Vice President -- Exploration and
                                              Production
Rick G. Lester...........................   Senior Vice President and Chief Financial
                                              Officer
John J. Conklin, Jr. ....................   Director
Ralph P. Davidson........................   Director
Adam P. Godfrey..........................   Director
William J. Murray........................   Director
Ogden M. Phipps..........................   Director
Ward W. Woods............................   Director

     John F. Bookout, age 76, has served Kelley as Chairman of the Board, President and Chief Executive Officer since February 1996 in connection with the Contour Transaction. He had served as Chairman of the Board and President of Contour Production Company ("CPC") since its formation in 1993. Before joining CPC as a founder, Mr. Bookout served in positions of increasing responsibility for 38 years at Shell Oil Company, starting in 1950 as a geologist and culminating as President, Chief Executive Officer and a director from 1976 through June 1988. From 1988 through 1993, he served as a member of the Supervisory Board of Royal Dutch Petroleum. He currently serves on the board of trustees of the United States Counsel for International Business and various civic and educational bodies.

     Dallas D. Laumbach, age 62, has served as Senior Vice
President -- Exploration and Production of Kelley since February 1996. He served as Senior Vice President of Contour from December 1993 to February 1996. Before joining Contour, Mr. Laumbach served in positions of increasing responsibility at Shell Oil Company, concluding as Manager -- Business Development within the exploration and production segment.

     Rick G. Lester, age 47, was elected Senior Vice President and Chief Financial Officer of Kelley by the Board in October 1998. Previously, he was Vice President and Chief Financial Officer of Domain Energy Corporation from 1996 until 1998 and was with Tenneco Inc. from 1981 to 1996.

     John J. Conklin, Jr., age 68, has served as a director of Kelley or its predecessor since November 1993. Mr. Conklin has been a private investor since his retirement in 1989 as a senior partner of Conklin, Cahill & Co., a member firm of the New York Stock Exchange, where he was active for over 35 years. He has also served as a member of the Board of Governors of the New York Stock Exchange, the Board of Directors of the New York Futures Exchange and the National Market Advisory Board.

     Ralph P. Davidson, age 71, served as Chairman of the Board of Kelley from October 1995 through February 1996 and has served as a director of Kelley or its predecessor since November 1993. Mr. Davidson provides consulting services to nonprofit organizations as President of Davidson Associates. From 1980 through 1987, he was Chairman of the Board of Time, Inc., where he spent 21 years with Time Magazine in various executive capacities. Mr. Davidson is a member of the Board of Trustees of Phoenix House, the National Council for Adoption, the Emeritus Foundation and The American University in Bulgaria.

     Adam P. Godfrey, age 36, has served as a director of Kelley since March 19, 1998, and, since January 1, 1998, he has been the sole shareholder and president of a corporation that serves as a manager of the limited liability company that is the general partner of Bessemer Holdings, L.P. ("Bessemer") and other affiliated investment partnerships including the investment partnerships that comprise the BH Group (the "BH Group"). The BH Group owns a majority of the membership interests in Contour. Mr. Godfrey is also the sole shareholder and president of a corporation that is a general partner of Bessemer Partners & Co. ("BPC"), an affiliate of Bessemer. From July 1993 to December 1997, Mr. Godfrey was a principal with BPC, and a member of the general partner of Bessemer. Mr. Godfrey is a director of several private companies

     William J. Murray, age 84, has served as a director of Kelley or its predecessor since March 1984. Mr. Murray has been an independent petroleum consultant for more than the past five years. He served on the Texas Railroad Commission for 16 years, during six of which he served as Chairman. Mr. Murray currently serves on a number of industry committees, including as Chairman of the Industry Advisory Committee on Natural Gas Ratable Take and Chairman of the Industry Voluntary Allocation Committee.

     Ogden M. Phipps, age 58, has served as a director of Kelley since his election in February 1996. He was Chairman of the Board of BSC from 1982 through 1994 and of The Bessemer Group, Incorporated ("BGI") from 1991 through 1994. Mr. Phipps continues to serve as a director of BSC and BGI and is also a manager of Bessemer Securities, LLC ("BSLLC"). BSC is the principal limited partner of Bessemer. BSC and BSLLC are principal limited partners in another partnership in the BH Group. He also serves as a director of several private companies and an officer and director of several nonprofit organizations.

     Ward W. Woods, age 56, has served as a director of Kelley since his election in February 1996. Since 1989, he has been the sole stockholder and president of corporations that serve as the managing general partner or principal manager of the general partner of Bessemer and other affiliated investment partnerships including those comprising the BH Group. He is also the sole stockholder and president of a corporation that is a managing general partner of BPC. Mr. Woods is the President and Chief Executive Officer of BSLLC and BSC (which he joined in 1989). He is a director of Boise Cascade Corporation and several private companies.

                              CERTAIN TRANSACTIONS

     Pursuant to the Contour Transaction, Contour purchased 48.0 million newly issued shares of Common Stock on February 15, 1996, for $48.0 million and an option to purchase an additional 27.0 million shares of Common Stock for $27.0 million, which option was exercised December 1, 1997 to fund a portion of the purchase price of the SPR Acquisition. In connection with the Contour Transaction, the Company granted certain registration rights to Contour with respect to Common Stock held or acquired by Contour.

     In connection with the Contour Transaction, the Company entered into an agreement (the "Advisory Agreement") with Bessemer Partners & Co. ("BPCO"), an affiliate of Bessemer, providing for the engagement of BPCO to provide the Company with financial advisory services. Under the Advisory Agreement, BPCO has assisted the Company in arranging credit facilities and negotiating the related agreements and is assisting the Company in restructuring its capital structure. For its services under the Advisory Agreement, BPCO received an advisory fee of $2.0 million at the closing of the Contour Transaction and $500,000 in each of December 1996, 1997 and 1998 and will receive an additional $500,000 in each December of 1999, 2000 and 2001. In addition, BPCO is entitled to reimbursement of expenses incurred in connection with rendering advisory services. The Company also has agreed to indemnify BPCO and its affiliates against certain liabilities under the Advisory Agreement.

     It is the policy of the Company to structure any transactions between the Company and its officers, directors, principal stockholders or other affiliates only on terms no less favorable to the Company than terms that could be obtained on an arms-length basis from unrelated parties and only upon approval by a majority of the Company's independent and disinterested directors.

                                                                         ANNEX B

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables present selected consolidated financial data for the Company, which for 1996, 1997 and 1998 are derived from the Financial Statements included in "Annex F -- Financial Statements." The historical financial information for the year ended December 31, 1995 reflects the Consolidation (as defined herein) in February 1995. The financial information for periods prior to the Consolidation reflects Kelley Oil's (as defined in "Annex A -- Business and Properties") historical results of operations. The impact of the acquisition of the SPR Properties (as defined herein) is reflected in the selected financial data as of December 1, 1997. This information should be read in conjunction with "Annex C -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Annex F -- Financial Statements".

                                                        YEAR ENDED DECEMBER 31,
                                         -----------------------------------------------------
                                           1994       1995        1996       1997       1998
                                         --------   ---------   --------   --------   --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Oil and gas revenues...................  $ 16,822   $  36,998   $ 60,854   $ 75,864   $ 79,150
Interest and other income..............     1,416       1,763      1,429        274        505
                                         --------   ---------   --------   --------   --------
     Total revenues....................    18,238      38,761     62,283     76,138     79,655
                                         --------   ---------   --------   --------   --------
Production expenses....................     3,760      10,835     10,709     10,955     19,878
Exploration expenses...................     7,404      23,387      5,438      5,433     12,034
General and administrative expenses....     5,172       7,030      8,953      6,875      7,077
Interest and other debt expenses.......     4,571      21,956     24,401     25,071     33,333
Restructuring expenses.................     1,814       1,115      4,276         --         --
Depreciation, depletion and
  amortization.........................    20,474      35,591     20,440     25,853     38,602
Impairment of oil and gas
  properties(1)........................        --     150,138         --         --     25,738
                                         --------   ---------   --------   --------   --------
Income (loss) before income taxes and
  extraordinary item...................   (24,957)   (211,291)   (11,934)     1,951    (57,007)
Provision for taxes....................        --          --         --         --         --
                                         --------   ---------   --------   --------   --------
Income (loss) before extraordinary
  item.................................   (24,957)   (211,291)   (11,934)     1,951    (57,007)
Extraordinary loss(2)..................        --          --    (17,030)        --         --
                                         --------   ---------   --------   --------   --------
Net income (loss)......................  $(24,957)  $(211,291)  $(28,964)  $  1,951   $(57,007)
                                         ========   =========   ========   ========   ========
Basic and diluted loss per common share
  before extraordinary item(3).........  $  (1.58)  $   (5.31)  $   (.18)  $   (.03)  $   (.49)
Basic and diluted loss per common
  share(3).............................  $  (1.58)  $   (5.31)  $   (.37)  $   (.03)  $   (.49)
Weighted average common shares
  outstanding..........................    17,653      41,032     90,113    100,757    125,783
OTHER FINANCIAL DATA:
Ratio of earnings to fixed
  charges(4)...........................       N/A         N/A        N/A        1.1x       N/A
CASH FLOW DATA:
Net cash (used in) provided by
  operating activities.................  $ (1,672)  $  (1,806)  $  9,262   $ 39,604   $ 22,302
Net cash used in investing
  activities...........................   (44,976)    (43,224)   (53,392)  (164,275)   (39,216)
Net cash provided by financing
  activities...........................    44,944      42,114     41,848    120,763     25,187
BALANCE SHEET DATA:
Cash and cash equivalents..............  $  9,268   $   6,352   $  4,070   $    162   $  8,435
Total assets...........................   106,513     151,342    189,227    322,602    286,197
Long term debt, including current
  maturities...........................    39,713     164,980    184,253    286,183    319,751
Stockholders' equity (deficit).........    45,180     (45,568)   (30,535)    (5,621)   (66,939)
Property and equipment, net............    74,912     128,642    158,468    293,613    256,455

---------------

(1) Reflects non-cash impairment charges against the carrying value of proved and unproved oil and natural gas properties under SFAS 121. See "Annex
    C -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 to the Financial Statements contained in "Annex
    F -- Financial Statements".

(2) Incurred in connection with the refinancing of the 13 1/2% Senior Notes and represents the excess of the aggregate purchase price of the 13 1/2% Senior Notes (including consent payments) over their carrying value as of the date the refinancing was consummated.

(3) Dividends on the Company's cumulative preferred stock are deducted from "Income (loss) before extraordinary item" and "Net income (loss)" in calculating related per share amounts, whether or not declared, and amounted to $2.9 million, $6.6 million, $4.6 million, $4.6 million and $4.6 million for the years ended December 31, 1994, 1995, 1996, 1997 and 1998, respectively.

(4) For purposes of computing the ratio of earnings to fixed charges, earnings consist of pre-tax income from continuing operations, excluding interest income of $0.8 million, $0.6 million, $0.9 million, $0.2 million and $0.2 million for the years ended December 31, 1994, 1995, 1996, 1997 and 1998, respectively, plus fixed charges. Fixed charges consist of interest expense and other debt expenses. For the years ended December 31, 1994, 1995, 1996 and 1998, earnings were insufficient to cover fixed charges by $25.8 million, $211.9 million, $12.8 million and $57.2 million, respectively.

                                                                         ANNEX C

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following information should be read in conjunction with the information contained in the Annex F -- Financial Statements included elsewhere in this Offer to Purchase. See "Glossary" in the Offer to Purchase for the definitions of certain common oil and gas terms used in this Annex C.

GENERAL

     Introduction. The Company is engaged in oil and natural gas exploration, development, production and acquisition. The Company's 1998 operational activities were focused primarily on exploiting its north Louisiana properties and exploration activities on its south Louisiana acreage. In 1998, the Company drilled or participated in drilling 47 gross (21.2 net) development wells and 15 gross (5.8 net) exploratory wells of which 46 gross (20.7 net) and 8 gross (2.5 net), respectively, were completed as producing wells. The Company's most significant event during 1998 was the drilling of the Harry S. Bourg #1 discovery well in Terrebonne Parish, Louisiana, which added 21.4 Bcfe of proved reserves to the Company's reserve base at year-end. The Company has a 50% working interest in this well.

     General Conditions of the Oil and Natural Gas Industry and Commodity Prices. The prices of oil and natural gas continue to reflect the volatility of commodity prices and the industry generally. The Company cannot predict future prices of oil and natural gas. Current low prices have adversely impacted, and could continue to adversely impact, the Company's results of operations and liquidity. The success of the Company is substantially dependent on factors outside the control of the Company, but which directly affect the financial condition of the Company, including capital market conditions and highly volatile oil and natural gas prices. Due to recent industry conditions, the Company, as others within the industry, has been required to reconsider its capital expenditure budget, which could adversely impact production levels, and to evaluate various financing and strategic alternatives.

     Hedging Activities. The Company periodically uses forward sales contracts, natural gas price swap agreements, natural gas basis swap agreements and options to reduce exposure to downward price fluctuations on its natural gas production. The Company does not engage in speculative transactions. During 1998, the Company used price and basis swap agreements. Price swap agreements generally provide for the Company to receive or make counterparty payments on the differential between a fixed price and a variable indexed price for natural gas. Basis swap agreements generally provide for the Company to receive or make counterparty payments on the differential between a variable indexed price and the price it receives from the sale of natural gas production and are used to hedge against unfavorable price movements in the relationship between such variable indexed price and the price received for such production. Gains and losses realized by the Company from hedging activities are included in oil and natural gas revenues and average sales prices in the period that the related production is sold. The Company's hedging activities also cover the oil and natural gas production attributable to the interest in such production of the public unitholders in its subsidiary partnerships.

     Through natural gas price swap agreements, the Company hedged approximately 49% of its natural gas production for 1998 at an average NYMEX quoted price of $2.31 per Mmbtu before transaction and transportation costs. As of December 31, 1998, 5,400,000 Mmbtu's of natural gas production for 1999 had been hedged by natural gas price swap agreements at an average NYMEX quoted price of $2.36 per Mmbtu before transaction and transportation costs. Additional hedging activities since December 31, 1998 have increased the volumes hedged in 1999 to 10,720,000 Mmbtu's of natural gas at an average NYMEX quoted price of $2.15 per Mmbtu before transaction and transportation costs. As of December 31, 1998, 16,380,000 Mmbtu's of natural gas production for 1999 has been hedged by natural gas basis swap agreements. Hedging activities increased revenues by approximately $3.5 million in 1998 as compared to estimated revenues had no hedging activities been conducted. At December 31, 1998, the unrealized gain on the Company's existing hedging instruments for future production months in 1999 approximated $2.5 million.

     The credit risk exposure from counterparty nonperformance on natural gas forward sales contracts and derivative financial instruments is generally the amount of unrealized gains under the contracts. The Company has not experienced counterparty nonperformance on these agreements and does not anticipate any in future periods.

RESULTS OF OPERATIONS

     Years Ended December 31, 1998 and 1997. The Company's oil and natural gas revenues of $79.2 million for 1998 increased 4% compared to $75.9 million in 1997 primarily as a result of an increase in natural gas production (18%), partially offset by lower oil prices (32%) and gas prices (8%). The increase in natural gas production was primarily due to the Company's acquisition and drilling activities in north Louisiana.

     Interest and other income increased from $0.3 million in 1997 to $0.5 million in 1998 primarily due to business interruption insurance proceeds related to hurricane disruptions on offshore properties.

     Production expenses for 1998 increased 81% to $19.9 million from $11.0 million in the prior year, resulting primarily from properties acquired during the fourth quarter of 1997 and higher current period workover expenses. Higher-cost production from the Gulf of Mexico properties acquired in the fourth quarter of 1997 contributed to a 78% increase in lifting costs (production expenses less ad valorem and severance taxes) per Mcfe to $0.41 in 1998 as compared to $0.23 per Mcfe in 1997.

     Exploration expenses increased 122% from $5.4 million in 1997 to $12.0 million in 1998 due to increased dry hole, seismic and unproved property abandonment expenses and higher overhead allocated to exploration activities.

     General and administrative expenses of $7.1 million in 1998 increased 3% compared to $6.9 million in 1997. On a units-of-production basis, general and administrative expenses were $0.19 per Mcfe in 1998 compared to $0.22 per Mcfe in 1997.

     Interest and other debt expenses of $33.3 million in 1998 increased 33% from $25.1 million in 1997. The increase in interest expense resulted primarily from higher average debt levels during 1998 due to increased borrowings under the Credit Facility and issuance of the Series C Notes. In addition to its 1998 interest expense of $28.1 million, the Company recorded non-cash charges in 1998 of $2.2 million for amortization of debt issuance costs, $1.0 million for accretion of note discount and $2.0 million for accretion of debt valuation discount.

     Depreciation, depletion and amortization ("DD&A") expense increased 49% from $25.9 million in 1997 to $38.6 million in 1998, as a result of higher 1998 production levels and an increase in the units-of-production DD&A rate for oil and natural gas activities from $0.80 per Mcfe in 1997 to $1.00 per Mcfe in 1998.

     In 1998, under Statement of Financial Accounting Standards No. 121("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company recognized noncash impairment charges of $25.7 million against the carrying values of its proved and unproved oil and gas properties, aggregating $21.6 million and $4.1 million, respectively, for the year ended December 31, 1998 (see "Property Impairment under SFAS 121" in Note 2 to the Financial Statements).

     The Company recognized a net loss of $(57.0) million in 1998 and net income of $2.0 million in the prior year. The reasons for the earnings changes are described in the foregoing discussion.

     Years Ended December 31, 1997 and 1996. The Company's oil and natural gas revenues of $75.9 million for 1997 increased 25% compared to $60.9 million in 1996 primarily as a result of an increase in natural gas production (29%), partially offset by lower oil prices (13%) and natural gas prices (1%). The increase in natural gas production was primarily due to the Company's drilling activities in north Louisiana and the addition of one month of production from properties acquired in the fourth quarter of 1997, which was partially offset by the sale of one-half of its interest in 23 wells and related facilities in the Houma Embayment in Terrebonne Parish, Louisiana in the fourth quarter of 1996.

     Interest and other income decreased 79% from $1.4 million in 1996 to $0.3 million in 1997 primarily due to higher 1996 interest income resulting from invested funds received from the sale of common stock in February 1996 and gains on the sale of assets recognized in 1996.

     Production expenses for 1997 increased 3% to $11.0 million from $10.7 million in the prior year, primarily reflecting higher overall production levels. On a unit basis, lifting costs (production expenses less ad valorem and severance taxes) decreased to $0.23 per Mcfe in 1997 compared to $0.31 per Mcfe in 1996, primarily reflecting lower average costs on north Louisiana production, which increased in proportion to other higher cost production.

     Exploration expenses remained constant from 1996 to 1997 at $5.4 million. Increased dry hole expenses were offset by a reduction in lease rental expense reflecting the joint exploration agreement effective December 1996 in south Louisiana with Williams Production, Gulf Coast Company.

     General and administrative expenses of $6.9 million in 1997 decreased 23% compared to $9.0 million in 1996, reflecting efficiencies obtained in the realignment of the workforce. This decrease was somewhat offset by a reduction in 1997 in the level of general and administrative expenses either being capitalized or allocated to exploration expense. On a units-of-production basis, general and administrative expenses were $0.22 per Mcfe in 1997 compared to $0.36 per Mcfe in 1996.

     Interest and other debt expenses of $25.1 million in 1997 increased 3% from $24.4 million in 1996. The increase in interest expense resulted primarily from higher average debt levels during 1997 and the payment of interest associated with the settlement of a lawsuit. These were partially offset by lower interest rates under the 10 3/8% Senior Subordinated Notes than under the 13 1/2% Senior Notes retired in October 1996, and lower debt amortization expenses as a result of the refinancing of the 13 1/2% Senior Notes and the bank credit facility. See "-- Liquidity and Capital Resources". In addition to its 1997 interest expense of $20.9 million, the Company recorded non-cash charges in 1997 of $1.3 million for amortization of debt issuance costs, $0.9 million for accretion of note discount and $2.0 million for accretion of debt valuation discount.

     Restructuring expense in 1996 was $4.3 million. There was no restructuring expense in 1997.

     DD&A expense increased 27% from $20.4 million in 1996 to $25.9 million in 1997, primarily as a result of higher 1997 production levels. The units-of-production DD&A rate for oil and natural gas activities was $0.80 per Mcfe in both 1996 and 1997.

     The Company recognized net income of $2.0 million in 1997 and a net loss before extraordinary item of $(11.9) million in the prior year. The reasons for the earnings improvement are described in the foregoing discussion.

LIQUIDITY AND CAPITAL RESOURCES

     General. The Company had $327.9 million principal amount of debt outstanding as of December 31, 1998 ($320 million recorded on the balance sheet), requiring approximately $29.1 million in annual cash interest payments. In addition, dividends on the Company's preferred stock accrue quarterly at the rate of $0.65625 per share. On April 14, 1998, the Board of Directors of the Company declared a dividend on the Company's preferred stock of $2.625 per share (approximately $4.6 million), which was paid on April 30, 1998. The Company has not declared the quarterly dividends of $0.65625 for five quarters including February 1, 1999 aggregating approximately $5.7 million. Future dividends are restricted under both the Company's existing Credit Facility and the indenture for the 10 3/8% Senior Subordinated Notes. However, the Company's outstanding preferred stock is cumulative, requires dividends to accumulate currently at the rate of $4.6 million annually and carries liquidation preferences over the Common Stock totaling $48.6 million at December 31, 1998, including such dividend arrearages. Furthermore, should the Company not pay dividends on the preferred stock for a period of six quarters the holders of preferred stock, as a group, have the right to elect two additional directors to the Company's Board of Directors.

     During 1998, the oil and natural gas industry experienced a worldwide excess of supply over demand for oil and natural gas resulting in sharply reduced prices. As a result, many companies in the oil and natural gas industry, including the Company, experienced reduced profitability and cash flows which, in turn, created significant liquidity problems. As discussed in
Note 4 to the Financial Statements included in "Annex F--Financial Statements", although the Company was in compliance with the Credit Facility debt covenants at December 31, 1998, the Company was not in compliance as of March 31, 1999, which could result in all borrowings under the Credit Facility being declared immediately due and payable, the Credit Facility being terminated and the payment of other subordinated obligations being accelerated. In addition, repayment of the $34.1 million outstanding principal amount of 7 7/8% Notes is scheduled to be made in December 1999 and repayment of the $26.9 million principal amount of 8 1/2% Debentures is scheduled to be made in April 2000. These uncertainties raise substantial doubt about the Company's ability to continue its operations as a going concern and make the scheduled repayments of the Securities at their maturities. To address these liquidity issues, the Company is attempting to take the measures discussed in the following paragraphs.

     In April 1999 the Company entered into an agreement relating to the Phillips Transaction. As a result of this transaction, the Company will (1) receive an $83 million cash payment (subject to post-closing adjustments), (2) retain a 42 Bcf, 8-year volumetric overriding royalty interest and a 1% override on the excess production, as defined, applicable to the transferred property interests and (3) retain 25% of its working interest in the Cotton Valley formation. In addition, the Company will be relieved of significant future operating, exploration and development costs. Closing of the Phillips Transaction is subject to the parties obtaining required consents and meeting substantial closing requirements. In addition, the majority of the proceeds of the Senior Secured Offering will be used to repay all amounts outstanding under the Credit Facility, and the remainder of the proceeds will be used for additional working capital for general corporate purposes, including to pay interest on subordinated debt, and may be used to redeem or otherwise retire outstanding convertible subordinated debt. Following receipt of the net proceeds from the Senior Secured Offering, the Company likely will not have access to a revolving credit facility to supplement its cash needs and its ability to incur additional indebtedness will be substantially limited.

     The Company believes that both completion of the Phillips Transaction and receipt of the net proceeds from the Senior Secured Offering will occur; however there can be no assurance that such events will occur. If the Phillips Transaction and the Senior Secured Offering are consummated, the Company believes the net cash proceeds from the Phillips Transaction and the Senior Secured Offering, in conjunction with cash on hand and cash flow from operations will be sufficient to provide adequate working capital and fund its capital expenditure program during 1999. However, the Company will continue to have significant debt outstanding and will continue to be subject to various commodity and economic factors beyond its control which may adversely affect its results of operation and financial condition. In addition, the Indenture places substantial limitations on the ability of the Company to pay its subordinated obligations as they mature, including the Securities. Failure to pay such obligations could have material adverse consequences for the Company. See "Risk Factors -- Substantial Leverage; Inability to Service Debt; Lack of Liquidity; Substantial Capital Requirements" in the Offer to Purchase.

     Liquidity. Net cash provided by operating activities, before working capital adjustments, during 1998 aggregated $24.6 million. Funds used in investing activities were comprised of capital expenditures of $56.6 million partially offset by property sales of $17.4 million. Funds provided by financing activities were primarily comprised of net borrowing repayments of $0.2 million, proceeds from the sale of notes of $29.5 million and payment of preferred dividends of $4.6 million. Cash and cash equivalents increased from $0.2 million at December 31, 1997 to $8.4 million as of December 31, 1998. As of December 31, 1998, the Company had a working capital deficit of $37.4 million, compared to a working capital deficit of $15.2 million at the end of 1997. The increased deficit was primarily a result of the reclassification of the 7 7/8% convertible subordinated notes, which are redeemable on December 15, 1999, to current portion of long-term debt.

     The following table sets forth on an unaudited basis net cash provided by operating activities before working capital adjustments and net cash used in investing activities.

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1996       1997       1998
                                                        -------   ---------   -------
                                                               (IN THOUSANDS)
Net cash provided by operating activities before
  working capital adjustments.........................  $23,214   $  37,534   $24,603
Net cash used in investing activities.................  (53,392)   (164,275)  (39,216)

     On July 24, 1998, the Company sold, effective June 1, 1998, its entire interest in the Waskom field in Harrison County, Texas for total consideration of $17.4 million (before purchase price adjustment). These non-core assets were acquired by the Company in December 1997 in connection with a larger asset purchase. The properties were producing approximately 4.5 Mmcfe per day. See "-- Capital Resources".

     Capital Resources. The Credit Facility provides for a maximum $140.0 million revolving credit loan and matures, with all amounts owed thereunder becoming due and payable, on December 1, 2000. Availability under the Credit Facility is limited to a borrowing base (the "Borrowing Base") determined by, among other things, the proved oil and natural gas reserves and other assets of the borrowers and the value of those reserves based on the underlying prices for oil and natural gas. The Borrowing Base is redetermined at least semiannually by the agent under the Credit Facility, with the consent of 100% of the lenders, and may be redetermined more frequently at the election of the lenders or the borrowers. On April 14, 1998, the Borrowing Base was set at $138 million and the threshold amount (the "Threshold Amount"), which is the amount that would ordinarily be made available by the lenders to a similar borrower under a borrowing base, was set at $125 million. Following the Company's sale of its interest in the Waskom field in July 1998, the Borrowing Base and Threshold Amount were reduced to $130 million and $117 million, respectively. As provided in the Credit Facility, on November 1, 1998 the Borrowing Base was reduced to equal the Threshold Amount of $117 million.

     On December 29, 1998, the Borrowing Base under the Credit Facility was maintained at $117 million and certain terms were amended, including (a) an increase in the margin borrowing rate to 250 basis points over LIBOR, (b) a reduction in the grace periods available under certain default provisions, (c) a change in the definition of majority banks for purposes of setting the semi-annual Borrowing Base and implementing other provisions from 75% to 100% and (d) a reduction in the time allowed to cure a Borrowing Base deficiency.

     At December 31, 1998, $111.5 million of borrowings and $1.5 million of letters of credit were outstanding under the Credit Facility. The Company's typical monthly cash flow cycle is such that the Company usually receives a substantial portion of its proceeds from operations near the end of each month. Accordingly, outstanding balances under the Credit Facility may be higher on any given day during the month than at the end of the month.

     As provided in the Credit Facility, a review of the Borrowing Base is scheduled to be performed by the Company's banks by May 1, 1999. While the amount of the Borrowing Base will not be known until such time as the banks make the redetermination, the Company has been advised that the redetermination likely will result in the Borrowing Base being lowered. If the Borrowing Base were to be lowered below the level of outstanding advances, the Company would be required to repay 100% of the excess within thirty days. Further, no additional borrowings would be available to the Company under the Credit Facility until amounts outstanding are less than the Borrowing Base.

     Further, under the current terms of the Credit Facility, certain of the Company's financial covenants become more restrictive in future periods. Specifically, the interest coverage ratio increases from 2.0:1 to 2.25:1 beginning with the rolling four quarters ended March 31, 1999. The Company was not in compliance with this covenant under the Credit Facility as of March 31, 1999. If the Company is not successful in either finding alternative financing or negotiating a waiver of such noncompliance, all borrowings under the Credit Facility could be declared immediately due and payable and the Credit Facility could be terminated. The indebtedness under the Credit Facility is secured by substantially all of the oil and natural gas assets of the Company.

     Included in the outstanding debt at December 31, 1998 was $30.0 million principal amount of the Company's Series C Notes issued in May 1998 at a cash price of $1,015 per $1,000 principal amount. The net proceeds received were used to reduce outstanding borrowings under the Credit Facility. See Note 4 to the Financial Statements included in "Annex F--Financial Statements" for further discussion. The Series C Notes were sold pursuant to Rule 144A under the Securities Act. The Company registered under the Securities Act notes identical in terms to the Series C Notes ("Series D Notes") and completed the exchange of the Series C Notes for the Series D Notes on November 12, 1998.

     In addition to long-term debt requiring principal payments of $34.6 million in 1999, the Company has long term debt obligations in the aggregate principal amounts at maturity of $26.9 million maturing in April 2000. The Company anticipates that it will meet this obligation with net proceeds of the Offering remaining after the repayment of other obligations, and with proceeds from oil and natural gas property sales. The Company can provide no assurance that such transactions will be completed or that, if completed, will provide sufficient proceeds to repay this outstanding long-term debt. See "Risk
Factors -- Substantial Leverage; Inability to Service Debt; Lack of Liquidity; Substantial Capital Requirements" included in the Offer to Purchase.

     Capital Commitments. The Company expects to spend $10 million to $12 million on lower-risk drilling in 1999, substantially all of which is discretionary. However, the Company's ability to fund its planned 1999 capital expenditures will depend on the actual amount of cash flow from operations and proceeds from oil and natural gas property sales. In addition, the Indenture will limit the Company's capital expenditures. To the extent additional funding is available, the Company may, subject to the limitations in the Indenture, spend additional amounts on development and exploration activities.

     During 1998, the Company participated in drilling 62 gross (26.93 net) wells, of which 54 gross (23.25 net) wells were completed. The 1998 drilling performance reflects lower risk operations in north Louisiana and past exploratory successes in south Louisiana. The Company, with its partners, continues exploration activities in south Louisiana. As of December 31, 1998, the Company was participating in the drilling or completing of 2 gross (0.84 net) wells, both of which have since been completed as producing wells.

     Year 2000. The Company has instigated reviews and evaluations in response to Year 2000 issues. These issues involve the potential disruption to systems, processes and business practices that may occur if system hardware and software utilized by the Company, its vendors and customers are unable to process year 2000 data. The planning phase is completed and the Company is nearing completion of internal corrective measures.

     The Company is working closely with its information systems and technology vendors to install updated software, where appropriate, that will be Year 2000 compliant. Currently, more than 90% of the critical Year 2000 internal systems issues have been tested and corrected. The remainder are expected to be installed and tested by the end of the third quarter of 1999.

     The Company has identified those vendors and others that it believes provide material services or are vital to the Company's business. Discussions with these companies to determine their Year 2000 readiness are expected to be completed in the second quarter 1999. By mid-year 1999 the Company plans to have completed its Year 2000 review and implemented necessary corrective measures.

     The cost of reviewing and implementing corrective measures for Year 2000 issues to date has not been material to the Company and has been limited to use of Company and vendor personnel for review and implementation of corrective measures. The Company expects the remainder of the Year 2000 review and corrective measures to not involve significant costs.

     Based on assessments to date and compliance plans in progress, nothing has come to the attention of management to cause it to believe that Year 2000 issues, including the cost of implementing corrective measures, will have a material adverse impact on the business or operations of the Company. Nevertheless, as indicated above, achieving Year 2000 readiness is subject to risk and uncertainties, especially regarding third parties, and there can be no assurance the Company will not be adversely affected by Year 2000 issues.

     The foregoing statements are intended to be and are hereby designated "Year 2000 Readiness Disclosures" within the meaning of the Year 2000 Information and Readiness Act.

     Inflation and Changing Prices. Oil and natural gas prices, as with most commodities, are highly volatile, have fluctuated during recent years and generally have not followed the same pattern as inflation. The following table shows the changes in the average oil and natural gas prices received by the Company during the periods indicated.

                                                               AVERAGE     AVERAGE
                                                              OIL PRICE   GAS PRICE
                                                               ($/BBL)    ($/MCF)(1)
                                                              ---------   ----------
YEAR ENDED:
  December 31, 1998.........................................   $13.09       $2.09
  December 31, 1997.........................................    19.34        2.27
  December 31, 1996.........................................    22.11        2.30

---------------
(1) Includes the effects of the Company's hedging activities.

MARKET RISK DISCLOSURE

     The Company is exposed to market risk from changes in interest rates and commodity prices. The Company uses the Credit Facility and its senior and subordinated debt instruments to finance a significant portion of its operations. The Company's exposure to market risk for interest rate changes relates to the Credit Facility variable rate debt. In the normal course of business the Company enters into hedging transactions, including natural gas price and basis swap agreements, to mitigate its exposure to commodity price movements, but not for trading or speculative purposes. In 1998, the Company used price and basis swap agreements to reduce exposure to downward price fluctuations for its natural gas production. For debt obligations, the table below presents principal cash flows and weighted average interest rates by year of maturity. For natural gas price and basis swap agreements, the table presents notional amounts in Mmbtu's and weighted average prices for contracts in place at December 31, 1998. The information presented below should be read in conjunction with Note 4 and Note 10 to the Financial Statements included in "Annex F--Financial Statements".

                                                       MATURITY DATE
                                  -------------------------------------------------------                           FAIR VALUE
  DEBT (DOLLARS IN THOUSANDS)        1999         2000       2001       2002       2003     THEREAFTER    TOTAL      12/31/98
  ---------------------------     -----------   --------   --------   --------   --------   ----------   --------   ----------
Variable:
  Credit Facility 7.03%(1)
    (Maturity)..................                $111,500                                                 $111,500    $111,500
Fixed:
  13.50% (Maturity).............  $       435                                                                 435         431
   7.88% (Maturity).............       34,147                                                              34,147      15,366
   8.50% (Maturity).............                  26,856                                                   26,856      12,085
  10.38% (Maturity).............                                                             $155,000     155,000     111,600
                                  -----------   --------                                     --------    --------    --------
        Total Maturity..........  $    34,582   $138,356                                     $155,000    $327,938    $250,982
                                  ===========   ========                                     ========    ========    ========
Blended weighted average
  interest rate.................        7.95%       8.5%                                       10.38%
COMMODITY PRICE DERIVATIVES
--------------------------------
Price swaps:
  Notional amounts (Mmbtu's)....    5,400,000
  Weighted average price........        $2.36
  Fair value at 12/31/98(2).....                                                                                     $  2,506
Basis swaps:
  Notional amounts (Mmbtu's)....   16,380,000
  Margin differential(3)........       $(0.01)
  Fair value at 12/31/98(2).....                                                                                     $   (142)

---------------

(1) Reflects the weighted average interest rate on borrowings outstanding at December 31, 1998.

(2) Represents estimated amounts to settle the contracts at December 31, 1998.

(3) Estimated weighted average margin differential at December 31, 1998.

                                                                         ANNEX D

                                  RISK FACTORS

     The Company cautions that the following risk factors could affect its actual financial condition and results of operations in the future.

UNCERTAINTIES REGARDING THE PHILLIPS TRANSACTION

     The Company has entered into an exploration and development agreement regarding the Phillips Transaction and intends to complete such transaction. However, the consummation of such transaction is subject to substantial closing conditions, including but not limited to (a) the absence of a material adverse change since April 12, 1999 in the financial condition of the Company, including but not limited to (i) any event of default on any material Company obligation or agreement and (ii) any Commission filing that contains a qualified opinion of the Company's independent auditors, (b) the receipt by the Company of financing of at least $120 million that has been used to repay the Credit Facility in full, (c) the accuracy of representations and warranties (including the representation relating to the solvency of the Company) and the performance of certain covenants and agreements, (d) the receipt of legal opinions and any required consents, permits and waivers and (e) the absence of any pending of threatened lawsuit, claim, action, proceeding or other investigation with respect to the Phillips Transaction. The Company has failed to comply with certain of these conditions and will seek a waiver of such conditions from Phillips. However, there can be no assurance that the Company will ultimately be able to consummate the Phillips Transaction. As such transaction is an integral part of the Company's financial strategy, failure to consummate such transaction could materially and adversely affect the Company's financial condition and its ability to make its debt service payments, including repayments of the 7 7/8% Notes and 8 1/2% Debentures at their respective maturities.

     If the Company consummates the Phillips Transaction, substantially more funds will be available for the Company's drilling activities. Consequently, the Company would have the opportunity to focus more on exploratory drilling with a higher reserve potential and a higher risk profile. The drilling of more exploratory wells could result in a lower drilling success rate. There is no assurance that the Company will be able to replace the proved reserves that are the subject of the Phillips Transaction, if such transaction is completed, or that any proved reserves will be discovered through exploratory drilling.

     If the Company does not consummate the Phillips Transaction and receive the proceeds therefrom, the Company will not receive the proceeds from the Senior Secured Offering, which are held in escrow.

DEPLETION OF RESERVES; NECESSITY OF SUCCESSFUL EXPLORATION AND DEVELOPMENT

     Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. The Company's future oil and natural gas reserves and production, and, therefore, cash flow and income, are highly dependent upon the Company's success in efficiently developing its current reserves and acquiring additional reserves that are economically recoverable.

UNCERTAINTIES IN ESTIMATING RESERVES AND FUTURE NET CASH FLOWS

     There are numerous uncertainties in acquiring valuable oil and natural gas prospects and successfully exploring and developing them, in estimating quantities of proved reserves believed to have been discovered and projecting future rates of production and the timing of development expenditures, including many factors beyond the control of the Company. The reserve data set forth in the Offer to Purchase and the Annexes thereto are only estimates. Reserve estimates are inherently imprecise and may be expected to change as additional information becomes available. Furthermore, estimates of oil and natural gas reserves, of necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured exactly, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Accordingly, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. There also can be no assurance that the reserves set forth in the Offer to Purchase and the Annexes thereto will ultimately be produced or that the proved undeveloped reserves set forth in the Offer to Purchase and the Annexes thereto will be developed within the periods anticipated. It is likely that variances from the estimates will be material. In addition, the estimates of future net cash flows from proved reserves of the Company and the present value thereof are based upon certain assumptions about future production levels, prices and costs that may not be correct when judged against actual subsequent experience. The Company emphasizes with respect to the estimates prepared by independent petroleum engineers that the estimated future net cash flows should not be construed as representative of the fair market value of the proved reserves owned by the Company since estimated future net cash flows are based upon projected cash flows which do not provide for changes in oil and natural gas prices from those in effect on the date indicated or for escalation of expenses and capital costs subsequent to such date. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based. Actual results will differ, and are likely to differ materially, from the results estimated. The Company's operations in south Louisiana in recent years are illustrative of these uncertainties. Accordingly, Holders are cautioned not to place undue reliance on the reserve data included in the Offer to Purchase and the Annexes thereto.

VOLATILITY OF OIL, NATURAL GAS AND NATURAL GAS LIQUIDS PRICES

     The Company's financial results are affected significantly by the prices received for its oil, natural gas and natural gas liquids production. Historically, the markets for oil, natural gas and natural gas liquids have been volatile. Oil prices in general have been depressed since the first quarter of 1998 while natural gas prices have fallen approximately 18% since November 1998. No assurance can be given as to when and if either oil or natural gas prices may recover. The prices received by the Company for its oil, natural gas and natural gas liquids production and the levels of such production are subject to government regulation, legislation and policies. The Company's future financial condition and results of operations will depend primarily upon the prices received for its oil and natural gas production, as well as the costs of finding, acquiring, developing and producing reserves.

OPERATING HAZARDS AND UNINSURED RISKS

     Oil and natural gas drilling activities are subject to numerous risks, many of which are uninsurable, including the risk that no commercially viable oil or natural gas production will be obtained; many of such risks are beyond the Company's control. The decision to purchase, explore or develop a prospect or property will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. The cost of drilling, completing and operating wells is often uncertain, and overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Technical problems encountered in actual drilling, completion and workover activities can delay such activity and add substantial costs to a project. Further, drilling may be curtailed, delayed or canceled as a result of many factors, including title problems, weather conditions, compliance with government permitting requirements, shortages of or delays in obtaining equipment, reductions in product prices and limitations in the market for products.

     The availability of a ready market for the Company's oil and natural gas production also depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines or trucking and terminal facilities. Natural gas wells may be partially or totally shut in for lack of a market or because of inadequacy or unavailability of natural gas pipeline or gathering system capacity.

     The Company's oil and natural gas business also is subject to all of the operating risks associated with the drilling for and production of oil and natural gas, including, but not limited to, uncontrollable flows of oil, natural gas, brine or well fluids into the environment (including groundwater and shoreline contamination), blowouts, cratering, mechanical difficulties, fires, explosions, pollution and other risks, any of which could result in substantial losses to the Company. Although the Company maintains insurance at levels that it believes are consistent with industry practices, it is not fully insured against all risks. Losses and liabilities arising from uninsured and underinsured events could have a material adverse effect on the financial condition and operations of the Company.

GOVERNMENT LAWS AND REGULATIONS

     The Company's operations are affected from time to time in varying degrees by political developments and federal and state laws and regulations. In particular, oil and natural gas production, operations and economics are or have been affected by price controls, taxes and other laws relating to the oil and natural gas industry, by changes in such laws and by changes in administrative regulations. The Company cannot predict how existing laws and regulations may be interpreted by enforcement agencies or court rulings, whether additional laws and regulations will be adopted or the effect such changes may have on the Company's business or financial condition. See "Annex A -- Business and Properties -- Regulation".

     The Company's operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities. The discharge of oil, natural gas, oil and natural gas exploration and production wastes or other pollutants into the air, soil or water may give rise to liabilities on the part of the Company to the government and third parties and may require the Company to incur costs of remediation. No assurance can be given that existing environmental laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations, will not materially and adversely affect the Company's operations and financial condition or that material indemnity claims will not arise against the Company with respect to properties acquired or sold by the Company. See "Annex A -- Business and Properties -- Regulation".

RISKS OF HEDGING TRANSACTIONS

     The Company regularly enters into hedging transactions for its natural gas production and likely will continue to do so in the future. Such transactions may limit potential gains by the Company if oil and natural gas prices were to rise substantially over the price established by the hedges and may expose the Company to the risk of financial loss in certain circumstances, including possibly instances where the Company's production is less than expected or there is an unexpected event materially affecting prices. The natural gas swap agreements generally provide for the Company to receive or make counterparty payments on the differential between a fixed price and a variable indexed price for natural gas. The Company is exposed to the credit risk of nonperformance by its hedging counterparties, which generally can be quantified as the amount of unrealized gains under the contracts. See "Annex C -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Market Risk Disclosure" and Note 10 to the Financial Statements, included in "Annex
F -- Financial Statements".

COMPETITION

     The Company operates in a highly competitive environment with respect to acquiring reserves, marketing oil and natural gas and securing trained personnel. Many of the Company's larger competitors possess and employ financial and personnel resources substantially greater than those available to the Company. Such companies may be able to pay more for productive oil and natural gas properties and to define, evaluate, bid for and purchase a greater number of properties than the Company's financial or personnel resources permit. The Company's ability to acquire additional reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, there is substantial competition for capital available for investment in the oil and natural gas industry. There can be no assurance that the Company will be able to compete successfully in the future in acquiring reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel, and raising additional capital.

DEPENDENCE ON KEY PERSONNEL

     The Company believes that its current operations and future prospects are dependent to a significant extent upon the efforts of several members of its senior management team. The loss of the services of certain of these key individuals could have an adverse effect upon the Company. The Company currently does not maintain insurance against the loss of any of these individuals.

CONTROL BY PRINCIPAL STOCKHOLDER

     Contour Production Company L.L.C. ("Contour") owns approximately 57% of the outstanding voting power of the Company. Accordingly, Contour is able to control the election of the Company's directors, the Company's management, operations and affairs and the outcome of any corporate transaction or other matter submitted to the Company's stockholders for approval, including a merger, consolidation or sale of all or substantially all of the Company's assets. Circumstances may occur in which the interests of Contour, as the majority stockholder of the Company, may conflict with the interests of the holders of the Securities.

                                                                         ANNEX E

                    DESCRIPTION OF THE SENIOR SECURED NOTES

     Proceeds from an offering of $135,000,000 aggregate principal amount of 14% Senior Secured Notes due 2003 maturing at 105% of the stated principal amount (the "Senior Secured Notes") has been placed in escrow. Upon release of the escrow such notes will be issued under an indenture (the "Indenture") dated as of April 15, 1999, among the Company, as issuer, Kelley Oil Corporation, Kelley Operating Company, Ltd. and Concorde Gas Marketing, Inc., as initial Subsidiary Guarantors, and Norwest Bank Minnesota, National Association, as trustee (the "Trustee").

     Capitalized terms not otherwise defined below or elsewhere in this Description of the Notes have the meanings given to them in the Indenture, the Offer to Purchase or the Annexes thereto. The definitions of certain capitalized terms used in the summary are set forth below under "-- Certain Definitions." In this description, the word "Company" refers to Kelley Oil & Gas Corporation and not to any of its subsidiaries and "Holder" refers to a holder of the Senior Secured Notes and not to a holder of the Securities.

CLOSING INTO ESCROW; LIABILITY OF COMPANY AND SUBSIDIARY GUARANTORS FOR SENIOR SECURED NOTES

     The unauthenticated and unissued Senior Secured Notes, the Subsidiary Guarantees, the other Security Documents and the proceeds from the Senior Secured Offering are currently held in escrow pursuant to an Escrow Agreement (the "Escrow Agreement") dated as of April 16, 1999 among the Company, the Subsidiary Guarantors, Norwest Bank Minnesota, National Association, as Escrow Agent (the "Escrow Agent") and Norwest Bank Minnesota, National Association, as securities intermediary. On April 16, 1999, the proceeds from the Offering of the Notes were deposited into a securities account maintained by the Escrow Agent at its corporate trust offices or at any securities intermediary selected by the Escrow Agent having a combined capital and surplus of at least $250.0 million and having a long-term debt rating of at least "A3" by Moody's Investor Service, Inc. and at least "A-" by Standard & Poor's Ratings Services styled the "Kelley Oil Escrow Account" (such account being the "Escrow Account") which shall be under the exclusive dominion and control of the Trustee. Investors in the Offering received receipts ("Cash Secured Escrow Receipts") evidencing their rights to the Escrow Account. All amounts on deposit in the Escrow Account shall be treated as financial assets and cash funds on deposit in the Escrow Account may be invested by the Escrow Agent, at the direction of the Company, in short-term U.S. government treasury securities; provided, however, in no event shall the Company have the right to withdraw funds or assets from the Escrow Account except in compliance with the terms of the Escrow Agreement and all assets credited to the Escrow Account shall be subject to a Lien in favor of the Trustee for the benefit of the Initial Purchaser and the Holders.

     The unauthenticated and unissued Senior Secured Notes, the Subsidiary Guarantees and the other Security Documents are not, and shall not be deemed to be, outstanding obligations of the Company and the Subsidiary Guarantors, respectively, until such agreements and the proceeds from the Senior Secured Offering are released from the Escrow Account and the Senior Secured Notes are authenticated and issued pursuant to the terms thereof.

     The Notes, the Subsidiary Guarantees and the other Security Documents and the proceeds from the Offering shall be released from escrow and the Escrow Agent shall deliver (i) to the Company the proceeds from the Senior Secured Offering and (ii) to the Trustee the Senior Secured Notes duly authenticated, the Subsidiary Guarantees and the other Security Documents, as contemplated by the Indenture, upon receipt by the Escrow Agent of an officer's certificate from each of the Company and from the Initial Purchaser setting forth that certain conditions have been satisfied, including:

          (A) the Phillips Transaction has been consummated, resulting in cash proceeds to the Company of not less than $80.0 million minus any non-material, usual and customary price adjustment for similar transactions in the Oil and Gas Business;

          (B) the Company will deliver to the Trustee an independent auditors' report from a firm of recognized national standing containing an unqualified opinion without an explanatory paragraph for a going concern consideration for their audit of the Company's consolidated financial statements as of an interim date and for an interim period subsequent to December 31, 1998;

          (C) the Company, Jefferies & Company, Inc. (the "Initial Purchaser") and the Trustee will exchange certain other customary closing documents;

          (D) that no Default has occurred and is continuing under the Indenture.

     If (i) such conditions have not been met on or before May 17, 1999, or (ii) the Company delivers to the Escrow Agent and the Trustee written notice that such conditions will not be met by May 17, 1999, then (A) the proceeds from the Senior Secured Offering (together with all interest earned on the principal of the escrow fund) will be returned to the holders of Cash Secured Escrow Receipts, (B) the Indenture, the unauthenticated and unissued Senior Secured Notes, the Subsidiary Guarantees and the other Security Documents will be canceled by the Trustee and returned by the Trustee to the Company, and (C) the Company will pay to the Escrow Agent an amount equal to the interest that would have accrued on the Senior Secured Notes had they been outstanding from and after April 16, 1999 less interest earned on the principal of the escrow fund for disbursement by the Escrow Agent to the purchasers of the Senior Secured Notes.

GENERAL

     Upon satisfaction of the release conditions, the Senior Secured Notes:

     - will be senior secured obligations of the Company;

     - will be secured by a first Lien, subject only to Permitted Liens, on substantially all of the proved oil and natural gas reserves of the Company;

     - will rank equally in contractual right of payment with all of the Company's current and future senior Indebtedness;

     - will rank senior to all of the Company's current and future Subordinated Obligations; and

     - will be unconditionally guaranteed by the Subsidiary Guarantors (which guarantees will be secured by a first Lien, subject only to Permitted Liens, on substantially all of the proved oil and natural gas reserves of each such Subsidiary Guarantor).

     The Senior Secured Notes are limited to an aggregate stated principal amount not to exceed the Borrowing Base, and will mature on April 15, 2003 at a price of 105% of the stated principal amount thereof, with a partial quarterly mandatory redemption. See "Mandatory Redemption." The Senior Secured Notes will bear interest at 14% per annum from the Issue Date, payable semiannually to Holders of record at the close of business on the April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year, commencing on October 15, 1999. Interest on overdue principal and (to the extent permitted by law) on overdue installments of interest will accrue at 1% per annum in excess of such rate. Interest on the Senior Secured Notes will be computed on the basis of a 360-day year of twelve 30-day months. Interest shall accrue and be payable before and after the filing of a bankruptcy petition at the rate and on the dates set forth above.

     The Senior Secured Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of the Senior Secured Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     The proceeds of the Senior Secured Offering will be used to replace and refinance the Indebtedness outstanding under the Credit Agreement when released from escrow and will represent a modification, refunding, replacement and refinancing of the Indebtedness currently outstanding under the Credit Agreement.

SCHEDULED QUARTERLY REDEMPTION

     On the 15th day of each January, April, July and October, commencing July 15, 2002, the Company will be obligated to redeem $2.0 million of the stated principal amount of the Senior Secured Notes (expressed as an integral multiple of $1,000) at a redemption price equal to 103% of the stated principal amount thereof plus accrued and unpaid interest thereon to such date.

OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, the Senior Secured Notes will not be redeemable at the option of the Company prior to April 15, 2001. Thereafter, the Senior Secured Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at 105% (expressed as a percentage of stated principal amount), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed on or after April 15, 2001.

     In addition, at any time and from time to time prior to April 15, 2001, the Company may redeem in the aggregate up to 35% of the original stated principal amount of the Senior Secured Notes with the proceeds of one or more Equity Offerings at a redemption price (expressed as a percentage of stated principal amount) of 114% plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that either at least 65% of the original stated principal amount of the Senior Secured Notes must remain outstanding after each such redemption or such redemption must retire the Senior Secured Notes in their entirety and the redemption occurs within 60 days after the consummation of such Equity Offering.

     In the case of any partial redemption, selection of the Senior Secured Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Senior Secured Note of $1,000 in original principal amount or less shall be redeemed in part. If any Senior Secured Note is to be redeemed in part only, the notice of redemption relating to such Senior Secured Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Secured Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Secured Note.

SUBSIDIARY GUARANTEES

     The Company's Obligations will be guaranteed (all such obligations guaranteed by the Subsidiary Guarantors being herein called the "Guaranteed Obligations" and each such Subsidiary Guarantee being herein called a "Subsidiary Guarantee") by the Company's Restricted Subsidiaries (other than the Programs), which are initially Kelley Oil Corporation, Kelley Operating Company, Ltd. and Concorde Gas Marketing, Inc. (all such Restricted Subsidiaries being the "Subsidiary Guarantors"). Substantially all of the Oil and Gas Assets of each Subsidiary Guarantor will be pledged to secure its obligations under its Subsidiary Guarantee. Each Subsidiary Guarantor's Subsidiary Guarantee will rank equally in contractual right of payment with all of its current and future senior Indebtedness, and senior to all of its current and future Subordinated Obligations.

     Each Subsidiary Guarantor, as primary obligor and not merely as surety, will irrevocably and unconditionally guarantee, on a joint and several basis, the performance and the punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all the Obligations of the Company under the Indenture and the Senior Secured Notes. Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can, after giving effect to all other contingent and fixed liabilities of the applicable Subsidiary Guarantor, be guaranteed by such Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent transfer or fraudulent conveyance or similar laws affecting the rights of creditors generally. Each Subsidiary Guarantor will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee and the Holders in enforcing any rights under the Subsidiary Guarantee with respect to such Subsidiary Guarantor.

     Each Subsidiary Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations,
(b) be binding upon the relevant Subsidiary Guarantor and (c) inure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns as provided in the Indenture. See "-- Defaults."

     Pursuant to the Indenture, any Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the same extent the Company may consolidate with, merge with or into, or transfer all or substantially all its assets to, any other Person; provided, however, that if such Person is not the Company or a Subsidiary Guarantor, such Subsidiary Guarantor's obligations under the Indenture and its Subsidiary Guarantee must be expressly assumed by such other Person. However, upon the sale or disposition (by merger or otherwise) of any Subsidiary Guarantor to a Person (other than to the Company or a Subsidiary Guarantor) permitted by the Indenture, such Subsidiary Guarantor will be released and relieved from all its obligations under the Indenture and its Subsidiary Guarantee. See "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock."

SECURITY; RANKING

     All of the Obligations and the Guaranteed Obligations will be secured by a first Lien, subject only to Permitted Liens, on substantially all of the Oil and Gas Assets of the Company and its Restricted Subsidiaries owned on the Issue Date, and by a first Lien, subject only to Permitted Liens, on substantially all of such Oil and Gas Assets acquired or developed thereafter; provided however that, with respect to any property securing Acquired Indebtedness, the Company's and each Subsidiary Guarantor's obligation to provide Liens to the Trustee on such property will be limited to the extent that granting a Lien on such property is not prohibited by the terms of the instruments creating such Acquired Indebtedness (including any Refinancing thereof); and provided further that such Lien, if not otherwise prohibited, may be inferior to the Lien securing the Acquired Indebtedness. See "-- Certain Covenants -- Lien on Additional Collateral." In addition, the Obligations will be secured by a first priority Lien on the general partnership interests of the Company and the Subsidiary Guarantors in the Programs.

     The Oil and Gas Assets that will initially secure the Obligations and the Guaranteed Obligations represent approximately 95% of the PV-10 Value of the Oil and Gas Properties of the Company and Subsidiary Guarantors as of December 31, 1998. Approximately 10% of that value is represented by the general partnership interests of the Company and the Subsidiary Guarantors in the Programs. A substantial portion of these same assets currently serve as collateral for the Credit Agreement, and the lending institutions thereunder will assign their Liens securing the Credit Agreement to the Trustee, effective as of the Issue Date, in connection with the refunding, replacement and refinancing of the Indebtedness currently outstanding under the Credit Agreement contemplated hereby.

     If the Senior Secured Notes become due and payable prior to the Stated Maturity or are not paid in full at the Stated Maturity, the Trustee may take all actions it deems necessary or appropriate, including, but not limited to, foreclosing upon the Collateral in accordance with the Indenture, the Security Documents and applicable law. The proceeds received from the sale of any Collateral that is the subject of a foreclosure or collection suit will be applied first to pay the expenses of such foreclosure or suit and amounts then payable to the Trustee and thereafter to pay the principal of and interest on the Senior Secured Notes. The Trustee has the power to institute and maintain such suits and proceedings as it may deem expedient to prevent impairment of, or to preserve or protect its and the Holders' interest in, the Collateral.

     The collateral release provisions of the Indenture will permit the release of Collateral without substitution of collateral of equal value under certain circumstances. See "-- Possession, Use and Release of Collateral."

     As secured obligations of the Company and the relevant Subsidiary Guarantors, the Obligations and the Guaranteed Obligations, respectively, will be senior to all of the Company's and the relevant Subsidiary Guarantor's Subordinated Obligations and pari passu in contractual right of payment to all of the Company's and the relevant Subsidiary Guarantor's other current and future senior Indebtedness. The Senior Secured Notes and any Subsidiary Guarantee will effectively, however, be senior as to other senior Indebtedness on the basis of the Liens granted under the Indenture and the Security Documents to the extent of the value of the Collateral.

     Substantially all the operations of the Company are currently conducted through its subsidiaries. Claims of creditors of any such subsidiaries which have not executed a Subsidiary Guarantee, including trade creditors, secured creditors and creditors holding guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company and the Subsidiary Guarantors, including the Holders. The Senior Secured Notes and each Subsidiary Guarantee, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Company (other than the relevant Subsidiary Guarantor). After giving pro forma effect to the Refinancing of the Credit Agreement with the proceeds of the Senior Secured Offering, as of December 31, 1998, the Company's subsidiaries (other than the Subsidiary Guarantors) would have had no liabilities to any Person other than the Company and its subsidiaries. Although the Indenture limits the incurrence of Indebtedness and the issuance of preferred stock of certain of the Company's subsidiaries, such limitation is subject to a number of significant qualifications; moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "-- Certain Covenants -- Limitation on Indebtedness."

CERTAIN DEFINITIONS

     "Acquired Indebtedness" means Indebtedness of the Company or any of its Restricted Subsidiaries of the types described under clauses (b)(5), (b)(7),
(b)(11) and (b)(12) of the covenant "Limitation on Indebtedness."

     "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) used or useful in the Oil and Gas Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in the Oil and Gas Business.

     "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, (a) the sum of (i) discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the Company's most recently completed fiscal year, which reserve report is prepared or reviewed by independent petroleum engineers, as increased by, as of the date of determination, the discounted future net revenues of (A) estimated proved oil and gas reserves of the Company and its Restricted Subsidiaries attributable to any material acquisition consummated since the date of such year-end reserve report, and (B) estimated oil and gas reserves of the Company and its Restricted Subsidiaries attributable to material extensions, discoveries and other additions and upward determinations of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report which would, in the case of determinations made pursuant to clauses (A) and (B), in accordance with standard industry practice, result in such additions or revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the discounted future net revenues of (C) estimated proved oil and gas reserves of the Company and its Restricted Subsidiaries produced or disposed of since the date of such year-end reserve report and (D) reductions in the estimated oil and gas reserves of the Company and its Restricted Subsidiaries since the date of such year-end reserve report attributable to material downward determinations of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report which would, in the case of determinations made pursuant to clauses (C) and (D), in accordance with standard industry practice, result in such determinations, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clauses (A) through
(D), such increases and decreases shall be as estimated by the Company's engineers, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change, then such increases and decreases in the discounted future net revenue shall be confirmed in writing by an independent petroleum engineer, (ii) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributed, based on the Company's books and records as of a date no earlier than the date of the Company's latest annual or quarterly financial statements, (iii) the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements and (iv) the greater of (I) the net book value on a date no earlier than the date of the Company's latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries as of a date no earlier than the date of the Company's latest audited financial statements (provided that the Company shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed), minus (b) the sum of (i) minority interests, (ii) any gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest audited financial statements, (iii) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company's year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties, (iv) the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company's year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto and (v) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenues specified in the immediately preceding clause (a)(i) (utilizing the same prices utilized in the Company's year-end reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the preceding. For purposes of the provisions described under "-- Certain Covenants -- Limitation on Restricted Payments," "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and "-- Certain Covenants -- Limitation on Affiliate Transactions" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof. Shareholders and Affiliates of Bessemer Securities Corporation ("BSC") that would not be Affiliates of the Company other than by reason of being shareholders or Affiliates of BSC and that neither in fact participate in the management of any of BSC, Bessemer Partners & Co. ("Bessemer"), Bessemer Holdings, L.P. ("Holdings") or the Company nor are controlled by BSC, Bessemer, Holdings, the Company, or any of their respective Affiliates who in fact participate in the management of any of BSC, Bessemer, Holdings or the Company, shall not be deemed to be "Affiliates" of the Company.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or (iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary. Notwithstanding the preceding, none of the following shall be deemed to be an Asset Disposition:
(1) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (2) the sale or transfer (whether or not in the ordinary course of business) of oil and gas properties or direct or indirect interests in real property; provided, however, that at the time of such sale or transfer such properties do not have associated with them any proved reserves, (3) the abandonment, farm-out, lease or sublease of developed or undeveloped oil and gas properties in the ordinary course of business, (4) the trade or exchange by the Company or any Restricted Subsidiary of any oil and gas property owned or held by the Company or such Restricted Subsidiary for any oil and gas property owned or held by another Person, provided that if any property so traded or exchanged contains proved reserves, then the property received therefor contains a reasonably equivalent value of proved reserves, (5) the trade or exchange by the Company or any Restricted Subsidiary of any oil and gas property owned or held by the Company or such Restricted Subsidiary for any Investment in equity interests of a Person engaged in the Oil and Gas Business, provided that if any property so traded or exchanged contains proved reserves, then (A) the Company's or such Restricted Subsidiary's pro rata Investment in such Person shall represent a reasonably equivalent value of proved reserves and (B) such Person is or becomes by virtue of such Investment a Restricted Subsidiary or a Permitted Joint Venture, or (6) the sale or transfer of hydrocarbons or other mineral products or surplus or obsolete equipment all in the ordinary course of business.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the Sale/Leaseback Transaction, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Available Borrowing Base" means, as of any date, the Borrowing Base minus the outstanding principal amount of the Notes as of such date.

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Borrowing Base" means $135.0 million.

     "Business Day" means each day which is not a Legal Holiday (as defined in the Indenture).

     "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity and any warrants or options granted to directors, officers or employees of the Company in the ordinary course of business.

     "Cash Balance Amount" means, as of any date, the amount equal to the aggregate amount of cash and Temporary Cash Investments held by the Company and its Restricted Subsidiaries as of the close of business on the immediately preceding Business Day divided by 1.04, minus $5,000.000.

     "Change of Control" means the occurrence of any of the following events:

          (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such person shall be deemed to have "beneficial ownership" of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (i), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined in this clause (i)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined in this proviso), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation);

          (ii) during any period of two consecutive years from and after the Closing Date, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

          (iii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

     "Closing Date" means the date on which the Indenture is executed. See "Closing into Escrow; Liability of the Company and the Subsidiary Guarantors on the Notes."

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Collateral" means, collectively, all of the property and assets (including, without limitation, Trust Moneys) that are from time to time subject to, or purported to be subject to, the Lien of the Indenture or any of the Security Documents.

     "Collateral Account" has the meaning given to it in the section described herein under the heading "Possession, Use and Release of Collateral -- Deposit, Use and Release of Trust Moneys."

     "Collateral Maintenance Tender Offer Amount" means, with respect to any Asset Disposition other than the Phillips Transaction, an amount equal to the excess of (i) the outstanding principal balance of the Notes over (ii) quotient obtained by dividing (a) the PV-10 Value of all of the Oil and Gas Assets of the Company and its Restricted Subsidiaries immediately after giving effect to such Asset Disposition by (b) 1.75.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness, (3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition (other than an Asset Disposition involving assets having a fair market value of less than the greater of one percent (1%) of Adjusted Consolidated Net Tangible Assets as of the end of the Company's then most recently completed fiscal year and $2.0 million), then EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition (including by way of lease) of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition or disposition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Current Liabilities" as of the date of determination means the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a consolidated basis, after eliminating (i) all intercompany items between the Company and any Restricted Subsidiary and (ii) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication, (i) interest expense attributable to capital leases and imputed interest with respect to Attributable Debt, (ii) capitalized interest, (iii) non-cash interest expenses,
(iv) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (v) net costs (including amortization of fees and upfront payments) associated with interest rate caps and other interest rate and currency options that, at the time entered into, resulted in the Company and its Restricted Subsidiaries being net payees as to future payouts under such caps or options, and interest rate and currency swaps and forwards for which the Company or any of its Restricted Subsidiaries has paid a premium, (vi) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary, to the extent that, by the terms of the Preferred Stock, failure to pay such dividends would result in a bankruptcy of the issuer thereof and (vii) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary or secured by a Lien on assets of the Company or any Restricted Subsidiary to the extent such Indebtedness constitutes Indebtedness of the Company or any Restricted Subsidiary (whether or not such Guarantee or Lien is called upon); provided, however, "Consolidated Interest Expense" shall not include any (w) amortization of costs relating to debt issuances (including the amortization of debt discount) other than the amortization of debt discount related to the issuance of securities with an original issue price of not more than 90% of the principal thereof, (x) amortization of debt discount to the extent it relates to revaluations of financial instruments recognized in connection with the Consolidation, and (y) noncash interest expense Incurred in connection with interest rate caps and other interest rate and currency options that, at the time entered into, resulted in the Company and its Restricted Subsidiaries being either neutral or net payors as to future payouts under such caps or options.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain or loss realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person; (v) extraordinary gains or losses; and (vi) the cumulative effect of a change in accounting principles.

     "Consolidated Net Tangible Assets," as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of: (i) minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary; (ii) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors; (iii) any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied; (iv) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; (v) treasury stock;

(vi) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and (vii) Investments in and assets of Unrestricted Subsidiaries.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Consolidation" means the conversion in 1994 of Capital Stock of Kelley Oil and units in Kelley Oil & Gas Partners, Ltd., a Texas limited partnership, into shares of common stock, Convertible Exchangeable Preferred Stock and cumulative convertible stock of the Company.

     "Convertible Exchangeable Preferred Stock" means the $2.625 Convertible Exchangeable Preferred Stock of the Company.

     "Credit Agreement" means that certain Amended and Restated Credit Agreement dated as of December 1, 1997 among the Company, Kelley Oil Corporation and Kelley Operating Company, Ltd., as borrowers, Concorde Gas Marketing, Inc. and certain other Persons, as guarantors, each of the lenders that is a signatory thereto, and Chase Bank of Texas, National Association (formerly known as Texas Commerce Bank National Association), as agent, and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended or modified prior to the Issue Date.

     "Credit Facilities" means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities (other than the Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, production payments, receivables financings (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Phillips Transaction" means the transaction(s) contemplated by that certain Exploration and Development Agreement dated as of April 12, 1999 between the Company and Phillips Petroleum Company, as the same may be amended, but in any event providing for cash proceeds to the Company equal to at least $80.0 million minus any non-material, usual and customary price adjustments for similar transactions in the Oil and Gas Business.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock to the extent that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, it (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable, in whole or in part, at the option of the holder thereof, in each case described in the immediately preceding clauses
(i), (ii) or (iii), on or prior to the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "-- Certain Covenants -- Limitation on

Sales of Assets and Subsidiary Stock" and "-- Certain Covenants -- Change of Control"; provided further, however, that the Company's Convertible Exchangeable Preferred Stock outstanding on the Issue Date shall not be deemed Disqualified Stock.

     "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income: (a) provision for taxes based on income or profits, (b) depletion and depreciation expense, (c) amortization expense, (d) exploration costs and (e) all other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period except such amounts as the Company determines in good faith are nonrecurring), and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto and deducted in calculating such Consolidated Net Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and
(y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments. Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained) pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

     "Equity Offering" means a primary offering, whether public or private, of shares of common stock of the Company.

     "Excess Proceeds" has the meaning given such term in the covenant "-- Limitation on Sales of Assets and Subsidiary Stock."

     "Excess Proceeds Offer" has the meaning given such term in the covenant "-- Limitation on Sales of Assets and Subsidiary Stock."

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Offer" has the meaning given such term in the section "Registration Rights; Liquidated Damages."

     "Exchange Notes" has the meaning given such term in the section "Registration Rights; Liquidated Damages."

     "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Issue Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession, and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     "Guarantee" means, without duplication, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Guaranteed Obligations" has the meaning given such term in the section "Subsidiary Guarantees."

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Oil and Gas Hedging Contract, Interest Rate Agreement or Currency Agreement.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness, Capital Stock or Lien of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property (which purchase price is due more than six months after the date of taking delivery of title to such property), including all obligations of such Person for the deferred purchase price of property under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued dividends); (vi) all obligations of such Person relating to any Production Payment or in respect of production imbalances (but excluding production imbalances arising in the ordinary course of business); (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee (including, with respect to any Production Payment, any warranties or Guarantees of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment);
(viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by any Lien on any property or asset of such first-mentioned Person (whether or not such obligation is assumed by such first-mentioned Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured and (ix) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

     The "amount" or "principal amount" of Indebtedness at any time of determination as used herein represented by: (1) any Capital Lease Obligation shall be the amount determined in accordance with the definition thereof, (2) any Interest Rate Agreements included in the definition of Permitted Indebtedness shall be zero, (3) all other unconditional obligations shall be the amount of the liability thereof determined in accordance with GAAP, and (4) all other contingent obligations shall be the maximum liability at such date of such Person.

     It is understood that none of the following shall constitute Indebtedness:
(i) indebtedness arising from agreements providing for indemnification or adjustment of purchase price or from Guarantees securing any obligations of the Company or any of its Subsidiaries pursuant to such agreements, incurred or assumed in connection with the disposition of any business, assets or Subsidiary of the Company, other than Guarantees or similar credit support by the Company or any of its Subsidiaries of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; (ii) any trade payables and other accrued current liabilities incurred in the ordinary course of business as the deferred purchase price of property; (iii) obligations arising from Guarantees to suppliers, lessors, licensees, contractors, franchisees or customers incurred in the ordinary course of business; (iv) obligations (other than express Guarantees of indebtedness for borrowed money) in respect of Indebtedness of other Persons arising in connection with (A) the sale or discount of accounts receivable, (B) trade acceptances and (C) endorsements of instruments for deposit in the ordinary course of business, (v) obligations in respect of performance bonds provided by the Company or its Subsidiaries in the ordinary course of business and refinancings thereof; (vi) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such obligation is extinguished within two business days of its incurrence; and (vii) obligations in respect of any obligations under workers' compensation laws and similar legislation.

     "Initial Purchaser" means Jefferies & Company, Inc.

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers or joint interest partners or drilling partnerships sponsored by the Company or any Restricted Subsidiary in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "-- Certain
Covenants -- Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Issue Date" means the date on which the proceeds of the Notes are released from escrow as provided under the heading "Closing in Escrow; Liability of Company and Subsidiary Guarantors for Senior Secured Notes."

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Liquidated Damages" has the meaning given such term in the section "Registration Rights; Liquidated Damages."

     "Limited Recourse Indebtedness" means, with respect to any Production Payments, Indebtedness, the terms of which limit the liability of the Company and its Restricted Subsidiaries solely to the hydrocarbons covered by such Production Payments; provided, however, that no default with respect to such Indebtedness would permit any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

     "Material Change" means an increase or decrease (excluding changes that result solely from changes in prices) of more than 15% during a fiscal quarter in the discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause
(a)(i) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material
Change: (i) any acquisitions during the fiscal quarter of oil and gas reserves that have been estimated by independent petroleum engineers and with respect to which a report or reports of such engineers exist and (ii) any disposition of properties existing at the beginning of such fiscal quarter that have been disposed of in compliance with the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock."

     "Minimum Reserve Amount" means, as of any date, an amount of Oil and Gas Assets expressed as a volumetric equivalent equal to 180 Bcfe less the aggregate of all revisions to reserves resulting from sales of reserves in place as reflected in all Reserve Reports delivered pursuant to the Indenture.

     "Mortgage" means mortgage (or deed of trust), assignment of production, security agreement, fixture filing and financing statement granted by the Company or any Subsidiary Guarantor for the benefit of the Trustee and the Holders and pursuant to which one or more Liens on Oil and Gas Assets or interests therein are created, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof and of the Indenture.

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of (i) all legal, title and recording tax expenses, commissions and other fees (including financial and other advisory fees) and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition,
(iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Net Present Value" means, with respect to any proved hydrocarbon reserves, the discounted future net revenues associated with such reserves, determined in accordance with the rules and regulations (including interpretations thereof) of the SEC in effect on the Closing Date.

     "Net Working Capital" means (a) all current assets of the Company and its Restricted Subsidiaries minus (b) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, determined in accordance with GAAP.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the Indenture and other documentation governing the Senior Secured Notes.

     "Oil and Gas Assets" means all proved oil and gas reserves and natural gas processing facilities of the Company and/or any Restricted Subsidiary.

     "Oil and Gas Business" means the business of the exploration for, and exploitation, development, acquisition, production, processing (but not refining), marketing, storage and transportation of, hydrocarbons, and other related energy and natural resource businesses.

     "Oil and Gas Hedging Contract" means any oil and gas purchase or hedging agreement, and other agreement or arrangement, in each case, that is designed to provide protection against oil and gas price fluctuations.

     "Permitted Business Investment" means any Investment made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including (i) ownership interests in oil and gas properties, processing facilities, gathering systems or ancillary real property interests and (ii) Investments in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements with third parties.

     "Permitted Holders" means (i) the members of Contour Production Company L.L.C., a Delaware limited liability company ("Contour"), as of the Closing Date (the "Contour Group"), (ii) Contour, so long as Contour is controlled (as defined in the definition of "Affiliate" above), directly or indirectly, by the Contour Group, (iii) officers, principals, employees, direct or indirect owners or Affiliates of Persons described in clauses (i) or (ii), (iv) Persons who beneficially own Voting Stock of the Company on the Closing Date and (v) officers or employees of the Company or any of its Subsidiaries as of the Closing Date.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is an Oil and Gas Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is an Oil and Gas Business; (iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; (viii) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and
(ix) Permitted Business Investments.

     "Permitted Joint Venture" means any Person engaged in the Oil and Gas Business in which the Company or a Restricted Subsidiary makes a Permitted Business Investment and which cannot, by the terms of such Person's constituent documents, Incur or Guarantee Indebtedness.

     "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings; (c) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness; (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person; (f) Liens securing Indebtedness Incurred under clauses (b)(7) and (b)(11) of the covenant "Limitation on Indebtedness"; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness secured by the Lien may not be Incurred more than 365 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien; (g) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been incurred in accordance with the provisions of this Indenture; provided, that: (1) such Liens are expressly junior to the Liens securing the Obligations and the Subsidiary Guarantees, (2) such Refinancing results in an improvement on a pro forma basis in the Company's Consolidated Coverage Ratio, and (3) the instruments creating such Liens expressly subject the foreclosure rights of the holders of the Indebtedness being Refinanced to a stand-still of not less than 179 days; (h) Liens existing on the Closing Date; (i) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries; (j) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries; (k) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a wholly owned Subsidiary of such Person (or, in the case of the Company, to a Wholly Owned Subsidiary); (l) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations; (m) Liens arising in the ordinary course of business in favor of the United States, any state thereof, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute; (n) Liens to secure any Refinancing (or successive Refinancing) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the preceding clauses (f),
(g), (h), (i) and (j); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (g), (f), (h), (i) or (j) at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing; (o) Liens on, or related to, properties to secure all or part of the costs incurred in the ordinary course of business of exploration, drilling, development or operation thereof; (p) Liens on pipeline or pipeline facilities which arise out of operation of law; (q) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases; (r) Liens arising under partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation or processing (but not the refining) of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, development agreements, operating agreements, area of mutual interest agreements, and other similar agreements which are customary in the Oil and Gas Business; (s) Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; and (t) Liens arising pursuant to the Indenture or any Security Document or otherwise securing the Obligations and/or the Subsidiary Guarantees. Notwithstanding the preceding, (1) "Permitted Liens" will not include any Lien described in clause (f), (i) or (j) above to the extent (A) such Lien applies to any Additional Assets or Permitted Business Investment acquired directly or indirectly from Net Available Cash pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and (B) the fair value of such Additional Assets or Permitted Business Investment is less than the sum of (x) the amount of Indebtedness secured by such Lien plus (y) the amount of Net Available Cash so invested in such Additional Assets or Permitted Business Investment; (2) "Permitted Liens" as such term relates to encumbrances on property constituting Collateral shall not include Liens of the type described in clauses (a), (d), (h), (l) and (n) (in so far as it relates to clause (h)); and (3) Liens Incurred pursuant to clauses (f), (i) and (j) shall not secure Indebtedness in a principal amount at any one time outstanding in excess of the greater of (A) $5.0 million or (B) an amount equal to 33.33% of the fair market value of the property acquired (which shall be deemed to be the PV-10 Value of any Oil and Gas Assets) subject of such Lien as of the date such Lien is created or assumed.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Pledge Agreement" means that certain Pledge Agreement dated as of the Issue Date pursuant to which the Capital Stock of the Programs owned by the Company and its Restricted Subsidiaries is pledged to the Trustee for the benefit of the Holders, as the same may be amended, modified or supplemented from time to time.

     "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "principal" of a Senior Secured Note means the principal of the Senior Secured Note plus the premium, if any, payable on the Senior Secured Note which is due or overdue or is to become due at the relevant time.

     "Production Payments" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

     "Programs" means Kelley Partners 1992 Development Drilling Program, a Texas limited partnership, and Kelley Partners 1994 Development Drilling Program, a Texas limited partnership, together with Kelley Partners 1992 Development Drilling Joint Venture, a Texas general partnership, Kelley Partners 1994 Development Drilling Joint Venture, a Texas general partnership, and each of their respective successors.

     "PV-10 Value" means with respect to any Oil and Gas Assets the aggregate net present value of such Oil and Gas Assets calculated before income taxes and discounted at 10 percent in accordance with SEC guidelines (including using pricing provisions based on the most recent year-end prices), as reported in the most recently prepared or audited report of the Company's independent petroleum engineers.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness (including an Incurrence pursuant to clause (ii) of the first or third paragraph of the covenant described under "-- Certain Covenants -- Merger and Consolidation"). "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with the Indenture including

Indebtedness that Refinances Refinancing Indebtedness and Indebtedness that is deemed to be Incurred at the time of a merger or consolidation pursuant to clause (ii) of the first or third paragraph of the covenant described under "-- Certain Covenants -- Merger and Consolidation," provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary (other than a Subsidiary Guarantor) that Refinances Indebtedness of the Company or another Subsidiary or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Registration Default" has the meaning given such term in the section "Registration Rights; Liquidated Damages."

     "Registration Rights Agreement" means the Registration Rights Agreement dated the Closing Date but effective as of the Issue Date among the Issuer, the Subsidiary Guarantors and the Initial Purchaser.

     "Reserve Report" shall mean a reserve engineering report, setting forth, as of the most recent January 1, April 1, July 1 and October 1, the oil and gas reserves attributable to the Company's and its Restricted Subsidiaries' Oil and Gas Assets included in the Collateral together with a projection of the rate of production and future net income, severance and production taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with SEC reporting requirements at the time.

     "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (y) dividends or distributions payable solely to the Company or a Restricted Subsidiary, and (z) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations, (iv) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of the Company's 7 7/8% Convertible Subordinated Notes due 1999 and the Company's 8 1/2% Convertible Subordinated Notes due 2000, or (v) the making of any Investment in any Person (other than a Permitted Investment).

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Security Documents" means, collectively, the Mortgages, the Pledge Agreement and all security agreements, mortgages, deeds of trust, collateral assignments or other instruments evidencing or creating any security interests in favor of the Trustee or any predecessor Trustee in all or any portion of the Collateral, in each case as amended, supplemented or modified from time to time in accordance with their terms and the terms of the Indenture.

     "Shelf Registration Statement" has the meaning given such term in the section "Registration Rights; Liquidated Damages."

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligations" means any Indebtedness or Preferred Stock of the Company or any Subsidiary Guarantor (whether outstanding on the Closing Date or thereafter Incurred) which is subordinate or junior in right of payment to the Senior Secured Notes or any Subsidiary Guarantee, as the case may be, pursuant to a written agreement to that effect.

     "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise indicated, references to Subsidiaries in this Description of the Senior Secured Notes refers to Subsidiaries of the Company.

     "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as used in the Securities Act and the Exchange Act and the rules promulgated thereunder) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a Person (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-2" (or higher) according to Moody's Investors Service, Inc. or "A-2" (or higher) according to Standard & Poor's Ratings Services, and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Services or "A" by Moody's Investors Service, Inc.

     "Trust Moneys" means all cash or Temporary Cash Investments received by the
Trustee:

     (1) upon the release of Collateral from the Lien of the Indenture and the Security Documents, including investment earnings thereon;

     (2) pursuant to the provisions of any Mortgage;

     (3) as proceeds of any Asset Disposition or other sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Indenture or any of the Security Documents or otherwise; or

     (4) for application under the Indenture as provided for in the Indenture or the Security Documents, or whose disposition is not elsewhere specifically provided for in the Indenture or in the Security Documents; provided, however, that Trust Moneys shall not include any property deposited with the Trustee pursuant to any Change of Control offer, Excess Proceeds Offer or redemption or defeasance of any Notes.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary is a Subsidiary Guarantor, such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated has total assets of $1,000 or less. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

CERTAIN COVENANTS

     The Indenture contains covenants including, among others, the following:

  Limitation on Indebtedness

     (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or a Subsidiary Guarantor may Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio equals or exceeds (i) 2.0 to 1.0, if such Indebtedness is Incurred on or prior to September 30, 1999, (ii) 2.25 to 1.0, if such Indebtedness is Incurred after September 30, 1999 and on or prior to September 30, 2001, and (iii) 2.5 to 1.0 if such Indebtedness is Incurred after September 30, 2001.

     (b) Notwithstanding the preceding paragraph (a), the Company and any Restricted Subsidiary may Incur the following Indebtedness:

          (1) Indebtedness of the Company Incurred pursuant to any Credit Facility, so long as the aggregate principal amount of all Indebtedness outstanding under all Credit Facilities does not at any one time exceed the then Available Borrowing Base;

          (2) Indebtedness owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

          (3) the Senior Secured Notes and the Subsidiary Guarantees;

          (4) Indebtedness outstanding on the Closing Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

          (5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving effect thereto, the Consolidated Coverage Ratio equals or exceeds (i) 1.8 to 1.0, if such Indebtedness is Incurred on or prior to September 30, 1999, (ii) 2.05 to 1.0, if such Indebtedness is Incurred after September 30, 1999 and on or prior to September 30, 2001, and (iii) 2.3 to 1.0, if such Indebtedness is Incurred after September 30, 2001;

          (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) above, clause (7) or (12) below; provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness or Preferred Stock of a Restricted Subsidiary described in clause (5), such Refinancing Indebtedness shall be Incurred only by such Restricted Subsidiary or the Company;

          (7) Indebtedness of the Company or a Restricted Subsidiary represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in its Oil and Gas Business and in each case Incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided, however, that the principal amount of any Indebtedness Incurred pursuant to this clause (7) in any single calendar year shall not exceed $15.0 million;

          (8) Indebtedness consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to the Indenture;

          (9) Indebtedness under Oil and Gas Hedging Contracts and Currency Agreements entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company;

          (10) Indebtedness in respect of letters of credit issued for the benefit of the Company or any of its Restricted Subsidiaries to the extent they are issued in connection with the ordinary course of business of the Company and its Restricted Subsidiaries, Incurred in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (10) and then outstanding, does not exceed $15.0 million;

          (11) Indebtedness of the Company or a Restricted Subsidiary Incurred to finance capital expenditures (or Refinancings thereof) in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed $10.0 million;

          (12) Indebtedness of the Company or a Restricted Subsidiary Incurred for the purpose of financing all or any part of the cost of acquiring oil and gas reserves of another Person (other than a Person that was, immediately prior to such acquisition, a Subsidiary of the Company) engaged in the Oil and Gas Business or all or substantially all the assets of such a Person; provided, however, that on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio equals or exceeds
     (i) 1.8 to 1.0, if such Indebtedness is Incurred on or prior to September 30, 1999, (ii) 2.05 to 1.0, if such Indebtedness is Incurred after September 30, 1999 and on or prior to September 30, 2001, and (iii) 2.3 to
     1.0 if such Indebtedness is Incurred after September 30, 2001; and

          (13) Indebtedness in an aggregate principal amount which, together with the principal amount of all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (12) above or paragraph
     (a)) does not exceed the greater of 6% of Adjusted Consolidated Net Tangible Assets as of the end of the most recent fiscal year ending at least 90 days prior to the date of such Incurrence and $15.0 million.

     (c) Notwithstanding the preceding, the Company shall not Incur any Indebtedness pursuant to the preceding paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Senior Secured Notes to at least the same extent as such Subordinated Obligations; provided, however, that this paragraph (c) shall not prohibit the Company from Refinancing any of its Subordinated Obligations outstanding on the Closing Date.

     (d) For purposes of determining compliance with the preceding covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

  Limitation on Restricted Payments

     (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment.

     (b) The provisions of the preceding paragraph (a) shall not prohibit:

          (i) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees);

          (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness which the Company is permitted to Incur pursuant to the covenant described under "-- Limitation on Indebtedness"; provided that such Indebtedness is effectively junior to the Senior Secured Notes, matures no less than 180 days after the Stated Maturity of the Senior Secured Notes and does not result in an increase in the total amount of the Company's Indebtedness;

          (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations; provided that the Company may not use the proceeds from the sale of the Senior Secured Notes, any Excess Proceeds or the cash flows from operations accumulated after the Issue Date to purchase, repurchase, redeem, defease, acquire or retire for value any of the Subordinated Obligations under this clause (iii) if the aggregate amount so purchased, repurchased, redeemed, defeased, acquired or retired using any or all of the proceeds from the sale of the Senior Secured Notes, any Excess Proceeds or the cash flows from operations accumulated after the Issue Date would exceed the greater of (1) $36.0 million and (2) the excess of the PV-10 Value of the Company's and its

     Restricted Subsidiaries' Oil and Gas Assets, using 1998 year-end pricing assumptions, over two times the aggregate stated principal amount of the Senior Secured Notes then outstanding;

          (iv) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made with any Excess Proceeds remaining after an Excess Proceeds Offer in which the Company purchased all Senior Secured Notes duly tendered thereunder; provided, such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value occurs no sooner than 360 days after the last Asset Disposition giving rise to an obligation to offer to purchase such Subordinated Obligations; or

          (v) Further Restricted Payments in an aggregate amount not to exceed $5.0 million.

  Limitation on Restrictions on Distributions from Restricted Subsidiaries

     The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness owed to the Company or a Restricted Subsidiary, (b) to make any loans or advances to the Company or a Restricted Subsidiary, (c) to transfer any of its property or assets to the Company or a Restricted Subsidiary or (d) grant to the Trustee a Lien on any of its Property, except: (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Closing Date; (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or
(ii) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this covenant or this clause
(iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Senior Secured Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements; (iv) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; (v) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; (vi) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and (vii) in the case of clause (d) above, restrictions contained in instruments related to or creating Permitted Liens under clauses (f), (i), (j) and (n) of the definition of "Permitted Liens," provided such restrictions relate only to the property subject to such Permitted Liens.

  Limitation on Sales of Assets and Subsidiary Stock

     (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, consummate an Asset Disposition unless

     (1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors or senior management of the Company), and

     (2) (A) at least 75% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Disposition shall be in the form of cash or Temporary Cash Investments and is received at the time of such disposition and (B) at least 15% of such consideration received if in a form other than cash or Temporary Cash Investments is converted into or exchanged for cash or Temporary Cash Investments within 90 days of such disposition.

     In the event and to the extent that the Net Available Cash received by the Company or any Restricted Subsidiary from one or more Asset Dispositions occurring on or after the Closing Date in any period of 12 consecutive months exceeds $5.0 million, then the Company shall (i) within 180 days after the date such Net Available Cash so received exceeds such $5.0 million invest an amount equal to such excess in Additional Assets or in one or more Permitted Joint Ventures or Permitted Business Investments or (ii) apply an amount equal to such excess (to the extent not applied pursuant to clause (i)) as provided in the following paragraphs of this covenant. The amount of such excess Net Available Cash required to be applied during the applicable period and not applied (or designated by the Company as not to be so applied) as so required by the end of such period shall constitute "Excess Proceeds."

     Notwithstanding the foregoing paragraph, if the Company consummates the Phillips Transaction, then the Company (i) shall, on a date which is not less than 15 nor more than 30 days after the date on which the Phillips Transaction is consummated, offer to purchase from all Holders an amount equal to $35,000,000 (expressed as an integral multiple of $1,000) of the Senior Secured Notes at a purchase price equal to 104% of the stated principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (subject to the right of Holders on the relevant record date to receive interest on the relevant interest payment date) and purchase any Senior Secured Notes tendered in response to such offer (up to an amount equal to $35,000,000) and (ii) may use the Net Available Cash received from the Phillips Transaction less an amount equal to the amount required to repurchase Senior Secured Notes tendered in response to the offer made under the immediately preceding clause (i) in a manner contemplated by clause (b)(iii) of the covenant described under "-- Limitation on Restricted Payments." Any remaining Net Available Cash received from the Phillips Transaction and not used pursuant to the immediately preceding clauses (i) and (ii) shall be applied in accordance with the immediately preceding paragraph of this covenant.

     Notwithstanding the foregoing two paragraphs, if the Company consummates any Asset Disposition other than the Phillips Transaction, then the Company (i) shall, on a date which is not less than 15 nor more than 30 days after the date on which such Asset Disposition is consummated, offer to purchase from all Holders an amount not less than the Collateral Maintenance Tender Offer Amount (expressed as an integral multiple of $1,000) of the Senior Secured Notes at a purchase price equal to 105% of the stated principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (subject to the right of Holders on the relevant record date to receive interest on the relevant interest payment date) and purchase any Senior Secured Notes tendered in response to such offer (up to an amount equal to the Collateral Maintenance Tender Offer Amount); and (ii) may use the Net Available Cash received from such Asset Disposition less an amount equal to the amount required to repurchase Senior Secured Notes tendered in response to the offer made under the immediately preceding clause
(i) in a manner contemplated by clause (b)(iii) of the covenant described under "-- Limitation on Restricted Payments." Any remaining Net Available Cash received from such Asset Disposition and not used pursuant to the immediately preceding clauses (i) and (ii) shall be applied in accordance with the immediately second preceding paragraph of this covenant.

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $5.0 million, the Company must, not later than the fifteenth Business Day of such month, make an offer (an "Excess Proceeds Offer") to purchase from the Holders on a pro rata basis an aggregate stated principal amount of Senior Secured Notes equal to the Excess Proceeds (rounded down to the nearest multiple of $1,000) on such date, at a purchase price equal to 105% of the stated principal amount of such Senior Secured Notes, plus, in each case, accrued interest (if any) to the date of purchase (the "Excess Proceeds Payment"). The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations thereunder in the event that such Excess Proceeds are received by the Company under this covenant and the Company is required to repurchase Senior Secured Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the

Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this covenant by virtue thereof.

     (b) In the event of the transfer of substantially all (but not all) the property and assets of the Company as an entirety to a Person in a transaction permitted by the covenant described under "-- Merger and Consolidation," the Successor Company (as defined therein) shall be deemed to have sold the properties and assets of the Company not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Disposition and the Successor Company shall be deemed to have received Net Available Cash in an amount equal to the fair market value (as determined in good faith by the Board of Directors) of the properties and assets not so transferred or sold.

     (c) All Net Available Cash shall constitute Trust Moneys and shall be delivered by the Company to the Trustee and shall be deposited in the Collateral Account in accordance with the Indenture.

  Limitation on Affiliate Transactions

     (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof (1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $1.0 million, are set forth in writing and has been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction or (3) if such Affiliate Transaction involves an amount in excess of $10.0 million, have been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

     (b) The provisions of the preceding paragraph (a) shall not prohibit (i) any sale of hydrocarbons or other mineral products or the entering into or performance of Oil and Gas Hedging Contracts, gas gathering, transportation or processing contracts or oil or natural gas marketing or exchange contracts, in each case, entered into in the ordinary course of business, so long as the terms of any such transaction are approved by a majority of the members of the Board of Directors who are disinterested with respect to such transaction as being the most favorable of at least (x) two bids, quotes or proposals, at least one of which is from a Person that is not an Affiliate of the Company (in the event that the Company determines in good faith that it is able to obtain only two bids, quotes or proposals with respect to such transaction) or (y) three bids, quotes or proposals, at least two of which are from Persons that are not Affiliates of the Company (in all other circumstances), (ii) the sale to an Affiliate of the Company of Capital Stock of the Company that does not constitute Disqualified Stock, (iii) transactions contemplated by any employment agreement or other compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with industry practice, (iv) transactions between or among the Company and its Restricted Subsidiaries, (v) Restricted Payments and Permitted Investments that are permitted by the provisions of the Indenture described above under the caption "-- Limitation on Restricted Payments," (vi) the transactions described in "Annex A-- Business and Properties" under the caption "Certain Transactions" and (vii) loans or advances to employees of the Company or any Subsidiary in the ordinary course of business and approved by the Company's Board of Directors in an aggregate principal amount not to exceed $1.0 million outstanding at any one time.

  Change of Control

     (a) Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company repurchase such Holder's Senior Secured Notes at a purchase price in cash equal to 101% of the stated principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders on the relevant record date to receive interest on the relevant interest payment date), in accordance with the terms contemplated in paragraph (b) below.

     (b) Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Senior Secured Notes at a purchase price in cash equal to 101% of the stated principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Senior Secured Notes purchased.

     (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Secured Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this covenant by virtue thereof.

     The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchaser. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenants described under "-- Limitation on Indebtedness," "-- Limitation on Liens" and "-- Limitation on Sale/Leaseback Transactions." Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

     The provisions under the Indenture relating to the Company's obligation to make an offer to repurchase the Senior Secured Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Secured Notes.

     The Company will not be required to make an offer to purchase the Senior Secured Notes as a result of a Change of Control if a third party (i) makes such offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture relating to the Company's obligations to make such an offer and (ii) purchases all Senior Secured Notes validly tendered and not withdrawn under such an offer.

  Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

     The Company shall not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except (i) to the Company or a Wholly Owned Subsidiary, (ii) if, immediately after giving effect to such issuance, sale or other disposition, the Company and its Restricted Subsidiaries would own less than 20% of the Voting Stock of such Restricted Subsidiary and have no greater economic interest in such Restricted Subsidiary, (iii) if, immediately after giving effect to such issuance, sale or other disposition, the Company and its Restricted Subsidiaries would own greater than 80% of the Voting Stock of such Restricted Subsidiary and have no lesser economic interest in such Restricted Subsidiary or (iv) to the extent such shares represent directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or Restricted Subsidiary; provided that in the case of clauses (ii) and (iii), the Company complies with the provisions of the covenant "Limitation on Sales of Assets and Subsidiary Stock." If the Company or a Restricted Subsidiary shall dispose of all of the Capital Stock of any Subsidiary Guarantor, such Subsidiary Guarantor shall be released from the obligations under its Subsidiary Guarantee.

  Limitation on Liens

     The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist or remain in effect any Liens other than Permitted Liens.

  Limitation on Sale/Leaseback Transactions

     The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless
(i) the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/ Leaseback Transaction pursuant to the covenant described under "-- Limitation on Indebtedness" and (B) create a Lien on such property securing such Attributable Debt pursuant to the covenant described under "-- Limitation on Liens," (ii) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors) of such property and
(iii) the Company applies the proceeds of such transaction in compliance with the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock."

  Future Subsidiary Guarantors

     From and after the Issue Date, the Company shall cause each of its Subsidiaries which is or becomes a Restricted Subsidiary (other than the Programs) to issue a Subsidiary Guarantee for the benefit of the Holders.

  Merger and Consolidation

     The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the Obligations; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing, (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) or, if applicable, paragraph (b)(5), of the covenant described under "-- Limitation on Indebtedness," (iv) immediately after giving effect to such transaction, the Successor Company shall have Adjusted Consolidated Net Tangible Assets in an amount that is not less than the Adjusted Consolidated Net Tangible Assets of the Company immediately prior to such transaction; and (v) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; provided, however, that clauses (iii) and (iv) shall not be applicable to any such transaction solely between the Company and any Restricted Subsidiary.

     The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets shall not be released from the obligation to pay the principal of and interest on the Senior Secured Notes.

     The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or series of transactions, all or substantially all its assets to any Person unless: (i) the resulting, surviving or transferee Person shall expressly assume by a supplemental indenture, in a form acceptable to the Trustee, all the obligations of such Subsidiary Guarantor, if any, under its Subsidiary Guarantee; (ii) immediately after giving effect to such transaction or transactions on a pro forma basis (and, treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and (iii) the Company delivers to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such guaranty agreement, if any, complies with the Indenture. Notwithstanding the preceding, upon any consolidation, merger, conveyance, transfer or lease of all or substantially all its assets, a Subsidiary Guarantor and its successor or transferee shall be released from all of such Subsidiary Guarantor's obligations under the Indenture and its Subsidiary Guarantee as described in the definition of "Guarantee."

  SEC Reports

     Notwithstanding that the Company may not at any time be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act (excluding however information with respect to benefit plans and long-term compensation arrangements) and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

  Limitation on Impairment of Lien

     Neither the Company nor any of its Subsidiaries will take or omit to take any action which action or omission would have the result of adversely affecting or impairing the Lien in favor of the Trustee or any predecessor, on behalf of itself and the Holders or the priority thereof, with respect to the Collateral, and neither the Company nor any of its Subsidiaries shall grant to any Person, or suffer any Person (other than the Company and its Restricted Subsidiaries) to have (other than to the Trustee on behalf of the Trustee and the Holders) any interest whatsoever in the Collateral other than Permitted Liens. Neither the Company nor any of its Subsidiaries will enter into any agreement or instrument that by its terms requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness, other than pursuant to the Indenture and the Security Documents.

  Limitation on Conduct of Business

     The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in the conduct of any business other than the Oil and Gas Business.

  Limitation on Capital Expenditures

     During the period of eight fiscal quarters, commencing with the fiscal quarter during which the Issue Date occurs, the Company will not, and will not permit any of its Restricted Subsidiaries to, make any expenditures for fixed or capital assets if, after giving effect thereto, the aggregate of all such expenditures during any such fiscal quarter would exceed $5.0 million plus the excess of EBITDA for such fiscal quarter over $12.5 million; provided that this covenant will not limit expenditures for fixed or capital assets to the extent such expenditures are made with the Net Cash Proceeds of any sale or issuance of Capital Stock (other than Disqualified Capital Stock) of the Company (other than sales or issuances to any of its Subsidiaries). Notwithstanding the foregoing,
(i) if any amount which the Company would have been permitted to spend during a given fiscal quarter on fixed or capital assets under this covenant is not spent during such fiscal quarter, the Company may spend such amounts during the next succeeding fiscal quarter, and (ii) if the Company spends an amount in a given fiscal quarter on fixed or capital assets which exceeds 120% of the maximum amount permitted under this covenant for such fiscal quarter, such action shall not be considered a breach of this covenant if the aggregate amount spent on fixed and capital assets during such fiscal quarter and the next succeeding fiscal quarter does not exceed the sum of the maximum permitted expenditures for both such fiscal quarters.

  Lien on Additional Collateral

     (a) If, after the Issue Date, the Company or any of its Restricted Subsidiaries shall (i) acquire any Oil and Gas Assets or other assets as non-cash consideration for any Asset Disposition or (ii) engage in successful drilling and exploration activities resulting in the creation of material new proved oil and gas reserves, then the Company shall, and shall cause each of its Restricted Subsidiaries to, execute and file in the appropriate filing offices additional Security Documents granting to the Trustee for the benefit of the Holders a first Lien, subject only to Permitted Liens (or in the case of property securing Acquired Indebtedness, to the extent not prohibited by the terms of the instruments creating such Acquired Indebtedness, a junior Lien), as is necessary or appropriate to ensure that the Lien of the Indenture and the Security Documents covers substantially all of the PV-10 Value of such new assets.

     (b) Without limitation of clause (a), on the date any Oil and Gas Assets or interests in a Permitted Joint Venture shall be acquired in exchange for or replacement of any Collateral, the Company shall, and shall cause each of its Restricted Subsidiaries to, execute and file in the appropriate filing offices additional Security Documents granting to the Trustee, for the benefit of the Holders, a first Lien, subject only to Permitted Liens (or in the case of property securing Acquired Indebtedness, to the extent not prohibited by the terms of the instruments creating such Acquired Indebtedness, a junior Lien), on such portion of such assets as is necessary to ensure that the Lien of the Indenture and the Security Documents covers substantially all of the PV-10 Value of such assets received in exchange or trade or on such interests in such Permitted Joint Venture.

     (c) In connection with any Security Documents executed and filed under clause (a) or (b), the Company shall also comply with the terms of the Trust Indenture Act to the extent applicable.

     (d) On March 15th in each year, beginning with March 15, 2000, the Company shall review its and its Restricted Subsidiaries' Oil and Gas Assets as of the preceding January 1st to ascertain whether substantially all of the PV-10 Value of its and its Restricted Subsidiaries' Oil and Gas Assets as of such January 1st are then subject to the Lien of the Indenture and the Security Documents, provided that to the extent Oil and Gas Assets secure Acquired Indebtedness, the discounted future net revenues attributable to such Oil and Gas Assets may be excluded from this calculation to the extent the instruments securing such Acquired Indebtedness prohibit the Incurrence of a Lien on such assets. If substantially all of the PV-10 Value of such assets are not then subject to the Lien of this Indenture and the Security Documents, then the Company shall, and shall cause its Restricted Subsidiaries, to execute and file in the appropriate filing offices additional Security Documents granting to the Trustee for the benefit of the Holders a first Lien, subject only to Permitted Liens (or in the case of property securing Acquired Indebtedness, to the extent not prohibited by the terms of instruments creating such Acquired Indebtedness, a junior Lien), as is necessary or appropriate to encumber substantially all such assets.

  Quarterly Reserve Engineering Reports; Reserve Redemption Event

     Not later than the first day of each March, June, September and December of each year commencing June 1, 1999, the Company shall furnish to the Trustee and will make available to any Holder upon request a Reserve Report dated as of the January 1, April 1, July 1 or October 1 immediately preceding such date. Each such Reserve Report of each year shall be prepared (i) by certified independent petroleum engineers or consultants or (ii) under the supervision of the chief engineer of the Company and audited by such certified independent petroleum engineers or consultant(s) of national standing in accordance with the Company's reserve engineering practices as of the Issue Date.

     If as of the date any Reserve Report under this covenant is delivered, the Company reports that the volumetric equivalent of its and its Restricted Subsidiaries' Oil and Gas Assets is less than the Minimum Reserve Amount (a "Reserve Deficiency Event") then the Company shall, not later than the fifth Business Day following such event, make an offer (a "Reserve Deficiency Offer") to purchase from the Holders on a pro rata basis an aggregate stated principal amount of Senior Secured Notes equal to the Cash Balance Amount (rounded down to the nearest multiple of $1,000) on the date of such Reserve Deficiency Offer, at a purchase price equal to 104% of the stated principal amount of such Senior Secured Notes, plus, in each case, accrued interest (if any) to the date of purchase (the "Reserve Deficiency Payment").

     If (i) within 90 days following such Reserve Deficiency Event, the Company has not entered into one or more definitive agreements for one or more Asset Dispositions, such that, after giving effect to any such Asset Disposition(s) and the assumed redemption of the Senior Secured Notes following an Excess Proceeds Offer under the covenant "-- Certain Covenants -- Limitation of Sale of Assets and Subsidiary Stock," the PV-10 Value of the Oil and Gas Assets of the Company and its Restricted Subsidiaries is greater than or equal to 1.75 times the aggregate stated principal amount of the Senior Secured Notes then outstanding or (ii) if within such period such ratio is not otherwise met without the need for any such Asset Disposition, then the Company shall be obligated on the 91st day following such Reserve Deficiency Event to offer to redeem (a "Reserve Deficiency Redemption Offer") all of the Senior Secured Notes then outstanding at a purchase price equal to 104% of the stated principal amount of such Senior Secured Notes, plus, in each case, accrued interest (if any) to the date of purchase.

     The Company shall commence a Reserve Deficiency Offer or Reserve Deficiency Redemption Offer with respect to the Senior Secured Notes by mailing a notice to the Trustee and each Holder stating: (i) that such offer is being made pursuant to this covenant and that all Senior Secured Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Reserve Deficiency Payment Date"); (iii) that any Senior Secured Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the Reserve Deficiency Payment, any Senior Secured Notes accepted for payment pursuant to the Reserve Deficiency Offer shall cease to accrue interest on and after the Reserve Deficiency Payment Date; (v) that Holders electing to have a Senior Secured Note purchased pursuant to such offer will be required to surrender the Senior Secured Note, together with the form entitled "Option of Holder to Elect Purchase" on the reverse side of the Senior Secured Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Reserve Deficiency Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Reserve Deficiency Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Senior Secured Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Senior Secured Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Senior Secured Notes equal in principal amount to the unpurchased portion of the Senior Secured Notes surrendered; provided however, that each Senior Secured Note purchased and each new Senior Secured
Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

     On the Reserve Deficiency Payment Date, the Company shall (A) accept for payment on a pro rata basis Senior Secured Notes or portions thereof tendered pursuant to the Reserve Deficiency Offer or Reserve Deficiency Redemption Offer,
(B) deposit with the Paying Agent money sufficient to pay the purchase price of all Senior Secured Notes or portions thereof so accepted, and (C) deliver, or cause to be delivered, to the Trustee all Senior Secured Notes or portions thereof so accepted together with an Officers' Certificate specifying the Senior Secured Notes or portions thereof so accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Senior Secured Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Senior Secured Note equal in principal amount to any unpurchased portion of the Senior Secured Note surrendered; provided, however; that each note purchased and each new Senior Secured Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of the Reserve Deficiency Offer or Reserve Deficiency Redemption Offer as soon as practicable after the Reserve Deficiency Payment Date. For purposes of this covenant, the Trustee shall act as the Paying Agent.

     The Company will comply, to the extent applicable, with the requirements of this covenant, of the Exchange Act and any other securities laws or regulations thereunder in the event that a Reserve Deficiency Event occurs under this covenant and the Company is required to repurchase Senior Secured Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this covenant by virtue thereof.

DEFAULTS

     An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Senior Secured Notes when due, continued for 20 days,
(ii) a default in the payment of principal of any Senior Secured Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Company to comply with its obligations under "-- Certain Covenants -- Merger and Consolidation" above, (iv) the failure by the Company to comply for 20 days after notice with any of its obligations in the covenants described above under "-- Certain Covenants:
-- Limitation on Indebtedness," "-- Limitation on Restricted Payments,"
"-- Limitation on Restrictions on Distributions from Restricted Subsidiaries," "-- Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Senior Secured Notes), "-- Limitation on Affiliate Transactions,"
"-- Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "-- Change of Control" (other than a failure to purchase Notes), "-- Limitation on Liens," "-- Limitation on Sale/Leaseback Transactions,"
"-- Future Subsidiary Guarantors," "-- SEC Reports," "-- Limitation on Impairment of Lien," "-- Limitation on Capital Expenditures," or "-- Quarterly Reserve Engineering Reports; Reserve Redemption Event," (other than a failure to purchase Senior Secured Notes), (v) the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture or any Security Document, (vi) principal of, or interest on, any Indebtedness of the Company or any Significant Subsidiary (other than Limited Recourse Indebtedness) in excess of $10.0 million is not paid when due, after giving effect to any applicable grace period, or any default shall occur and be continuing under any Indebtedness of the Company or any Significant Subsidiary (other than Limited Recourse Indebtedness) in excess of $10.0 million and the maturity thereof is accelerated by the holders thereof (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"), (viii) any judgment or decree for the payment of money in excess of $10.0 million is rendered against the Company or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision"), (ix) a Subsidiary Guarantee or any Security Document ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee or such Security Document) or the Company or a Subsidiary Guarantor denies or disaffirms its obligations under any Security Document to which it is a party or its Subsidiary Guarantee, as applicable, if such default continues for a period of 10 days after notice thereof to the Company or (x) the Company shall ultimately realize Net Available Cash from the Phillips Transaction of less than $80.0 million minus any non-material, usual and customary price adjustments for transactions similar to the Phillips Transaction in the Oil and Gas Business. However, a default under clauses (iv), (v), (viii) and (x) will not constitute an Event of Default until the Trustee or the Holders of 25% in stated principal amount of the outstanding Senior Secured Notes notifies the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Senior Secured Notes may declare the principal of and accrued but unpaid interest on all the Senior Secured Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary occurs and is continuing, the principal of and interest on all the Senior Secured Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Senior Secured Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to the Indenture, the Senior Secured Notes, any Subsidiary Guarantee or Security Document unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Senior Secured Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Senior Secured Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Senior Secured Note or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Senior Secured Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an officers' certificate indicating whether the signers thereof know of any Default that occurred during such fiscal year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereto.

                                                                         ANNEX F

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                               ----
KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES:
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets -- December 31, 1997 and 1998...   F-3
Consolidated Statements of Income (Loss) -- For the years
  ended December 31, 1996, 1997 and 1998....................   F-4
Consolidated Statements of Cash Flows -- For the years ended
  December 31, 1996,
  1997 and 1998.............................................   F-5
Consolidated Statements of Changes in Stockholders'
  Deficit -- For the years ended December 31, 1996, 1997 and
  1998......................................................   F-6
Notes to Consolidated Financial Statements..................   F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Kelley Oil & Gas Corporation:

     We have audited the accompanying consolidated balance sheets of Kelley Oil & Gas Corporation and subsidiaries (the "Company") as of December 31, 1997 and 1998, and the related consolidated statements of income (loss), cash flows, and changes in stockholders' deficit for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Kelley Oil & Gas Corporation and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements for the year ended December 31, 1998 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's liquidity issues and difficulties in meeting certain loan agreement covenants raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note
1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP

Houston, Texas
April 13, 1999

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1997        1998
                                                              ---------   ---------
                           ASSETS
Cash and cash equivalents...................................  $     162   $   8,435
Accounts receivable.........................................     24,566      18,071
Accounts receivable -- drilling programs....................        718         624
Prepaid expenses and other current assets...................      1,412       1,121
                                                              ---------   ---------
          Total current assets..............................     26,858      28,251
                                                              ---------   ---------
Oil and gas properties, successful efforts method:
  Unproved properties, net..................................     49,854      38,293
  Properties subject to amortization........................    463,263     496,686
Pipelines and other transportation assets, at cost..........      4,690       1,582
Furniture, fixtures and equipment...........................      2,969       3,554
                                                              ---------   ---------
                                                                520,776     540,115
Less: Accumulated depreciation, depletion and
  amortization..............................................   (227,163)   (283,660)
                                                              ---------   ---------
          Total property and equipment, net.................    293,613     256,455
                                                              ---------   ---------
Other non-current assets, net...............................      2,131       1,491
                                                              ---------   ---------
          Total assets                                        $ 322,602   $ 286,197
                                                              =========   =========
           LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable and accrued expenses.......................  $  41,474   $  33,113
Accounts payable -- drilling programs.......................        566         272
Current portion of long-term debt...........................         --      32,251
                                                              ---------   ---------
          Total current liabilities.........................     42,040      65,636
                                                              ---------   ---------
Long-term debt..............................................    286,183     287,500
                                                              ---------   ---------
          Total liabilities.................................    328,223     353,136
                                                              ---------   ---------
Commitments and Contingencies
STOCKHOLDERS' DEFICIT:
  Preferred stock, $1.50 par value, 20,000,000 shares
     authorized at December 31, 1997 and 1998; 1,745,443 and
     1,733,628 shares issued and outstanding at December 31,
     1997 and 1998, respectively (liquidation value $48,977
     and $48,633, respectively).............................      2,618       2,600
  Common stock, $.01 par value, 200,000,000 shares
     authorized at December 31, 1997 and 1998; 125,709,093
     and 126,022,235 shares issued and outstanding at
     December 31, 1997 and 1998, respectively...............      1,257       1,260
  Additional paid-in capital................................    300,367     300,653
  Accumulated deficit.......................................   (309,863)   (371,452)
                                                              ---------   ---------
          Total stockholders' deficit.......................     (5,621)    (66,939)
                                                              ---------   ---------
          Total liabilities and stockholders' deficit.......  $ 322,602   $ 286,197
                                                              =========   =========

                See Notes to Consolidated Financial Statements.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1996       1997       1998
                                                              --------   --------   --------
REVENUES:
  Oil and gas revenues......................................  $ 60,854   $ 75,864   $ 79,150
  Interest and other income.................................     1,429        274        505
                                                              --------   --------   --------
          Total revenues....................................    62,283     76,138     79,655
                                                              --------   --------   --------
COSTS AND EXPENSES:
  Production expenses.......................................    10,709     10,955     19,878
  Exploration expenses......................................     5,438      5,433     12,034
  General and administrative expenses.......................     8,953      6,875      7,077
  Interest and other debt expenses..........................    24,401     25,071     33,333
  Restructuring expenses....................................     4,276         --         --
  Depreciation, depletion and amortization..................    20,440     25,853     38,602
  Impairment of oil and gas properties......................        --         --     25,738
                                                              --------   --------   --------
          Total expenses....................................    74,217     74,187    136,662
                                                              --------   --------   --------
Income (loss) before income taxes and extraordinary item....   (11,934)     1,951    (57,007)
  Income taxes..............................................        --         --         --
                                                              --------   --------   --------
Income (loss) before extraordinary item.....................   (11,934)     1,951    (57,007)
  Extraordinary item........................................   (17,030)        --         --
                                                              --------   --------   --------
Net income (loss)...........................................   (28,964)     1,951    (57,007)
  Less: cumulative preferred stock dividends................    (4,582)    (4,582)    (4,550)
                                                              --------   --------   --------
Net loss applicable to common stock.........................  $(33,546)  $ (2,631)  $(61,557)
                                                              ========   ========   ========
Basic and diluted loss per common share before extraordinary
  item......................................................  $   (.18)  $   (.03)  $  (0.49)
                                                              ========   ========   ========
Basic and diluted loss per common share.....................  $   (.37)  $   (.03)  $  (0.49)
                                                              ========   ========   ========
Weighted average common shares outstanding..................    90,113    100,757    125,783
                                                              ========   ========   ========

                See Notes to Consolidated Financial Statements.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1996        1997       1998
                                                              ---------   --------   --------
OPERATING ACTIVITIES:
  Net income (loss).........................................  $ (28,964)  $  1,951   $(57,007)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation, depletion and amortization...............     20,440     25,853     38,602
     Impairment of oil and gas properties...................         --         --     25,738
     Gain on sale of properties.............................       (176)        --         --
     Exploration expenses...................................      5,438      5,433     12,034
     Accretion and amortization of other debt expenses......      5,170      4,297      5,236
     Restructuring expenses.................................      4,276         --         --
     Extraordinary loss.....................................     17,030         --         --
  Changes in operating assets and liabilities:
     Decrease (increase) in accounts receivable and other
       current assets.......................................     (9,054)    (1,297)     6,880
     Increase in other non-current assets...................     (1,945)    (1,203)      (526)
     Increase (decrease) in accounts payable and accrued
       expenses.............................................     (2,953)     4,570     (8,655)
                                                              ---------   --------   --------
          Net cash provided by operating activities.........      9,262     39,604     22,302
                                                              ---------   --------   --------
INVESTING ACTIVITIES:
  Capital expenditures......................................    (47,601)   (53,140)   (56,579)
  Acquisition of oil and gas properties.....................    (11,594)  (111,135)        --
  Proceeds from sale of properties..........................      5,803         --     17,363
                                                              ---------   --------   --------
          Net cash used in investing activities.............    (53,392)  (164,275)   (39,216)
                                                              ---------   --------   --------
FINANCING ACTIVITIES:
  Proceeds from long term borrowings........................     50,000    180,500    119,100
  Principal payments on long term borrowings................    (58,500)   (82,700)  (118,900)
  Proceeds from sale of notes, net..........................    120,938         --     29,526
  Debenture conversion costs................................     (1,100)        --         --
  Proceeds from sale of common stock, net...................     43,998     27,545        273
  Proceeds from conversion of preferred stock...............         --         --         (2)
  Retirement of notes.......................................   (113,488)        --       (228)
  Dividends on preferred stock..............................         --     (4,582)    (4,582)
                                                              ---------   --------   --------
          Net cash provided by financing activities.........  41,848...    120,763     25,187
                                                              ---------   --------   --------
(Decrease) increase in cash and cash equivalents............     (2,282)    (3,908)     8,273
Cash and cash equivalents, beginning of year................      6,352      4,070        162
                                                              ---------   --------   --------
Cash and cash equivalents, end of year......................  $   4,070   $    162   $  8,435
                                                              =========   ========   ========

                See Notes to Consolidated Financial Statements.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           ADDITIONAL
                                                      PREFERRED   COMMON    PAID IN     ACCUMULATED
                                                        STOCK     STOCK     CAPITAL       DEFICIT
                                                      ---------   ------   ----------   -----------
Stockholders' deficit at January 1, 1996............   $6,456     $ 440     $225,804     $(278,268)
Issuance of 48,000 shares of common stock in Contour
  Transaction.......................................       --       480       47,520            --
Conversion of 697 shares of preferred stock into
  4,355 shares of common stock......................   (1,045)       44        1,001            --
Conversion of 1,862 shares of preferred stock into
  1,862 shares of common stock......................   (2,793)       19        2,774            --
Issuance of 36 shares of common stock pursuant to
  employee incentive stock options..................       --        --           62            --
Syndication costs...................................       --        --       (4,065)           --
Net loss............................................       --        --           --       (28,964)
                                                       ------     ------    --------     ---------
BALANCE AT DECEMBER 31, 1996........................    2,618       983      273,096      (307,232)
                                                       ------     ------    --------     ---------
Issuance of 27,000 shares of common stock in Contour
  Transaction.......................................       --       270       26,730            --
Issuance of 415 shares of common stock pursuant to
  employee incentive stock options..................       --         4          541            --
Preferred stock dividends...........................       --        --           --        (4,582)
Net income..........................................       --        --           --         1,951
                                                       ------     ------    --------     ---------
BALANCE AT DECEMBER 31, 1997........................    2,618     1,257      300,367      (309,863)
                                                       ------     ------    --------     ---------
Conversion of 11,815 shares of preferred stock into
  40,976 share of common stock......................      (18)        1           17            --
Issuance of 272,166 shares of common stock pursuant
  to employee incentive stock options...............       --         2          269            --
Preferred stock dividends...........................       --        --           --        (4,582)
Net loss............................................       --        --           --       (57,007)
                                                       ------     ------    --------     ---------
BALANCE AT DECEMBER 31, 1998........................   $2,600     $1,260    $300,653     $(371,452)
                                                       ======     ======    ========     =========

                See Notes to Consolidated Financial Statements.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- INDUSTRY CONDITIONS AND LIQUIDITY

     During 1998, the oil and gas industry experienced a world-wide excess of supply over demand for oil and natural gas resulting in sharply reduced prices. As a result, many companies in the oil and natural gas industry, including the Company, experienced reduced profitability and cash flows which, in turn, created significant liquidity problems. As discussed in Note 4, although the Company was in compliance with its Credit Facility debt covenants at December 31, 1998, the Company was not in compliance as of March 31, 1999, which could result in all borrowings under such credit facility being declared immediately due and payable and the Credit Facility being terminated and the payment of other subordinated obligations being accelerated. In addition other long-term debt repayments of $34.1 million are scheduled to be made in December 1999. These uncertainties create substantial doubt about the Company's ability to continue its operations as a going concern. To address these liquidity issues, the Company is attempting to take the measures discussed in the following paragraphs.

     In April 1999, the Company entered into an Exploration and Development Agreement with Phillips Petroleum Company ("Phillips") relating to certain of its interests in the Bryceland, West Bryceland and Sailes fields in north Louisiana. Pursuant to the agreement, the Company will: (1) receive an $83 million cash payment (subject to post-closing adjustments), (2) retain a 42 Bcf, 8-year volumetric overriding royalty interest and a 1% override on the excess production above such royalty interest and (3) retain 25% of its working interest in the Cotton Valley formation. In addition, Phillips will, at its risk and expense, operate, develop, exploit and explore the properties thereby relieving the Company of significant operating, exploration and development costs in the future. The effective date of the transaction will be May 1, 1999 and is scheduled to close on April 30, 1999, subject to the parties obtaining required consents and meeting substantial closing requirements.

     In addition, the Company is negotiating a private offering of debt securities (the "Notes"), the net proceeds which will be used to repay all amounts outstanding under its Credit Facility, and some of which proceeds may be used to redeem or otherwise retire outstanding convertible subordinated indebtedness. If issued, the Notes will be secured by a first lien on substantially all of the Company's proved crude oil and natural gas properties and guaranteed by three entities wholly-owned by the Company. The issuance of the Notes will be conditioned upon the completion of the transaction with Phillips noted in the preceding paragraph and upon the completion of certain other conditions. There can be no assurance that the issuance of the Notes will be consummated on such terms, or at all. Following the issuance of the Notes, the Company likely will not have access to a revolving credit facility to supplement its cash needs and its ability to incur additional indebtedness will be substantially limited.

     While industry conditions cannot be predicted with certainty and are dependent upon a number of commodity and economic factors beyond its control, the Company believes the net cash proceeds from the Phillips transaction and issuance of the Notes, if consummated, in conjunction with cash on hand and cash flow from operations will be sufficient to provide adequate working capital and fund its capital expenditure program during 1999. However, the Company will continue to have significant debt outstanding and industry conditions beyond its control may adversely affect its results of operations and financial condition.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization and Operations. Kelley Oil & Gas Corporation (a Delaware Corporation), its corporate subsidiaries and proportionate partnership interests are referred to herein as the "Company". The Company is an independent oil & gas company engaged in the exploration, development and acquisition of domestic oil and gas properties, principally in the Gulf Coast region and northern Louisiana.

     Cash and Cash Equivalents. The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash payments attributable to

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES interest on all indebtedness aggregated $19.2 million, $19.6 million and $26.5 million for the years ended December 31, 1996, 1997 and 1998, respectively.

     Financial Instruments. The Company's financial instruments consist of cash and cash equivalents, receivables, payables and long-term debt. As of December 31, 1998, the estimated fair value of the Company's long term debt was $251 million. The fair value of such long term debt has been estimated based on quoted market prices and the Black-Scholes pricing model. The carrying amount of the Company's other financial instruments approximates fair value.

     Oil and Gas Properties. All of the Company's interests in its oil and gas properties are located in the United States and are accounted for using the successful efforts method. Under the successful efforts method, the costs of successful wells, development dry holes and leases containing productive reserves are capitalized and amortized on a units-of-production basis over the life of the related reserves. Estimated future abandonment and site restoration costs, net of anticipated salvage values, are amortized on a units-of-production basis over the life of the related reserves. Exploratory drilling costs are initially capitalized pending determination of proved reserves but are charged to expense if no proved reserves are found. Other exploration costs, including geological and geophysical expenses, leasehold expiration costs and delay rentals, are expensed as incurred. Unproved leasehold costs are capitalized and are not amortized pending an evaluation of the exploration results. Unproved properties are periodically assessed for impairment in value, with any impairment charged to expense.

     Property Impairment under SFAS 121. Under Financial Accounting Standards Board's Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), certain assets are required to be reviewed periodically for impairment whenever circumstances indicate their carrying amount exceeds their fair value and may not be recoverable. As a result of a decline in its proved reserves at January 1, 1999 from year-earlier levels, the Company performed an assessment of the fair value of its oil and gas properties indicating an impairment should be recognized as of year end. Under this analysis, the fair value for the Company's proved oil and gas properties was estimated using escalated pricing and present value discount factors reflecting risk assessments. The fair value of the Company's unproved properties was predicated on current acreage cost estimates. Based on this analysis, the Company recognized noncash impairment charges against the carrying values of its proved and unproved oil and gas properties under SFAS 121 aggregating $21.6 million and $4.1 million, respectively, at December 31, 1998.

     Other Property and Equipment. The costs of pipelines and other transportation assets are depreciated using the straight-line method over the estimated useful lives of the related assets. Furniture, fixtures and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of three to five years. Maintenance and repairs are charged to expense as incurred.

     Other Non-Current Assets. Other non-current assets consist primarily of debt issue costs, net of accumulated amortization. These costs are amortized over the anticipated term of the related debt.

     Oil and Gas Revenues. The Company recognizes oil and gas revenue from its interests in producing wells as oil and gas is produced and sold from those wells. Oil and gas sold is not significantly different from the Company's production entitlement. Revenues from gas marketing, net of cost of gas sold, are included in oil and gas revenues and amounted to $1.8 million, $2.8 million and $1.3 million for the years ended December 31, 1996, 1997 and 1998, respectively.

     Earnings per Share. In 1997, the Company implemented the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 establishes standards for computing and presenting earnings per share ("EPS") and is effective for financial statements issued for periods ending after December 15, 1997. This statement requires restatement for all prior-period EPS data presented. The basic loss per common share before extraordinary item and basic loss

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES per common share as shown on the Consolidated Statements of Income (Loss) reflects net income (loss) before extraordinary item and net income (loss), respectively, less cumulative preferred stock dividends, whether or not declared, divided by the weighted average number of common shares outstanding during the respective years. The extraordinary loss per common share for the year ended 1996 was $0.19. In calculating diluted income (loss) per share, common shares issuable under stock options and upon conversion of convertible subordinated debentures and convertible preferred stock are added to the weighted average common shares outstanding when dilutive. For the years ended December 31, 1996, 1997 and 1998, all potentially dilutive securities are anti-dilutive and therefore are not included in the EPS calculations. Potentially dilutive securities which could impact EPS in the future include stock options granted to employees to purchase 4.5 million common shares, the Company's 7 7/8% Convertible Subordinated Notes and 8 1/2% Convertible Subordinated Debentures which can be converted into 2.5 million and 1.4 million common shares, respectively, and the Company's $2.625 Convertible Preferred Stock ("Preferred Stock") which can be can be converted into 6.0 million common shares.

     Stock Based Compensation. The Company applies Accounting Principles Board Opinion No. 25 ("APB 25") and related Interpretations in accounting for stock option and purchase plans. Under APB 25, compensation expense, if any, is based on the intrinsic value of the equity instrument at the measurement date. The Company has not recognized any compensation expense because the exercise price of employee stock options equals the market price of the underlying stock on the date of the grant.

     Derivatives and Hedging Activities. See Note 10 for a discussion of the Company's accounting policies related to hedging activities. In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities that require an entity to recognize all derivatives as an asset or liability measured at its fair value. Depending on the intended use of the derivatives, changes in its fair value will be reported in the period of change as either a component of earnings or a component of other comprehensive income.

     SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Earlier application of SFAS 133 is encouraged, but not prior to the beginning of any fiscal quarter that begins after issuance of the Statement. Retroactive application to periods prior to adoption is not allowed. The Company has not quantified the impact of adoption on its financial statements or the date it intends to adopt.

     Comprehensive Income. In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and displaying comprehensive income and its components. SFAS 130 is effective for periods beginning after December 15, 1997. The purpose of reporting comprehensive income is to report a measure of all changes in equity of an enterprise that results from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. As of December 31, 1998, there are no adjustments ("Other Comprehensive Income") to net income in deriving comprehensive income.

     Risks and Uncertainties. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Changes in Presentation. Certain financial statement items in 1996 and 1997 have been reclassified to conform to the 1998 presentation.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

NOTE 3 -- ACQUISITION OF OIL AND GAS PROPERTIES

     SPR Acquisition. On December 1, 1997, the Company purchased from SCANA Petroleum Resources, Inc. ("SPR") substantially all of SPR's assets, including its oil and gas properties, exploratory leasehold interests and associated obligations, in exchange for approximately $110 million ("SPR Acquisition"), subject to adjustment as provided by the Purchase and Sale Agreement between the Company and SPR. The acquisition was accounted for using the purchase method of accounting, and accordingly, the purchase price has been preliminarily allocated to the assets acquired based on estimated fair values at the date of acquisition. The operating results of the assets acquired from SPR have been included in Kelley's Statements of Income (Loss) since December 1, 1997. The pro forma information shown below assumes that the acquisition occurred at the beginning of each year presented. Adjustments have been made to reflect changes in the Company's results from the revenues and direct operating expenses of the producing properties acquired from SPR, additional interest expense to finance the acquisition, depreciation, depletion and amortization based on assigned fair values to the assets acquired and general and administrative expenses incurred from hiring additional employees. The unaudited pro forma financial data are not necessarily indicative of financial results that would have occurred had the SPR Acquisition occurred on January 1, 1996 and January 1, 1997, and should not be viewed as indicative of operations in future periods.

                                                                    (UNAUDITED)
                                                              ------------------------
                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1996          1997
                                                              ----------    ----------
                                                               (IN THOUSANDS, EXCEPT
                                                                  PER SHARE DATA)
Revenues....................................................   $112,936      $112,142
Income (loss) before extraordinary item.....................    (12,484)        1,315
Net income (loss)...........................................    (29,514)        1,315
Loss per common share.......................................      (0.29)        (0.03)

NOTE 4 -- LONG-TERM DEBT

     Long-Term Debt. The Company's long-term debt at December 31, 1997 and 1998 is comprised of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
  Bank credit facilities....................................  $111,300   $111,500
  13 1/2% Senior Notes......................................       435        435
  10 3/8% Senior Subordinated Notes.........................   120,615    150,662
  7 7/8% Convertible Subordinated Notes.....................    29,710     31,816
  8 1/2% Convertible Subordinated Debentures................    24,123     25,338
                                                              --------   --------
                                                               286,183    319,751
     Less current maturities................................        --    (32,251)
                                                              --------   --------
                                                              $286,183   $287,500
                                                              ========   ========

     Bank Credit Facilities. The Company replaced its prior credit facility with a new credit facility effective as of December 12, 1996 (the "Credit Facility") that was subsequently amended and restated in connection with the SPR Acquisition effective December 1, 1997. The borrowers under the Credit Facility are the Company, Kelley Oil Corporation ("Kelley Oil") and Kelley Operating Company, Ltd., with Concorde Gas Marketing, Inc. (a wholly-owned subsidiary of the Company) and the Company's subsidiary partnerships as guarantors.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

     The Credit Facility provides for a maximum $140 million revolving credit loan and matures, with all amounts owed thereunder becoming due and payable on December 1, 2000. Availability under the Credit Facility is limited to a borrowing base determined by, among other things, the proved oil and natural gas reserves and other assets of the borrowers and the value of those reserves based on the underlying prices for oil and natural gas. The Borrowing Base is redetermined at least semiannually by the agent under the Credit Facility, with the consent of 100% of the lenders, and may be redetermined more frequently at the election of the lenders or the borrowers. On April 14, 1998, the Borrowing Base was set at $138 million and the threshold amount (the "Threshold Amount"), which is the amount that would ordinarily be made available by the lenders to a similar borrower under a borrowing base, was set at $125 million. Following the Company's sale of its interest in the Waskom field in July 1998, the Borrowing Base and Threshold Amount were reduced to $130 million and $117 million, respectively. As provided in the Credit Facility, on November 1, 1998 the Borrowing Base was reduced to equal the Threshold Amount of $117 million.

     On December 29, 1998 the Borrowing Base under the Credit Facility was maintained at $117 million and certain terms were amended, including: (i) an increase in the margin borrowing rate to 250 basis points over LIBOR, (ii) a reduction in the grace periods available under certain default provisions, (iii) a change in the definition of majority banks for purposes of setting the semi-annual Borrowing Base and implementing other provisions from 75% to 100%, and (iv) a reduction in the time allowed to cure a Borrowing Base deficiency to 30 days.

     At December 31, 1998, $111.5 million of borrowings and $1.5 million of letters of credit were outstanding under the Credit Facility. The Company's typical monthly cash flow cycle is such that the Company usually receives a substantial portion of its proceeds from operations near the end of each month. Accordingly, outstanding balances under the Credit Facility may be higher on any given day during the month than at the end of the month.

     As provided in the Credit Facility, a review of the Borrowing Base is expected to be performed by the Company's banks by May 1, 1999. While the amount of the Borrowing Base will not be known until such time as the banks make the redetermination, the Company has been advised that the redetermination likely will result in the Borrowing Base being lowered. If the Borrowing Base were to be lowered below the level of outstanding advances, the Company would be required to repay 100% of the excess within thirty days. Further, no additional borrowings would be available to the Company under the Credit Facility until amounts outstanding are less than the Borrowing Base.

     Further, under the current terms of the Credit Facility, certain of the Company's financial covenants thereunder become more restrictive in future periods. Specifically, the interest coverage ratio increases from 2.0/1 to 2.25/1 beginning with the rolling four quarters ended March 31, 1999. The Company was not in compliance with this covenant under the Credit Facility as of March 31, 1999, which could result in all borrowings under the Credit Facility being declared immediately due and payable, the Credit Facility being terminated and the payment of other subordinated obligations being accelerated. The indebtedness under the Credit Facility is secured by substantially all of the oil and natural gas assets of the Company. The weighted average interest rate on borrowings outstanding at December 31, 1998 under the Credit Facility was 7.03%.

     In addition to the $140 million revolving credit loan, at December 31, 1997 the Credit Facility, as amended, provided a $32.3 million term loan ("Term Loan Facility") for use by the Company in the event that holders of the Company's
7 7/8% Convertible Subordinated Notes exercised their redemption right that occurred in connection with the exercise by Contour of its option to purchase additional common shares of the Company. Holders of $0.2 million of these notes exercised their redemption right in January 1998, and as a result, the Term Loan Facility was terminated without being used on January 23, 1998.

     So long as no default or event of default (as defined in the Credit Facility) is continuing, borrowings under the Credit Facility, as amended, bear interest, at the option of the borrowers, at either (i) LIBOR plus

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

2.5% or (ii) the higher of (a) the agent's prime rate plus 1.1% and (b) the federal funds rate plus 1.5%. The borrowers incur a quarterly commitment fee of 0.50% per annum on the average unused portion of the borrowing base.

     The Credit Facility contains covenants which, among other things, limit the amount of debt the Company may incur, limit the placement of liens on its assets, limit lease transactions, limit its ability to enter into certain hedging transactions, restrict its ability to merge with or into another person and prevent it from prepaying certain subordinated indebtedness unless certain conditions are met. The Credit Facility also restricts the payment of dividends. Further, certain covenants require that, for specified periods, the Company maintain specified ratios between EBITDAX and senior indebtedness and EBITDAX and interest on indebtedness.

     1996 Fourth Quarter Extraordinary Loss. Pursuant to an offer to purchase and consent solicitation, dated September 24, 1996, as amended, the Company offered to purchase for cash up to the aggregate principal amount of $100 million of its 13 1/2% Senior Notes at a cash price equal to $1,110 per $1,000 principal amount, plus interest accrued and unpaid through the payment date. In conjunction with the offering, the Company also solicited consents to the adoption of certain amendments to the 13 1/2% Senior Notes indenture pursuant to which the 13 1/2% Senior Notes were issued, and offered to pay each consenting holder of the 13 1/2% Senior Notes, $30 for each $1,000 principal amount of the 13 1/2% Senior Notes consenting. The Company received the requisite consents which allowed it to amend the 13 1/2% Senior Notes indenture on October 28, 1996. The Company also received tenders from holders of approximately $99.6 million principal amount of the 13 1/2% Senior Notes. These transactions resulted in an extraordinary loss in the fourth quarter of 1996 of $17.0 million, representing the excess of the aggregate purchase price of the 13 1/2% Notes (including Consent Payments) over their carrying value as of the date of the consummation of the refinancing.

     10 3/8% Senior Subordinated Notes. In connection with the refinancing of the 13 1/2% Senior Notes, the Company issued an aggregate principal amount of $125.0 million of 10 3/8% Senior Subordinated Notes due 2006 (the "10 3/8% Senior Subordinated Notes"). The 10 3/8% Senior Subordinated Notes are redeemable at the option of the Company, in whole or in part, at redemption prices declining from 105.19% in 2001 to 100% in 2003 and thereafter. The Company may redeem up to 35% of the principal amount of the 10 3/8% Senior Subordinated Notes before October 15, 1999 with the proceeds of an equity offering (provided that either at least $75.0 million aggregate principal amount of such notes remains outstanding or such redemption retires such notes in their entirety). The 10 3/8% Senior Subordinated Notes represent unsecured obligations of the Company and are subordinate in right of payment to all existing and future senior indebtedness. The indenture for the notes contains conditions and limitations, including but not limited to restrictions on additional indebtedness, payment of dividends, redemption of capital stock, and certain mergers and consolidations. The holder of the 10 3/8% Senior Subordinated Notes also can require the Company to repurchase the notes at 101% of the principal amount upon a Change of Control, as defined. Kelley Oil Corporation, a wholly-owned subsidiary of the Company and Kelley Operating Company, Ltd., an indirect wholly-owned partnership of the Company are guarantors of the 10 3/8% Senior Subordinated Notes.

     On February 3, 1997, the Company completed an exchange of $125.0 million aggregate principal amount of publicly registered 10 3/8% Senior Subordinated Notes, Series B, for all of the then outstanding Series A notes. The Series B notes were substantially identical to the Series A notes.

     In May 1998, the Company sold $30.0 million principal amount of the Company's 10 3/8% Senior Subordinated Notes due 2006, Series C ("Series C Notes") at a cash price of $1,015 per $1,000 principal amount. The net proceeds received were used to reduce outstanding borrowings under the Company's bank credit facility ("Credit Facility"). The Series C Notes are redeemable at the option of the Company, in whole or in part, at redemption prices declining ratably from 105.19% on October 15, 2001 to 100% at October 15, 2003 and thereafter. The Company may redeem up to 35% of the original principal amount of the Series C Notes before October 15, 1999 at 110.38% with the proceeds of an equity offering (provided that either at

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES least $18.0 million aggregate principal amount of such notes remains outstanding or such redemption retires such notes in their entirety). The Series C Notes represent unsecured obligations of the Company and are subordinate in right of payment to all existing and future senior indebtedness. The indenture for the notes contains conditions and limitations, including but not limited to restrictions on additional indebtedness, payment of dividends, redemption of capital stock, and certain mergers and consolidations. The holders of the Series C Notes also can require the Company to repurchase the notes at 101% of the principal amount upon a Change of Control, as defined. Kelley Oil Corporation, a wholly-owned subsidiary of the Company, and Kelley Operating Company, Ltd., an indirect wholly-owned partnership of the Company, are guarantors of the Series C Notes.

     The Series C Notes were sold pursuant to Rule 144A of the Securities Act of 1933. In issuing the Series C Notes, the Company agreed to use its best efforts to register under the Securities Act notes identical in terms to the Series C Notes ("Series D Notes"). The Company completed the exchange of the Series C Notes for the Series D Notes on November 12, 1998.

     7 7/8% Convertible Subordinated Notes and 8 1/2% Convertible Subordinated Debentures. The Company has outstanding 7 7/8% Convertible Subordinated Notes due December 1999 (the "7 7/8% Subordinated Notes") in the aggregate principal amount at maturity of $34.1 million and 8 1/2% Convertible Subordinated Debentures due April 1, 2000 (the "8 1/2% Subordinated Debentures") in the aggregate principal amount of $26.9 million (together, the "Subordinated Debt"). Each $1,000 face value amount of the 7 7/8% Subordinated Notes is convertible into 71.263 shares of the Company's Common Stock or 35.632 shares of the Company's Common Stock and 7.435 shares of Preferred Stock. Each $1,000 face value amount of the 8 1/2% Subordinated Debentures is convertible into 51.864 shares of the Company's Common Stock or 25.932 shares of the Company's Common Stock and 5.411 shares of Preferred Stock.

     Under the indenture for the 7 7/8% Subordinated Notes, as amended, a "Change in Control" is defined to occur if, among other things, any person becomes the beneficial owner of securities representing 50% or more of the equity interests in the Company. With the purchase by Contour of 27 million shares on December 1, 1997, each holder of 7 7/8% Subordinated Notes, was afforded the right, at the holder's option, subject to terms and conditions of the indenture, to require the Company to redeem all or any part of the holder's notes by January 22, 1998 at a specified cash price. Holders redeemed $0.2 million of the 7 7/8% Subordinated Notes under the Change of Control provision.

     Debt Maturities. The Company has aggregate debt maturities of $34.6 million in 1999, $138.4 million in 2000 and $155.0 million in 2006.

NOTE 5 -- STOCKHOLDERS' DEFICIT

     Contour Stock Purchase. In February 1996, the Company issued 48 million shares of its Common Stock at $1.00 per share to Contour Production Company L.L.C. ("Contour") upon the closing of a Stock Purchase Agreement between the Company and Contour (the "Contour Transaction"). The newly issued shares represented 49.8% of the Company's voting power. In connection with the Contour Transaction, the Company (i) entered into an option agreement with Contour (the "Contour Option Agreement"), (ii) obtained consents from its principal stockholders, subject to compliance with applicable securities law, to amend its Certificate of Incorporation to increase its authorized Common Stock from 100 million shares to 200 million shares, (iii) entered into employment agreements with John F. Bookout, President of Contour, and three other new executives named by him, (iv) adopted a nonqualified stock option plan for the new executives other than Mr. Bookout, (v) amended its existing incentive stock option plans,
(vi) reduced the size of its board of directors (the "Board") to seven members and reconstituted the Board with three continuing directors and four designees of Contour and (vii) replaced its credit facility.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

     Contour Option. Under the Contour Option Agreement, the Company granted Contour an option (the "Contour Option") to purchase up to 27 million shares (the "Maximum Option Number") of Common Stock at $1.00 per share (subject to antidilution adjustments) upon satisfaction of certain conditions, including the absence of any Company debt repurchase or redemption obligations as a result of the purchase. Contour voluntarily exercised its option in full on December 1, 1997 to partially fund the SPR Acquisition.

     Preferred Stock. In May 1994, Kelley Oil completed a public offering of 1,380,000 shares of $2.625 Preferred Stock ("KOIL Preferred Stock") at $25 per share. Each outstanding share of KOIL Preferred Stock was converted in the Consolidation into one share of the Company's Preferred Stock, which has the same terms as the KOIL Preferred Stock, except for expanded voting rights. The Company issued 649,807 shares of its Preferred Stock to Public Unitholders in the Consolidation, resulting in a total of 2,442,323 outstanding shares of Preferred Stock after giving effect to the shares issued to holders of KOIL Preferred Stock.

     In January 1996, the Company suspended the payment of the quarterly Preferred Stock dividend scheduled for February 1, 1996 to conserve cash. On April 15, 1997, the Board of Directors of the Company declared a dividend of $2.625 per preferred share (approximately $4.6 million), which was paid on May 1, 1997. On April 14, 1998, the Company declared a dividend of $2.625 per share of Preferred Stock (approximately $4.6 million), which was paid on April 30, 1998. The Company has not declared the quarterly dividends of $0.65625 per preferred share for February 1, 1998, May 1, 1998, August 1, 1998, November 1, 1998 and February 1, 1999, aggregating approximately $5.7 million, covering 5 quarters. Future dividends on the Preferred Stock are prohibited or limited under various of the Company's debt instruments. No interest is payable on Preferred Stock arrearages; however, the terms of the Preferred Stock enable holders, voting separately as a class, to elect two additional directors to the Board at each meeting of stockholders at which directors are to be elected during any period when Preferred Stock dividends are in arrears in an aggregate amount equal to at least six quarterly dividends, whether or not consecutive.

     Each share of Preferred Stock is convertible, at the holder's option, into
3.47 shares of Common Stock, equivalent to a conversion price of $7.20 per share of Common Stock relative to the $25 per share liquidation preference of the Preferred Stock (the "Preferred Conversion Price"). Under the terms of the Certificate of Designation governing the Preferred Stock, the Contour Transaction triggered a special conversion right under which the Preferred Stock conversion price was reduced to $4.00 for a period of 45 days commencing March 12, 1996. On April 25, 1996, 696,823 shares of Preferred Stock were converted into 4,355,040 shares of Common Stock under the special conversion right.

     ESOP Preferred Stock. As of December 31, 1995, 1,861,619 shares of ESOP Preferred Stock were outstanding and held by the Company's Employee Stock Ownership Plan ("ESOP"). In June 1996, each of the 1,861,619 shares of ESOP Preferred Stock was redeemed for one share of the Company's Common Stock.

NOTE 6 -- EMPLOYEE STOCK PLANS

     Employee Stock Options. The Company has both qualified and nonqualified stock option plans that provide for granting of options for the purchase of common stock to key employees. These stock options may be granted for periods up to ten years and are generally subject to vesting periods up to three years, except options granted during 1997 and 1998 which are subject to a four year vesting period.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

     Stock option activity for the Company during 1996, 1997 and 1998 was as follows:

                                                1996                 1997                 1998
                                         ------------------   ------------------   ------------------
                                                   WEIGHTED             WEIGHTED             WEIGHTED
                                                   AVERAGE              AVERAGE              AVERAGE
                                                   EXERCISE             EXERCISE             EXERCISE
                                         OPTIONS    PRICE     OPTIONS    PRICE     OPTIONS    PRICE
                                         -------   --------   -------   --------   -------   --------
                                                             OPTIONS IN THOUSANDS
Stock options outstanding, beginning of
  year.................................   2,105     $2.38      4,589     $1.63      4,601     $1.75
  Granted..............................   2,520      1.01        482      2.61        727      2.20
  Exercised............................     (36)     2.38       (415)     1.31       (272)     1.00
  Surrendered or expired...............      --        --        (55)     2.62       (559)     1.73
                                          -----                -----                -----
Stock options outstanding, end of
  year.................................   4,589     $1.63      4,601     $1.75      4,497     $1.87
                                          =====     =====      =====     =====      =====     =====

     In February 1995, all previously issued options to the extent outstanding, aggregating options to acquire 234,000 shares at prices ranging from $7.00 to $7.63, were repriced at $4.13 per share. In February 1996, in connection with the Contour Transaction, all unvested options then held by employees were fully vested. Additionally, the then-existing plans were amended to extend the period during which a terminated employee may exercise vested options to three years after termination of employment.

     At December 31, 1998, approximately 3.6 million shares were available for future option grants.

     The following table summarizes information about the options outstanding at December 31, 1998:

                                                      OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                                             -------------------------------------   --------------------
                                                           WEIGHTED
                                                           AVERAGE        WEIGHTED              WEIGHTED
                                                          REMAINING       AVERAGE                AVERAGE
RANGE OF                                               CONTRACTUAL LIFE   EXERCISE              EXERCISE
EXERCISE PRICE                               OPTIONS       (YEARS)         PRICE     OPTIONS      PRICE
--------------                               -------   ----------------   --------   --------   ---------
$0.69 - 1.00...............................   1,688          7.8           $1.00        793       $1.00
$1.75 - 2.56...............................   2,531          7.2            2.25      1,808        2.23
$2.72 - 4.13...............................     278          4.0            3.78        226        3.98

     The weighted average fair value of options granted during 1996, 1997 and 1998 was $0.59, $1.51 and $1.46, respectively. The fair value of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: weighted average risk-free interest rate of 6.8% for 1996, 6.4% for 1997 and 5.2% for 1998; an expected volatility of 60% for 1996 and 1997 and 78% for 1998; expected life of five years and no dividend yield for all three years.

     The Company applies APB 25 and related Interpretations in accounting for stock option and purchase plans. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost been recognized based upon the fair market value at the grant dates for awards under those plans consistent with the method of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation", the Company's net loss and loss per share for the years ended December 31, 1996, 1997 and 1998 would have been as reflected in the pro forma amounts indicated below:

                                                           1996      1997      1998
                                                         --------   ------   --------
Net income (loss) before extraordinary item (in
  thousands)...........................................  $(14,512)  $1,319   $(57,708)
Loss per common share before extraordinary item........      (.21)    (.03)      (.49)
Net income (loss) (in thousands).......................   (31,542)  $1,319   $(57,708)
Loss per common share..................................      (.40)    (.03)      (.49)

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

     ESOP/401K. Kelley Oil established the ESOP effective January 1, 1984 for the benefit of substantially all of its employees. No ESOP contributions were made in 1996. Effective September 1, 1996, the ESOP was amended to include a 401(k) feature whereby the Company is obligated to make matching contributions up to 6% of each employee's salary. The plan also provides for additional discretionary contributions. For 1996, 1997 and 1998, the Company made matching contributions totaling $0.1 million, $0.2 million and $0.3 million, respectively.

NOTE 7 -- INCOME TAXES

     The following table sets forth a reconciliation of the statutory federal income tax for the years ended December 31, 1996, 1997 and 1998:

                                                          1996      1997       1998
                                                        --------   -------   --------
                                                               (IN THOUSANDS)
Income (loss) before income taxes.....................  $(28,964)  $ 1,951   $(57,007)
                                                        --------   -------   --------
Income tax expense (benefit) computed at statutory
  rates...............................................    (9,848)      663    (19,382)
  Increase in valuation allowance.....................    16,322       301     16,272
  Adjustment to net operating loss carryforward and
     other............................................    (7,209)   (1,459)     2,463
Permanent differences:
  Nondeductible expenses..............................       735       708        700
  Other -- net........................................        --      (213)       (53)
                                                        --------   -------   --------
          Tax expense (benefit).......................  $     --   $    --   $     --
                                                        ========   =======   ========

     No federal income taxes were paid for the years ended December 31, 1996, 1997 and 1998.

     The Company's deferred tax position reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting. Significant components of the deferred tax liabilities and assets are as follows:

                                                      1996        1997        1998
                                                    ---------   ---------   ---------
                                                             (IN THOUSANDS)
Deferred tax liabilities:
  Tax over book depletion, depreciation and
     capitalization methods on oil and gas
     properties...................................  $      --   $      --   $      --
Deferred tax assets:
  Book over tax depletion, depreciation and
     capitalization methods on oil and gas
     properties...................................     42,696      32,210      43,730
  Net operating loss carryforwards................     62,179      72,992      77,741
  Charitable contribution carryforwards...........         78          52          54
  Alternative minimum tax credit carryforwards....         21          21          21
  Valuation allowance.............................   (104,974)   (105,275)   (121,546)
                                                    ---------   ---------   ---------
          Total deferred tax assets...............         --          --          --
                                                    ---------   ---------   ---------
          Net deferred tax liability..............  $      --   $      --   $      --
                                                    =========   =========   =========

     Net Operating Loss Carryforwards and Alternative Minimum Tax Credits. As of December 31, 1998, the Company had cumulative net operating loss carryforwards ("NOL") for federal income tax purposes of approximately $228 million, which expire in 2000 through 2018, and net operating loss carryforwards for alternative minimum tax purposes of approximately $218 million, which expire in 2008 through 2018. Due to previous ownership changes, future utilization of the net operating loss carry forwards will be limited by Internal Revenue Code section 382.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

NOTE 8 -- RELATED PARTY TRANSACTIONS

     The 1994 DDP. In February 1994, the 1994 DDP completed a public offering of
20.9 million units of its limited and general partner interests at $3.00 per unit. As of December 31, 1998, the Company owned 19.2 million units (91.9%) in the 1994 DDP, together with its 3.94% general partner interest.

     The 1994 DDP's partnership agreement provides that any contributions of the partners not used or committed to be used for drilling activities during the two-year period from the commencement of operations through February 29, 1996 (the "Commitment Period") shall be distributed to the partners on a pro rata basis as a return of capital. In 1997, Kelley Oil reduced the estimate for Committed Expenditures to $58.0 million based on the amount of committed capital actually used and committed or allocated to drilling activities by the end of the Commitment Period. In accordance with the 1994 DDP's partnership agreement, the 1994 DDP distributed the Outside Share of uncommitted capital to its unitholders other than Kelley Oil aggregating $0.3 million in March 1996 and $0.1 million in July 1997.

     The 1992 DDP. During November 1992, the 1992 DDP completed a public offering of 16.0 million units of limited and general partner interests at $3.00 per unit. As of December 31, 1998, Kelley Oil owned 13.4 million units (83.7%) in the 1992 DDP, together with its 3.94% general partner interest. As of December 31, 1998, the 1992 DDP was indebted to Kelley Oil for loans aggregating $2.5 million ($0.4 million, net of intercompany eliminations). The Company recorded interest income on this indebtedness of $45,000 in 1998, net of intercompany eliminations.

     Reimbursements from Affiliated Programs. The Company is reimbursed for administrative and overhead expenses incurred in connection with the management and administration of each of these affiliated programs. Such amounts, net of intercompany eliminations, aggregated $0.2 million, $0.1 million and $21,000 in 1996, 1997 and 1998, respectively.

     Interest on DDP Commitments. During 1996, 1997 and 1998, the Company paid or accrued interest at a market rate in the amounts, net of intercompany elimination, of $91,000, $11,000 and zero, respectively, on deferred subscription commitments to DDPs.

     Advisory Fees. In connection with the Contour Transaction, the Company entered into an agreement (the "Advisory Agreement") with Bessemer Partners & Co. ("BPCO"), an affiliate of Bessemer, providing for the engagement of BPCO to provide the Company with financial advisory services. Under the Advisory Agreement, BPCO has assisted the Company in arranging a new credit facility and negotiating the related agreements and is assisting the Company in restructuring its current capital structure. For its services under the Advisory Agreement, BPCO received an advisory fee of $2.0 million at the closing of the Contour Transaction and $500,000 in each of December 1996, 1997 and 1998, and will receive an additional $500,000 in each December of 1999, 2000 and 2001. In addition, BPCO is entitled to reimbursement of expenses incurred in connection with rendering advisory services. The Company also has agreed to indemnify BPCO and its affiliates against certain liabilities under the Advisory Agreement.

NOTE 9 -- COMMITMENTS AND CONTINGENCIES

     Significant Customers. Substantially all of the Company's receivables are due from a limited number of natural gas transmission companies and other gas purchasers. During 1998, natural gas sales to three purchasers accounted for 48%, 22% and 18% of the Company's total sales. To date, this concentration has not had a material adverse effect on the consolidated financial condition of the Company.

     Litigation. As previously disclosed, following Kelley Oil's announcement of the initial proposal for the Consolidation in August 1994, four separate lawsuits were filed against Kelley Oil and its directors relating to the Consolidation. In November 1994, Kelley Oil entered into a memorandum of understanding with the plaintiffs in three of the lawsuits, providing for a proposed settlement based on a revised Consolidation

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES proposal negotiated by a special committee of Kelley Oil's non-management directors and the settling plaintiffs. A stipulation and agreement of compromise, settlement and release reflecting the terms of the proposed settlement was filed in the United States District Court for the Southern District of Texas on November 23, 1994. At a hearing held on the same date, the court approved the Consolidation of all four lawsuits and the certification of a Unitholder class requested by the settling parties. On March 3, 1995, following a hearing on the fairness of the settlement, the court entered a final order approving the settlement, dismissing the consolidated lawsuits with prejudice and reducing the award of attorneys' fees and disbursements contemplated by the stipulation to $1.5 million, plus interest from March 3, 1995 through the payment date. On April 29, 1997, the U.S. Court of Appeals for the Fifth Circuit affirmed the final judgement and order of the District Court. On August 4, 1997, the Company made a cash payment of $1.7 million which included $0.2 million of interest.

     The Company is involved in various claims and lawsuits incidental to its business. In the opinion of management, the ultimate liability thereunder, if any, will not have a material effect on the financial statements of the Company.

     Restructuring Expenses. In 1996, the Company incurred restructuring expenses of $4.3 million associated primarily with staff reductions, related severance settlements and reorganization costs. Accrued expenses on the balance sheet include $0.9 million and $0.2 million at December 31, 1997 and 1998, respectively, related to the unpaid portion of these charges.

     Leases. The Company leases office space and equipment under operating leases with options to renew. Rental expenses related to these leases for the years ended December 31, 1996, 1997 and 1998 were $1.3 million, $0.8 million and $0.6 million, respectively. For the balance of the lease terms, minimum rentals are as follows:

                                                         (IN THOUSANDS)
1999...................................................      $  667
2000...................................................         636
2001...................................................         341
2002...................................................          39
2003...................................................           7
                                                             ------
          Total........................................      $1,690
                                                             ======

     The terms of the Company's office space lease provide that the Company may terminate its rental obligation upon six months notice and incurring a maximum obligation of $0.2 million.

NOTE 10 -- HEDGING ACTIVITIES

     The Company periodically uses forward sales contracts, natural gas price swap agreements, natural gas basis swap agreements and options to reduce exposure to downward price fluctuations on its natural gas production. The Company does not engage in speculative transactions. During 1998, the Company used price and basis swap agreements. Price swap agreements generally provide for the Company to receive or make counterparty payments on the differential between a fixed price and a variable indexed price for natural gas. Basis swap agreements generally provide for the Company to receive or make counterparty payments on the differential between a variable indexed price and the price it receives from the sale of natural gas production, and are used to hedge against unfavorable price movements in the relationship between such variable indexed price and the price received for such production. Gains and losses realized by the Company from hedging activities are included in oil and gas revenues and average sales prices in the period that the related production is sold. The Company's hedging activities also cover the oil and gas production attributable to the interest in such production of the public unitholders in its subsidiary partnerships.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

     Through natural gas price swap agreements, the Company hedged approximately 49% of its natural gas production for 1998 at an average NYMEX quoted price of $2.31 per Mmbtu before transaction and transportation costs. As of December 31, 1998, 5,400,000 Mmbtu's of natural gas production for 1999 has been hedged by natural gas price swap agreements at an average NYMEX quoted price of $2.36 per Mmbtu before transaction and transportation costs. Additional hedging activities since December 31, 1998 have increased the volumes hedged in 1999 to 10,720,000 Mmbtu of natural gas at an average NYMEX quoted price of $2.15 per Mmbtu before transaction and transportation costs. As of December 31, 1998, 16,380,000 Mmbtu's of natural gas production for 1999 has been hedged by natural gas basis swap agreements. Hedging activities increased revenues by approximately $3.5 million in 1998 as compared to estimated revenues had no hedging activities been conducted. At December 31, 1998, the unrealized gain on the Company's existing hedging instruments for future production months in 1999 approximated $2.5 million.

     The credit risk exposure from counterparty nonperformance on natural gas forward sales contracts and derivative financial instruments is generally the amount of unrealized gains under the contracts. The Company has not experienced counterparty nonperformance on these agreements and does not anticipate any in future periods.

NOTE 11 -- GUARANTOR FINANCIAL STATEMENTS

     Kelley Oil Corporation, a wholly-owned subsidiary of the Company and Kelley Operating Company Ltd., an indirect wholly-owned partnership of the Company are guarantors of the Company's Series B and Series D 10 3/8% Senior Subordinated Notes due 2006. The following guarantor consolidating condensed financial statements present:

          1. Consolidating condensed balance sheets as of December 31, 1997 and 1998, consolidating condensed statements of income (loss) for each of the years ended December 31, 1996, 1997 and 1998 and consolidating condensed statements of cash flows for each of the years ended December 31, 1996, 1997 and 1998.

          2. Kelley Oil & Gas Corporation (the "Parent"), combined Guarantor Subsidiaries and combined Non-Guarantor Subsidiaries, all with their investments in subsidiaries accounted for using the equity method.

          3. Elimination entries necessary to consolidate the Parent and all of its subsidiaries.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATING CONDENSED BALANCE SHEET
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                 COMBINED       COMBINED
                                                GUARANTOR     NON-GUARANTOR
                                     PARENT    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                    --------   ------------   -------------   ------------   ------------
ASSETS:
  Current assets..................  $427,445    $ 212,780        $18,926       $(632,293)      $ 26,858
  Property and equipment, net.....        --      276,744         17,698            (829)       293,613
  Other non-current assets, net...  (141,957)      24,418             --         119,670          2,131
                                    --------    ---------        -------       ---------       --------
          Total assets............  $285,488    $ 513,942        $36,624       $(513,452)      $322,602
                                    ========    =========        =======       =========       ========
LIABILITIES AND STOCKHOLDERS'
  DEFICIT:
  Current liabilities.............  $  4,926    $ 657,128        $12,279       $(632,293)      $ 42,040
  Long term debt..................   286,183           --             --              --        286,183
  Stockholders' deficit...........    (5,621)    (143,186)        24,345         118,841         (5,621)
                                    --------    ---------        -------       ---------       --------
          Total liabilities and
            stockholders'
            deficit...............  $285,488    $ 513,942        $36,624       $(513,452)      $322,602
                                    ========    =========        =======       =========       ========

                     CONSOLIDATING CONDENSED BALANCE SHEET
                               DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                 COMBINED       COMBINED
                                                GUARANTOR     NON-GUARANTOR
                                     PARENT    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                    --------   ------------   -------------   ------------   ------------
ASSETS:
  Current assets..................  $424,609    $ 212,946        $10,859       $(620,163)      $ 28,251
  Property and equipment, net.....        --      243,927         14,008          (1,480)       256,455
  Other non-current assets, net...  (165,642)      18,611             --         148,522          1,491
                                    --------    ---------        -------       ---------       --------
          Total assets............  $258,967    $ 475,484        $24,867       $(473,121)      $286,197
                                    ========    =========        =======       =========       ========
LIABILITIES AND STOCKHOLDERS'
  DEFICIT:
  Current liabilities.............  $ 38,406    $ 641,113        $ 6,281       $(620,164)      $ 65,636
  Long term debt..................   287,500           --             --              --        287,500
  Stockholders' deficit...........   (66,939)    (165,629)        18,586         147,043        (66,939)
                                    --------    ---------        -------       ---------       --------
          Total liabilities and
            stockholders'
            deficit...............  $258,967    $ 475,484        $24,867       $(473,121)      $286,197
                                    ========    =========        =======       =========       ========

              CONSOLIDATING CONDENSED STATEMENTS OF INCOME (LOSS)
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                 COMBINED       COMBINED
                                                GUARANTOR     NON-GUARANTOR
                                     PARENT    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                    --------   ------------   -------------   ------------   ------------
Revenues..........................  $     --     $ 39,248       $ 24,784        $ (1,749)      $ 62,283
Costs and expenses................   (22,397)     (39,293)       (13,150)            623        (74,217)
Equity in earnings of
  subsidiaries....................    10,463       11,634             --         (22,097)            --
Extraordinary item................   (17,030)          --             --              --        (17,030)
                                    --------     --------       --------        --------       --------
          Net income (loss).......  $(28,964)    $ 11,589       $ 11,634        $(23,223)      $(28,964)
                                    ========     ========       ========        ========       ========

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

              CONSOLIDATING CONDENSED STATEMENTS OF INCOME (LOSS)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                 COMBINED       COMBINED
                                                GUARANTOR     NON-GUARANTOR
                                     PARENT    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                    --------   ------------   -------------   ------------   ------------
Revenues..........................  $      8     $ 57,064       $ 19,508        $   (442)      $ 76,138
Costs and expenses................   (27,196)     (36,975)       (10,329)            313        (74,187)
Equity in earnings of
  subsidiaries....................    29,139        9,179             --         (38,318)            --
                                    --------     --------       --------        --------       --------
          Net income (loss).......  $  1,951     $ 29,268       $  9,179        $(38,447)      $  1,951
                                    ========     ========       ========        ========       ========

              CONSOLIDATING CONDENSED STATEMENTS OF INCOME (LOSS)
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                 COMBINED       COMBINED
                                                GUARANTOR     NON-GUARANTOR
                                     PARENT    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                    --------   ------------   -------------   ------------   ------------
Revenues..........................  $    (18)    $ 69,958        $ 9,715        $    --       $  79,655
Costs and expenses................   (33,893)     (94,457)        (7,742)          (570)       (136,662)
Equity in earnings of
  subsidiaries....................   (23,096)       1,973             --         21,123              --
                                    --------     --------        -------        -------       ---------
          Net income (loss).......  $(57,007)    $(22,526)       $ 1,973        $20,553       $ (57,007)
                                    ========     ========        =======        =======       =========

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

                CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                 COMBINED       COMBINED
                                                GUARANTOR     NON-GUARANTOR
                                    PARENT     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                   ---------   ------------   -------------   ------------   ------------
OPERATING ACTIVITIES:
  Net income (loss)..............  $ (28,964)    $ 11,589       $ 11,634        $(23,223)     $ (28,964)
  Non-cash income (loss)
     adjustments.................     10,133       12,280          6,542          23,223         52,178
  Changes in operating assets and
     liabilities.................    (31,460)      26,767         (9,259)             --        (13,952)
                                   ---------     --------       --------        --------      ---------
          Net cash provided by
            (used in) operating
            activities...........    (50,291)      50,636          8,917              --          9,262
                                   ---------     --------       --------        --------      ---------
INVESTING ACTIVITIES:
  Capital expenditures...........         --      (35,203)       (12,398)             --        (47,601)
  Acquisition of oil and gas
     properties..................         --      (11,594)            --              --        (11,594)
  Proceeds from sale of
     properties..................         --        3,811          1,992              --          5,803
                                   ---------     --------       --------        --------      ---------
          Net cash used in
            investing
            activities...........         --      (42,986)       (10,406)             --        (53,392)
                                   ---------     --------       --------        --------      ---------
FINANCING ACTIVITIES:
  Net payments on long term
     borrowings..................         --       (8,500)            --              --         (8,500)
  Proceeds from sale of notes,
     net.........................    120,938           --             --              --        120,938
  Debenture conversion costs.....     (1,100)          --             --              --         (1,100)
  Proceeds from sale of common
     stock, net..................     43,998           --             --              --         43,998
  Retirement of senior notes.....   (113,488)          --             --              --       (113,488)
                                   ---------     --------       --------        --------      ---------
          Net cash provided by
            (used in) financing
            activities...........     50,348       (8,500)            --              --         41,848
                                   ---------     --------       --------        --------      ---------
Increase (decrease) in cash and
  cash equivalents...............         57         (850)        (1,489)             --         (2,282)
Cash and cash equivalents,
  beginning of period............          1        3,654          2,697              --          6,352
                                   ---------     --------       --------        --------      ---------
Cash and cash equivalents, end of
  period.........................  $      58     $  2,804       $  1,208        $     --      $   4,070
                                   =========     ========       ========        ========      =========

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

                CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                 COMBINED       COMBINED
                                                GUARANTOR     NON-GUARANTOR
                                    PARENT     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                   ---------   ------------   -------------   ------------   ------------
OPERATING ACTIVITIES:
  Net income.....................  $   1,951    $  29,268       $  9,179        $(38,447)     $   1,951
  Non-cash income (loss)
     adjustments.................    (24,842)      16,880          5,098          38,447         35,583
  Changes in operating assets and
     liabilities.................    (97,813)     105,584         (5,701)             --          2,070
                                   ---------    ---------       --------        --------      ---------
          Net cash provided by
            (used in) operating
            activities...........   (120,704)     151,732          8,576              --         39,604
                                   ---------    ---------       --------        --------      ---------
INVESTING ACTIVITIES:
  Capital expenditures...........         --      (51,592)        (1,548)             --        (53,140)
  Acquisition of oil and gas
     properties..................         --     (111,135)            --              --       (111,135)
  Capital contributed to
     partnerships................         --       (5,819)            --           5,819             --
  Distributions from
     partnerships................         --       14,014             --         (14,014)            --
                                   ---------    ---------       --------        --------      ---------
          Net cash used in
            investing
            activities...........         --     (154,532)        (1,548)         (8,195)      (164,275)
                                   ---------    ---------       --------        --------      ---------
FINANCING ACTIVITIES:
  Net proceeds on long term
     borrowings..................     97,800           --             --              --         97,800
  Proceeds from sale of common
     stock, net..................     27,545           --             --              --         27,545
  Distributions to partners......         --           --        (14,014)         14,014             --
  Capital contributed by
     partners....................         --           --          5,819          (5,819)            --
  Dividends on preferred stock...     (4,582)          --             --              --         (4,582)
                                   ---------    ---------       --------        --------      ---------
          Net cash provided by
            (used in) financing
            activities...........    120,763           --         (8,195)          8,195        120,763
                                   ---------    ---------       --------        --------      ---------
Increase (decrease) in cash and
  cash equivalents...............         59       (2,800)        (1,167)             --         (3,908)
Cash and cash equivalents,
  beginning of period............         58        2,804          1,208              --          4,070
                                   ---------    ---------       --------        --------      ---------
Cash and cash equivalents, end of
  period.........................  $     117    $       4       $     41        $     --      $     162
                                   =========    =========       ========        ========      =========

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

                CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                     COMBINED        COMBINED
                                                     GUARANTOR     NON-GUARANTOR
                                        PARENT     SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                       ---------   -------------   -------------   ------------   ------------
OPERATING ACTIVITIES:
  Net income (loss)..................  $ (57,007)    $(22,526)        $ 1,973        $ 20,553      $ (57,007)
  Non-cash income (loss)
     adjustments.....................     28,109       70,144           3,687         (20,553)        81,387
  Changes in operating assets and
     liabilities.....................      3,869       (7,976)          2,029              --         (2,078)
                                       ---------     --------         -------        --------      ---------
          Net cash provided by (used
            in) operating
            activities...............    (25,029)      39,642           7,689              --         22,302
                                       ---------     --------         -------        --------      ---------
INVESTING ACTIVITIES:
  Capital expenditures...............         --      (56,579)             --              --        (56,579)
  Proceeds from sale of property.....         --       17,363              --              --         17,363
  Distributions from partnerships....         --        7,730              --          (7,730)            --
                                       ---------     --------         -------        --------      ---------
          Net cash used in investing
            activities...............         --      (31,486)             --          (7,730)       (39,216)
                                       ---------     --------         -------        --------      ---------
FINANCING ACTIVITIES:
  Payments on long term borrowings...   (118,900)          --              --              --       (118,900)
  Net proceeds on long term
     borrowings......................    119,100           --              --              --        119,100
  Redemption on subordinated notes...       (228)          --              --              --           (228)
  Proceeds from sale of common
     stock...........................        273           --              --              --            273
  Proceeds from conversion of
     preferred.......................         (2)          --              --              --             (2)
  Proceeds from sale of common stock,
     net.............................     29,526           --              --              --         29,526
  Distributions to partners..........         --           --          (7,730)          7,730             --
  Dividends on preferred stock.......     (4,582)          --              --              --         (4,582)
                                       ---------     --------         -------        --------      ---------
          Net cash provided by (used
            in) financing
            activities...............     25,187           --          (7,730)          7,730         25,187
                                       ---------     --------         -------        --------      ---------
Increase (decrease) in cash and cash
  equivalents........................        158        8,156             (41)             --          8,273
Cash and cash equivalents, beginning
  of period..........................        117            4              41              --            162
                                       ---------     --------         -------        --------      ---------
Cash and cash equivalents, end
  of period..........................  $     275     $  8,160         $    --        $     --      $   8,435
                                       =========     ========         =======        ========      =========

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

NOTE 12 -- SUPPLEMENTARY FINANCIAL AND OPERATING INFORMATION ON OIL AND GAS
           EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED)

     This footnote provides unaudited information required by Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities".

     Capitalized Costs. Capitalized costs and accumulated depreciation, depletion and amortization relating to the Company's oil and gas producing activities, all of which are conducted within the continental United States, are summarized below.

                                                         YEAR ENDED DECEMBER 31,
                                                    ---------------------------------
                                                      1996        1997        1998
                                                    ---------   ---------   ---------
                                                             (IN THOUSANDS)
Unevaluated properties............................  $  12,521   $  49,854   $  38,293
Properties subject to amortization................    338,794     463,263     496,686
                                                    ---------   ---------   ---------
Capitalized costs.................................    351,315     513,117     534,979
Accumulated depreciation, depletion and
  amortization....................................   (194,367)   (221,729)   (280,640)
                                                    ---------   ---------   ---------
Net capitalized costs.............................  $ 156,948   $ 291,388   $ 254,339
                                                    =========   =========   =========

     Costs Incurred. Costs incurred in oil and gas property acquisition, exploration and development activities are summarized below.

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                          1996       1997      1998
                                                         -------   --------   -------
                                                                (IN THOUSANDS)
Property acquisition costs:
  Proved...............................................  $11,594   $ 73,190   $ 2,338
  Unproved(1)..........................................    2,160     40,997     1,405
Exploration costs......................................    5,438      9,525    25,414
Development costs......................................   41,790     40,713    27,875
                                                         -------   --------   -------
          Total costs incurred.........................  $60,982   $164,425   $57,032
                                                         =======   ========   =======

---------------

(1) Includes $40 million in unproved assets acquired from SPR on December 1, 1997.

     Reserves. The following table summarizes the Company's net ownership interests in estimated quantities of proved oil and gas reserves and changes in net proved reserves, all of which are located in the continental United States, for the years ended December 31, 1996, 1997 and 1998. Reserves estimates contained below

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES were prepared by H.J. Gruy & Associates, Inc. ("Gruy"), independent petroleum engineers. See "Risk Factors -- Uncertainties in Estimating Reserves and Future Net Cash Flows" in the Offer to Purchase.

                                                OIL, CONDENSATE
                                            AND NATURAL GAS LIQUIDS            NATURAL GAS
                                                    (MBBLS)                      (MMCF)
                                            ------------------------   ---------------------------
                                             1996     1997     1998     1996      1997      1998
                                            ------   ------   ------   -------   -------   -------
Proved developed and undeveloped reserves:
  Beginning of year.......................  1,387    1,466    2,953    196,273   297,634   354,867
  Revisions of previous estimates.........    (89)     106      (79)   (30,519)   21,831   (31,674)
  Purchases of reserves in place..........     57    1,351       --     30,844    51,712        --
  Extensions and discoveries..............    477      256    3,082    128,692    13,892     9,512
  Sale of reserves in place...............   (134)      --     (287)    (4,190)       --   (13,589)
  Production..............................   (232)    (226)    (375)   (23,466)  (30,202)  (35,557)
                                            -----    -----    -----    -------   -------   -------
  End of year.............................  1,466    2,953    5,294    297,634   354,867   283,559
                                            =====    =====    =====    =======   =======   =======
Proved developed reserves at end of
  year....................................    977    2,432    1,981    173,465   257,800   188,824
                                            =====    =====    =====    =======   =======   =======

     Standardized Measure. The following table of the Standardized Measure of Discounted Future Net Cash Flows concerning the standardized measure of future cash flows from proved oil and gas reserves are presented in accordance with Statement of Financial Accounting Standards No. 69. As prescribed by this statement, the amounts shown are based on prices and costs at the end of each period, and assume continuation of existing economic conditions. Future income taxes are based on year-end statutory rates, adjusted for operating loss carryforwards and tax credits. A discount factor of 10% was used to reflect the timing of future net cash flow. Extensive judgments are involved in estimating the timing of production and the costs that will be incurred throughout the remaining lives of the fields. Accordingly, the estimates of future net cash flows from proved reserves and the present value thereof may not be materially correct when judged against actual subsequent results. Further, since prices and costs do not remain static, and no price or cost changes have been considered, and future production and development costs are estimates to be incurred in developing and producing the estimated proved oil and gas reserves, the results are not necessarily indicative of the fair market value of estimated proved reserves, and the results may not be comparable to estimates disclosed by other oil and gas producers.

                                                         YEAR ENDED DECEMBER 31,
                                                    ----------------------------------
                                                       1996        1997        1998
                                                    ----------   ---------   ---------
                                                              (IN THOUSANDS)
Future cash inflows...............................  $1,099,089   $ 930,357   $ 643,473
Future production costs...........................    (113,178)   (196,048)   (159,378)
Future development costs..........................     (81,932)   (106,123)    (93,321)
Future income tax expenses........................    (162,887)    (37,050)     (1,627)
                                                    ----------   ---------   ---------
  Future net cash flows...........................     741,092     591,136     389,147
10% annual discount for estimating timing of cash
  flows...........................................    (307,321)   (227,249)   (155,677)
                                                    ----------   ---------   ---------
  Standardized measure of discounted future net
     cash flows...................................  $  433,771   $ 363,887   $ 233,470
                                                    ==========   =========   =========

     The standardized measure of discounted future net cash flows as of December 31, 1996, 1997 and 1998 was calculated using prices in effect as of those dates, which averaged $25.18, $16.93 and $10.81, respectively, per barrel of oil and $3.66, $2.49 and $2.07, respectively, per Mcf of natural gas.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

     Change in Standardized Measure. Changes in standardized measure of future net cash flows relating to proved oil and gas reserves are summarized below.

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1996       1997        1998
                                                     --------   ---------   ---------
                                                              (IN THOUSANDS)
Changes due to current year operations:
  Sales of oil and gas, net of production costs....  $(48,307)  $ (62,080)  $ (57,940)
  Sale of reserves in place........................    (6,836)         --     (15,424)
  Extensions and discoveries.......................   192,174      21,945      20,097
  Purchases of reserves in place...................    11,594      91,034          --
  Future development costs incurred................    24,500      21,806       9,218
Changes due to revisions in standardized variables:
  Prices and production costs......................   159,292    (243,851)    (94,569)
  Revisions of previous quantity estimates.........   (50,594)     25,345     (29,853)
  Estimated future development costs...............     3,254     (17,413)    (29,240)
  Income taxes.....................................   (82,831)     69,489     (14,110)
  Accretion of discount............................    17,575      51,818      24,903
  Production rates (timing) and other..............    42,898     (27,977)     56,501
                                                     --------   ---------   ---------
          Net increase (decrease)..................   262,719     (69,884)   (130,417)
  Beginning of year................................   171,052     433,771     363,887
                                                     --------   ---------   ---------
          End of year..............................  $433,771   $ 363,887   $ 233,470
                                                     ========   =========   =========

     Sales of oil and gas, net of production costs, are based on historical pre-tax results. Extensions and discoveries, purchases of reserves in place and the changes due to revisions in standardized variables are reported on a pre-tax discounted basis, while the accretion of discount is presented after tax. Extensions and discoveries include proved undeveloped reserves attributable to Kelley Oil's interests in drill sites assigned to DDPs.

NOTE 13 -- QUARTERLY RESULTS (UNAUDITED)

                                                     1997                                        1998
                                   ----------------------------------------    ----------------------------------------
                                     1ST       2ND       3RD        4TH          1ST       2ND       3RD        4TH
                                   QUARTER   QUARTER   QUARTER   QUARTER(1)    QUARTER   QUARTER   QUARTER   QUARTER(2)
                                   -------   -------   -------   ----------    -------   -------   -------   ----------
Revenues.........................  $18,947   $16,178   $17,105    $23,634      $23,047   $21,162   $18,630    $ 16,311
Operating profit.................   7,368     4,892     6,121       8,367       3,245    (1,251)      (85)     (26,087)
Net income (loss)................   1,703    (1,248)       59       1,437      (4,823)   (9,433)   (8,411)     (34,340)
Basic and diluted income (loss)
  per common share...............  $ 0.01    $(0.02)   $(0.01)         --      $(0.05)   $(0.08)   $(0.08)    $  (0.28)

---------------

(1) Reflects the acquisition of SPR on December 1, 1997.
(2) Reflects non-cash impairment charges against the carrying value of proved and unproved oil and natural gas properties under SFAS 121 (see Note 2).

     Facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Securities and any other required documents should be sent or delivered by each Securityholder or his, her or its broker, dealer, commercial bank, trust company, or other nominee to the Depositary at its address set forth below.

                        The Depositary for the Offer is:

                  Norwest Bank Minnesota, National Association

       BY REGISTERED OR               BY HAND DELIVERY OR
        CERTIFIED MAIL:               OVERNIGHT COURIER:                  IN PERSON:

    Norwest Bank Minnesota          Norwest Bank Minnesota,         Norwest Bank Minnesota,
     National Association            National Association            National Association
  Corporate Trust Operations      Corporate Trust Operations         Northstar East Bldg.
         P.O. Box 1517                  Norwest Center                  608 2nd Ave. S.
  Minneapolis, MN 55480-1517          Sixth and Marquette                 12th Floor
                                  Minneapolis, MN 55479-0113       Corporate Trust Services
                                                                  Minneapolis, MN 55479-0113

                                 BY FACSIMILE:

                                 (612) 667-4927

                              CONFIRM BY TELEPHONE

                                 (612) 667-9764

     Additional copies of the Offer to Purchase, the Letter of Transmittal, or other tender offer materials may be obtained from the Information Agent and will be furnished at the Company's expense. Questions and requests for assistance may be directed to the Information Agent as set forth below. Holders may also contact their local broker, dealer, commercial bank, trust company, or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.
                          77 Water Street, 20th Floor
                            New York, New York 10005

                        BANKS AND BROKERS CALL COLLECT:
                                 (212) 269-5550

                                       or

                           ALL OTHERS CALL TOLL-FREE:
                                 (800) 488-8095